   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 15, 1999

                          Registration No. 333-86959

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM S-1/A

                               AMENDMENT NUMBER 1
                        REGISTRATION STATEMENT UNDER THE
                             SECURITIES ACT OF 1933

                                 eUNIVERSE, INC.
             (Exact Name of Registrant as Specified in Its Charter)



              NEVADA                              5735                       06-1556248
 (State or Other Jurisdiction of       (Primary Standard Industrial      (I.R.S. Employer
  Incorporation or Organization)         Classification Code Number)     Identification No.)

        101 NORTH PLAINS INDUSTRIAL ROAD, WALLINGFORD, CONNECTICUT 06492
                                 (203) 265-6412

  (Address and telephone number, including area code, of registrant's principal executive offices)

                                LELAND N. SILVAS
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                        101 NORTH PLAINS INDUSTRIAL ROAD
                         WALLINGFORD, CONNECTICUT 06492
                                 (203) 265-6412

(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:
                           CHRISTOPHER G. MARTIN, ESQ.
                         MARTIN, LOIS & GASPARRINI, LLC
                               1177 SUMMER STREET
                           STAMFORD, CONNECTICUT 06905
                                 (203) 324-4200

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: The securities being registered on this form are to be offered and sold from time to time after the effective date of the Registration Statement by the selling shareholders.

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------
   TITLE OF EACH CLASS         PROPOSED            MAXIMUM           PROPOSED MAXIMUM
   OF SECURITIES TO BE       AMOUNT TO BE       OFFERING PRICE      AGGREGATE OFFERING       AMOUNT OF
        REGISTERED            REGISTERED         PER SHARE(1)             PRICE          REGISTRATION FEE(1)
     Common Stock,
    $.001 par value           4,000,000            $6.00              $24,000,000             $6,672
----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------

(1) Fee calculated pursuant to Rule 457(c) based on the average of the bid and asked prices of the Common Stock as reported on the OTC Bulletin Board on September 7, 1999.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Commission, acting pursuant to such section 8(a), may determine.

PROSPECTUS
OCTOBER   , 1999

                                4,000,000 SHARES
                                 EUNIVERSE, INC.
                                  COMMON STOCK
                                ($.001 par value)

   This Prospectus relates to the offer and sale by certain stockholders (the "Selling Stockholders") of up to 4,000,000 shares (the "Shares") of the common stock, $.001 par value (the "Common Stock"), of eUniverse, Inc. ("eUniverse" or the "Company") issued or to be issued upon conversion of shares of eUniverse's Series A 6% Convertible Preferred Stock held by such Selling Stockholders. The Shares will be sold from time to time in transactions effected on the OTC Electronic Bulletin Board ("OTC") or any other securities exchange or market in which the shares are traded, in privately negotiated transactions, or in a combination of such methods of sale. Such methods of sale may be conducted at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Our stock is currently traded on the OTC under the trading symbol EUNI.

    The Selling Stockholders may effect such transactions directly, or indirectly through underwriters, broker-dealers or agents acting on their behalf, and in connection with such sales, such broker-dealers or agents may receive compensation in the form of commissions, concessions, allowances or discounts from the Selling Stockholders and/or the purchasers of the Shares for whom they may act as agent or to whom they sell Shares as principal or both (which commissions, concessions, allowances or discounts might be in excess of customary amounts thereof). To the extent required, the names of any agents, broker-dealers or underwriters and applicable commissions, concessions, allowances or discounts and any other required information with respect to any particular offer of the Shares by the Selling Stockholders, will be set forth in a supplement to this Prospectus (a "Prospectus Supplement"). Any statement contained in this Prospectus will be deemed to be modified or superseded by any inconsistent statement contained in any Prospectus Supplement delivered herewith. Unless this Prospectus is accompanied by a Prospectus Supplement stating otherwise, offers and sales may be made pursuant to this Prospectus only in ordinary broker's transactions made on the OTC Electronic Bulletin Board in transactions involving ordinary and customary brokerage commissions. See "SELLING SHAREHOLDERS" and "PLAN OF DISTRIBUTION."

    None of the proceeds from the sale of the Shares by the Selling Stockholders will be received by eUniverse, Inc. eUniverse has agreed to bear all expenses of registration of the Shares under federal or state securities laws.

    The Selling Stockholders and any underwriters, dealers or agents which participate in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any commission received by them and any profit realized on the resale of the Shares purchased by them may be deemed to constitute underwriting commissions, concessions, allowances or discounts under the Securities Act. See "PLAN OF DISTRIBUTION."

                 THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK.
                     SEE "RISK FACTORS" BEGINNING ON PAGE 6.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ADEQUACY OR THE ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                TABLE OF CONTENTS


SECTION                                                                                              PAGE
-------                                                                                              ----
SUMMARY ............................................................................................   5
RISK FACTORS........................................................................................   6
USE OF PROCEEDS.....................................................................................  11
DIVIDEND POLICY.....................................................................................  11
SELECTED FINANCIAL DATA.............................................................................  11
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
  OF OPERATIONS.....................................................................................  12
BUSINESS............................................................................................  18
   General Development of Business..................................................................  18
   Description of Business..........................................................................  19
   Domain Names, Patents and Trademarks.............................................................  21
   Operations and Technology........................................................................  22
   Year 2000 Readiness Disclosure...................................................................  23
   Sales and Marketing..............................................................................  24
   Employees........................................................................................  25
   Facilities.......................................................................................  25
   The Company's Strategy and Plans.................................................................  25
RECENT TRANSACTIONS.................................................................................  27
LEGAL PROCEEDINGS...................................................................................  27
MANAGEMENT..........................................................................................  28
PRINCIPAL SHAREHOLDERS..............................................................................  32
SELLING SHAREHOLDERS................................................................................  33
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS......................................................  33
PLAN OF DISTRIBUTION................................................................................  34
DESCRIPTION OF CAPITAL STOCK........................................................................  34
MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY
  AND RELATED STOCKHOLDE MATTERS....................................................................  35
SHARES ELIGIBLE FOR FUTURE SALE.....................................................................  35
LEGAL MATTERS.......................................................................................  37
EXPERTS.............................................................................................  37
SOURCES OF ADDITIONAL INFORMATION...................................................................  37
INDEX TO FINANCIAL STATEMENTS.......................................................................  37

You should rely only on the information contained in this Prospectus. We have not authorized any other person to provide you with different information. This Prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted. The information in this Prospectus is complete and accurate as of the date on the front cover, but the information may have changed since that date.

                                     SUMMARY

THE ITEMS IN THE FOLLOWING SUMMARY ARE DESCRIBED IN MORE DETAIL LATER IN THIS PROSPECTUS. THIS SUMMARY PROVIDES AN OVERVIEW OF SELECTED INFORMATION AND DOES NOT CONTAIN ALL THE INFORMATION YOU SHOULD CONSIDER. THEREFORE, YOU SHOULD ALSO READ THE MORE DETAILED INFORMATION SET OUT IN THIS PROSPECTUS, THE FINANCIAL STATEMENTS AND THE OTHER INFORMATION INCORPORATED BY REFERENCE INTO THIS PROSPECTUS. UNLESS OTHERWISE INDICATED, ALL REFERENCES IN THIS PROSPECTUS TO "eUniverse," "WE," "US" OR "OUR" ARE TO eUNIVERSE, INC. AND ALL OF ITS SUBSIDIARIES, UNLESS THE CONTEXT REQUIRES OTHERWISE.

    eUniverse, Inc. ("eUniverse" or the "Company") operates a network of entertainment-related Web sites focused on music, film and interactive entertainment. eUniverse's Web properties include CD Universe, an online retailer of music products and accessories; Video Universe, a pioneering online retailer of video cassettes, DVDs and laser discs; and Games Universe, an online retailer of single- and multiplayer games, with links to eUniverse subsidiaries -- Case's Ladder, which offers online ranking and tournament offerings for people who play games on the Internet; Gamer's Alliance, which owns a network of online gaming editorial Web sites; and The Big Network, which provides multiplayer classic games (e.g., chess, checkers, backgammon, spades).

    The Big Network, Inc. also provides a suite of multiplayer Java-based parlor games and a unique library of proprietary community-building software technologies, named LivePlace. LivePlace combines group browsing, chat, instant messaging and a host of other advanced features to introduce social interaction to the Web browsing and shopping experience. Additions to eUniverse's games will include other classic board and card games (e.g., Battleship, Hearts) and other online strategy, role-playing or action games. We do not offer and do not intend to offer online gambling or other activities associated with gambling. eUniverse's Web sites collectively attract an average of over 60 million monthly page views. eUniverse's revenues have grown rapidly, reaching over $9.2 million for the fiscal year ending March 31, 1999. eUniverse is a Nevada corporation with principal executive offices at 101 North Plains Industrial Road, Wallingford, Connecticut 06492, telephone number (203) 265-6412.

    Historically, we primarily have generated revenue from merchandise sales. We have implemented a program to generate advertising revenue through paid third-party advertising on eUniverse's Web sites. We also intend to diversify our retail offerings to include a greater selection of products, such as online downloads of content, clothing, sports items and accessories.

Music Entertainment

    The online store (www.cduniverse.com) of eUniverse's wholly owned subsidiary, CD Universe, Inc. ("CD Universe"), currently offers Internet customers a selection of over 240,000 individual CD titles as well as proprietary content and features. Recently, a Japanese version of the CD Universe Web site was established that markets and sells CDs and related products in Japan.

Filmed Entertainment

    eUniverse's Video Universe online store (www.videouniverse.com) offers Internet users a selection of over 40,000 movie titles in videocassette, DVD and laser disc formats.

Interactive Entertainment

    eUniverse's Games Universe site (www.gamesuniverse.com) sells interactive games and links users to eUniverse's online interactive gaming sites that include Case's Ladder (www.casesladder.com), an online portal to a variety of games that provides competitive rankings for online game players and allows game players to compete against one another in a variety of tournaments and leagues, Gamer's Alliance (www.gagames.net), one of the premier sites on the Web devoted to interactive PC games, and The Big Network (www.bignetwork.com), a site offering classic board and card games.

Expansion

    eUniverse intends to continue to leverage its online retailing expertise into other e-commerce areas by expanding its current product offerings through acquisitions of content-oriented Web sites with significant traffic and attractive demographics that cater to specific communities of interest in the music, video and games businesses.

    Concurrently with its acquisition strategy, eUniverse is actively adding to and improving upon the existing content and functionality of its Web sites.

                                  RISK FACTORS

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW BEFORE MAKING AN INVESTMENT DECISION. THE RISKS AND UNCERTAINTIES DESCRIBED BELOW ARE NOT THE ONLY ONES FACING OUR COMPANY. OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS COULD BE HARMED BY ANY OF THE FOLLOWING RISKS. THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE DUE TO ANY OF THE FOLLOWING RISKS, AND YOU MIGHT LOSE ALL OR PART OF YOUR INVESTMENT.

RISKS RELATED TO OUR BUSINESS

WE HAVE A LIMITED OPERATING HISTORY. Given that the Company's business, as currently operated, commenced in February 1999, we have a limited operating history upon which an evaluation of the Company and its prospects can be based. The Company has never made a profit in any fiscal quarter. Our prospects for financial success must be considered in light of the risks, expenses and difficulties frequently encountered by companies in new, unproven and rapidly evolving markets, such as the Internet market. To address these risks, the Company must, among other things, expand its customer base, respond effectively to competitive developments, continue to attract, retain and motivate qualified employees and continue to upgrade its technologies. There can be no assurance that the Company will be successful in addressing such risks. If the Company is not successful in further developing and expanding its music, video and interactive entertainment business, including sales of advertising on its Web sites and development of related business opportunities, its ability to achieve profitability may not be realized.

MAINTENANCE OF STRATEGIC PARTNERSHIPS; SUFFICIENCY OF NETWORK INFRASTRUCTURE. Although the Company's ability to generate additional revenue from Internet commerce may depend on increased site traffic, purchases and advertising that the Company expects to generate through strategic partnerships, there can be no assurance that its existing relationships will be maintained through their initial terms or that additional third-party partnerships will be available to the Company on acceptable commercial terms or at all. The inability to enter into new, and to maintain any one or more of its existing, strategic partnerships could result in decreased traffic to our web sites and have a material adverse effect on the Company's business, results of operations and financial condition. Even if we can maintain our strategic partnerships, there can be no assurance that our infrastructure of hardware and software will be sufficient to handle the potential increased traffic and sales volume from such partnerships.

NO ASSURANCES ON EXPANSION OF WEB PRESENCE. Although the Company's growth strategy includes plans for expansion into international markets, there can be no assurance that the Company will be able to successfully market, sell and distribute its products in international markets due to a variety of legal, contractual and practical considerations. In addition, there are risks inherent in doing business on a global level, such as unexpected changes in regulatory requirements, export restrictions, tariffs and other trade barriers, difficulties in staffing and managing foreign operations, difficulties in protecting intellectual property rights, longer payment cycles, problems in collecting accounts receivable, political instability, fluctuations in currency exchange rates and potentially adverse tax consequences which could adversely impact the Company's prospects for successful international operations. If such factors have a material adverse impact on the Company's ability to develop international operations, its business, results of operations and financial condition may likewise be adversely affected.

NO ASSURANCES ON ACQUISITION OF OTHER EXISTING WEB SITES. The Company's growth and future profitability may depend in part upon its ability to identify companies that are suitable acquisition candidates, to acquire those companies upon appropriate terms and to effectively integrate and expand their operations within its own infrastructure. There can be no assurance that the Company will be able to identify additional candidates that it deems suitable for acquisition or that the Company will be able to consummate desired acquisitions on favorable terms. Acquisitions involve a number of special risks, including the diversion of management's attention to the assimilation of the operations and personnel of the acquired companies, adverse short-term effects on the Company's operating results and the potential inability to integrate financial and management reporting systems. A significant portion of the Company's capital resources could be used for these acquisitions. Accordingly, the Company may require additional debt or equity financing for future acquisitions, which may not be available on terms favorable to the Company, if at all. Moreover, the Company may not be able to successfully integrate an acquired business into the Company's business or to operate an acquired business profitably. There can be no assurance that the Company will be able to integrate and expand the operations of acquired companies, without excessive costs, delays or other adverse developments.

RAPIDLY CHANGING TECHNOLOGY. To remain competitive, the Company must continue to enhance and improve the responsiveness, functionality and features of its websites and develop new features to meet customer needs. The Internet is characterized by rapid technological change, changes in user and customer requirements and preferences, frequent new product and service introductions and the emergence of new industry standards and practices that could render the Company's existing Web network and sites, technology and systems obsolete. The Company's success will depend, in part, on its ability to license leading technologies useful in its business, enhance its existing products and services, develop new products, services and technology that address the needs of its customers, and respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis. If the Company is unable to use new technologies effectively or adapt its Web sites, proprietary technology and transaction-processing systems to customer requirements or emerging industry standards, it would be materially adversely affected by the resulting decrease in traffic and revenues.

TRADEMARKS AND PROPRIETARY RIGHTS; UNLICENSED ARRANGEMENTS. The Company regards its trademarks, trade secrets and similar intellectual property as valuable to its business, and relies on trademark and copyright law, trade secret protection and confidentiality and/or license agreements with its employees, partners and others to protect its proprietary rights. There can be no assurance that the steps taken by the Company will be adequate to prevent misappropriation or infringement of its proprietary property.

The Company does not have any of its trademarks or service marks registered with the United States Patent and Trademark Office. While the Company is currently applying for registration of a number of its trademarks, there are no assurances that we will successfully prosecute our applications for these trademarks. See "BUSINESS--Domain Names, Patents, and Trademarks."

WE DEPEND ON KEY MEMBERS OF OUR MANAGEMENT TEAM. We depend on the continued service of our executive officers and key technical and marketing personnel, including, in particular, Brad D. Greenspan, our Chairman, and Leland N. Silvas, our President and Chief Executive Officer, Charles Beilman, our Chief Operating Officer, William R. Wagner, our Chief Financial Officer, James Haiduck, our Vice President of Sales, Stephen D. Sellers, our Vice President of Business Affairs and Business Development and John V. Hanke, our Vice President of Marketing and Site Integration. The Company has employment agreements with Messrs. Silvas, Beilman, Wagner, Haiduck, Sellers and Hanke. However, such employment agreements do not assure the services of such employees. Despite employment agreements and non-competition arrangements with these members of management, the Company's employees may voluntarily terminate their employment with the Company at any time. The Company's success also depends on its ability to attract and retain additional qualified employees. Competition for qualified personnel is intense and there are a limited number of persons with knowledge of and experience in commercial application of the Internet and retail sales of music and entertainment related products. There can be no assurance that the Company will be able to attract and retain highly qualified personnel to fill critical managerial and operational positions.
The loss of one or more key employees could have a material adverse effect on the Company.

FLUCTUATIONS IN FUTURE QUARTERLY AND LONG-TERM OPERATING RESULTS. The Company expects to experience fluctuations in future quarterly and long-term operating results that may be caused by a variety of factors, many of which are outside the Company's control. Factors that may affect the Company's quarterly operating results include, without limitation,

- the Company's ability to retain existing customers, attract new customers at a steady rate and maintain customer satisfaction,

- the announcement or introduction of new or enhanced web sites, products and strategic partnerships by the Company and its competitors,

-   the mix of products sold by the Company,

- seasonality of the recorded music industry (namely, the fact that sales of recorded music traditionally peak during the Christmas season),

-   seasonality of advertising sales,

-   Company promotions and sales programs,

-   price competition or higher recorded music prices in the industry,

- the level of use of the Internet and increasing consumer acceptance of the Internet for the purchase of consumer products such as those offered by the Company,

- the Company's ability to upgrade and develop its systems and infrastructure in a timely and effective manner,

- the amount and timing of operating costs and capital expenditures relating to expansion of the Company's business, operations and infrastructure and the implementation of marketing programs, key agreements and strategic partnerships, and general economic conditions and economic conditions specific to the Internet, on-line commerce, and the recorded music and prerecorded videocassette industries.

ORDER FULFILLMENT AND SOURCE OF SUPPLY. The Company currently accepts orders only over the Internet. Product orders received by CD Universe are accepted, verified, batched and electronically sent on a daily basis to Valley Media, Inc., of Woodland Hills, California ("Valley Media"), the Company's primary supplier. Shipments from Valley Media and other suppliers are received at the Company's fulfillment center in Wallingford, Connecticut. Employees break down bulk shipments into the individual orders to be sent to customers. This arrangement allows the Company to offer customers a wide variety of CD and video titles while maintaining virtually no inventory. It also reduces product returns by allowing the Company to only order products for which it has received orders. The Company typically fills over 80% of its orders by the next business day, and approximately 90% of its orders within one week. The Company believes that the speed of order fulfillment is an important factor to its customers, and accordingly has a significant impact on its ability to increase revenues from retail sales.

At the present time, Valley Media supplies approximately 90% of the music and video products and accessories sold by CD Universe. There can be no assurance that the Company will maintain that relationship or that it will be able to find an alternative supplier which will provide products and services on terms satisfactory to the Company should its relationship with Valley Media terminate. Therefore, an unanticipated termination of the Company's relationship with Valley Media, particularly during the fourth quarter of the calendar year in which a high percentage of recorded music and video product sales is made, could materially adversely affect the Company's results of operations for the quarter in which such termination occurred even if the Company was able to establish a relationship with an alternative supplier. To date, Valley Media has satisfied the Company's requirements on a timely basis. However, to the extent that Valley Media is unable to continue to satisfy the Company's increasing product requirements, such constraints may result in decreased revenue and have a material adverse effect on the Company's business, results of operations and financial condition.

INTENSE COMPETITION. The online commerce market is new, rapidly evolving and intensely competitive, and the Company expects that competition will further intensify in the future. Barriers to entry are minimal, and current and new competitors can launch new sites at a relatively low cost. With respect to recorded music sales, the Company currently competes with numerous Internet retailers, including music retail chains, record labels, independent retailers with Web sites on the Internet and online stores retailing music and video titles such as CDnow and Amazon.com. In addition, the Company competes with traditional music retailers, as well as megastores, mass merchandisers, consumer electronics stores and music clubs.

     The primary competitive factors in providing music, video and other entertainment products and services via the Internet are name recognition, variety of value-added services, ease of use, price, quality of service, availability of customer support and technical expertise. The Company's prospects for achieving its business objectives will depend heavily upon its ability to provide high quality, entertaining content, along with user-friendly Web site features and value-added Internet services. Other factors that will affect the Company's prospects for success include its ability to attract experienced and qualified personnel, particularly in the areas of management, sales and marketing, and Web site design. If the Company is unable to compete successfully in its retailing businesses, there will be a material adverse impact on its business, results of operations and financial condition due to decreased revenue. In addition, the competition for advertising revenues, both on Internet web sites and in more traditional media, is intense. If the Company fails to attract and retain significant sources of revenue from paid advertisements and sponsorships on its web sites, the Company's business, results of operations and financial condition will be materially adversely affected by such decreased revenue.

    Many of the Company's current and potential competitors in the area of online music, video and other entertainment retailing, such as CDNow.com and Amazon.com, have longer operating histories, significantly greater financial, technical and marketing resources, greater name recognition and larger existing customer bases than the Company. These competitors may be able to respond more quickly than the Company to new or emerging technologies and changes in the economy or the marketplace affecting the products and services that the Company offers. In addition, some of the Company's competitors can be expected to devote greater resources, both human and financial, to the development, promotion and sale of music, video and other entertainment products and services. Accordingly, there can be no assurance that the Company will be able to compete successfully and achieve its objectives with respect to growth in revenue and profit.

RISKS ASSOCIATED WITH THE YEAR 2000 ISSUE

    The Year 2000 issue (Y2K) is the result of computer programs written using two digits rather than four to define the applicable year. Any of the Company's computer and telecommunications programs that have date sensitive software may recognize a date using "00" as the year 1900 instead of 2000. This could result in system failure or miscalculations causing disruptions in operations, including the ability to process transactions, send invoices, or engage in similar normal business activities. The Company is in the process of determining whether its systems are Y2K compliant.

    eUniverse is currently conducting an analysis to determine the extent to which others have Year 2000 issues. This review includes examining the systems of vendors to the Company's subsidiaries. By way of example, CD Universe's major suppliers' systems include the systems of credit card processors, telecommunications providers, product distributors and companies with whom CD Universe has marketing agreements. CD Universe's primary distributor for music products, Valley Media, has indicated that it has begun its remediation efforts and expects to be in compliance before the Year 2000. CD Universe is currently unable to predict the extent to which the Year 2000 issue will affect Valley's suppliers, to the extent to which Valley would be vulnerable to its suppliers' failure to resolve any Year 2000 issues on a timely basis. The failure of a major supplier subject to the Year 2000 issue to convert its systems on a timely basis or a conversion that is incompatible with CD Universe's systems could have a material adverse effect on CD Universe to the extent that its customers are unable to receive the purchased products. In addition, most of the purchases from CD Universe's online store are made with credit cards, and our operations may be materially adversely affected to the extent customers are unable to use their credit cards due to Year 2000 issues that are not rectified by their credit card providers. See "BUSINESS--YEAR 2000 READINESS DISCLOSURE."

    eUniverse intends to actively work with and encourage its suppliers to minimize the risks of business disruptions resulting from Year 2000 issues and develop contingency plans where necessary. Such plans may include using alternative suppliers and establishing contingent supply arrangements.

RISKS RELATED TO THE INTERNET INDUSTRY

OUR FUTURE RESULTS DEPEND ON CONTINUED GROWTH IN THE USE OF THE INTERNET. Our market, users of the global computer network known as the Internet, is new and rapidly evolving. Our business could suffer if Internet usage does not continue to grow. Internet usage may be inhibited for a number of reasons, including:

  -     inadequate network infrastructure;

  -     security concerns;

  -     inconsistent quality of service;

  -     lack of availability of cost-effective and high-speed service; and

  -     changes in government regulation of the Internet.

If Internet usage grows, the Internet infrastructure might not be able to support the demands placed on it by this growth or its performance and reliability may decline. In addition, future outages and other interruptions occurring throughout the Internet could lead to decreased use of our network of Web sites and would therefore harm our business.

WE COULD BE SUED FOR INFORMATION RETRIEVED FROM THE INTERNET. Due to the fact that material may be downloaded from web sites and may be subsequently distributed to others, there is a potential that claims will be made against the Company pursuant to such legal theories as defamation, negligence, copyright or trademark infringement or other theories based on the nature and content of such material. Such claims have been brought, and sometimes successfully pressed, against on-line services in the past. In addition, we could be exposed to liability with respect to the material that may be accessible through our products and web sites, including claims asserting that, by providing hypertext links to web sites operated by third parties, we are liable for wrongful actions by those third parties through such web sites. Although the Company carries general liability insurance, such insurance may not cover potential claims of this type, or the level of coverage may not be adequate to fully protect the Company against all liability that may be imposed. Any costs or imposition of liability or legal defense expenses that are not covered by insurance or in excess of insurance coverage could reduce our working capital and have a material adverse effect on the Company's business, results of operations and financial condition. Also, the legal effectiveness of our terms and conditions of use is uncertain. We currently are not aware of any claims that can be expected to have a material adverse impact on our financial condition or our ability to conduct our business.

GOVERNMENT REGULATION AND LEGAL UNCERTAINTIES COULD ADD ADDITIONAL COSTS AND RISKS TO DOING BUSINESS ON THE INTERNET. There are currently few laws or regulations that specifically regulate communications or commerce on the Internet. However, laws and regulations may be adopted in the future that address issues such as user privacy, pricing, taxation and the characteristics and quality of products and services. For example, the Communications Decency Act of 1996 prohibits obscene and other unlawful information and content from being transmitted over the Internet. Several other nations have taken actions to restrict the free flow of material deemed to be objectionable on the Internet. On October 21, 1998, President Clinton signed the Internet Tax Freedom Act placing a three year moratorium, beginning October 1, 1998 through October 21, 2001, on Internet access taxes, multiple taxes on electronic commerce, and discriminatory taxes on electronic commerce. In addition, local telephone carriers have argued before the Federal Communications Commission ("FCC") that Internet service providers and online service providers should be required to pay fees for access to local telephone networks in a manner similar to long distance telephone carriers. Although the FCC has informally stated that it has no intention of assessing per-minute charges on Internet traffic or changing the way consumers obtain and pay for access to the Internet, if the efforts of the local telephone carriers are successful, costs for Internet access and usage could increase sharply. Moreover, it may take years to determine the extent to which existing laws relating to issues such as property ownership, libel, taxation and personal privacy are applicable to the Internet. Any new laws or regulations relating to access to or use of the Internet could harm our business.

REGULATION COULD REDUCE THE VALUE OF OUR DOMAIN NAMES. We own the Internet domain names "euniverse.com," "cduniverse.com", "videouniverse.com", "gamesuniverse.com", "casesladder.com" and "gagames.com" as well as numerous other domain names in the United States. National and international Internet regulatory bodies generally regulate the registration of domain names. The regulation of domain names in the United States and in other countries is subject to change. Regulatory bodies could establish additional top-level domains, appoint additional domain name registrars or modify the requirements for holding domain names. As a result, we might not acquire or maintain the "euniverse.com," "cduniverse.com", "videouniverse.com", "gamesuniverse.com", "casesladder.com", "gagames.com" or comparable domain names in all the countries in which we conduct business, which could harm our business. Furthermore, the relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights is unclear and still evolving. Therefore, we might be unable to prevent third parties from acquiring domain names that infringe or otherwise decrease the value of our trademarks and other proprietary rights. If this occurred, our business could suffer.

THE INTERNET INDUSTRY IS CHARACTERIZED BY RAPID TECHNOLOGICAL CHANGE. Rapid technological developments, evolving industry standards and user demands, and frequent new product introductions and enhancements characterize the market for Internet products and services. These market characteristics are exacerbated by the emerging nature of the market and the fact that many companies are expected to introduce new Internet products and services in the near future. Our future success will depend on our ability to continually improve our content offerings and services. In addition, the widespread adoption of developing multimedia-enabling technologies could require fundamental and costly changes in our technology and could fundamentally affect the nature, viability and measurability of Internet-based advertising, which could harm our business.

ONLINE SECURITY RISKS. The Company accepts credit cards, personal checks or money orders as payment for customer orders. The CD Universe web site enables customers to store their credit card information in a personal account, thereby avoiding the need to re-enter this information when making future purchases. Customers are offered several shipping options, including overnight delivery. The Company confirms each order by e-mail communication to the customer promptly after the order is placed, and subsequently confirms shipment of the order by e-mail. In addition, the CD Universe web site includes a feature which enables customers to check on the status of their order. Use of the Internet by consumers is at an early stage of development, and market acceptance of the Internet as a medium for commerce is still by no means certain. The Company's future success will depend on its ability to significantly increase revenues, which will require the development and widespread acceptance of the Internet as a medium for commerce, particularly as a channel of retail distribution. The Internet may not prove to be a viable commercial marketplace because of inadequate development of the necessary infrastructure, such as reliable network backbones, or complementary services, such as high-speed modems and security procedures for financial transactions. The viability of the Internet may prove uncertain due to delays in the development and adoption of new standards and protocols to handle increased levels of Internet activity or due to increased government regulation. If use of the Internet for the purposes envisioned by the Company does not continue to grow, or if the necessary Internet infrastructure is not further developed and maintained, the Company's business, results of operations and financial condition could be materially adversely affected due to decrease or loss of traffic.

    Despite the Company's implementation of network security measures, its infrastructure is potentially vulnerable to computer break-ins and similar disruptive problems caused by individuals with a variety of objectives. Consumer concern over Internet security has been, and could continue to be, an impediment to the expansion of commercial activities that require consumers to transmit their credit card information and other personal information over the Internet. In addition, computer viruses, break-ins or other security problems could lead to misappropriation of proprietary information and interruptions, delays or cessation in service to the Company's customers. Until more comprehensive and reliable security technologies are developed and implemented, the security and privacy concerns of existing and potential customers may inhibit the growth of the Internet as a merchandising medium.

RISKS RELATED TO THIS OFFERING

OUR STOCK PRICE COULD BE VOLATILE. Our Common Stock is currently traded on the OTC Bulletin Board. We cannot predict the extent to which investor interest in our Company will develop in the trading market or how liquid any trading market might become. The stock market has experienced extreme price and volume fluctuations and the market prices of securities of technology companies, particularly Internet-related companies, have been highly volatile. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against such a company. Such litigation could result in substantial costs and a diversion of our management's attention and resources.

OUR STOCK OWNERSHIP WILL BE CONCENTRATED IN A SMALL NUMBER OF PEOPLE. As of September 8, 1999, the present directors, executive officers, greater than 5% shareholders and their affiliates beneficially owned approximately 66% of our outstanding Common Stock. As of September 8, 1999, Brad D. Greenspan beneficially owned approximately 45% of our outstanding Common Stock. As a result of his beneficial ownership, Mr. Greenspan, acting alone or with others, will be able to control all matters requiring stockholder approval, including the election of directors and approval of significant transactions. This concentration of ownership may also have the effect of delaying or preventing a change in control of the Company. See "PRINCIPAL SHAREHOLDERS."

SHARES ELIGIBLE FOR PUBLIC SALE AFTER THIS OFFERING COULD IMPACT OUR STOCK PRICE. As of August 31, 1999, approximately 13,806,000 shares of our Common Stock are restricted shares that may be sold only in the event that such shares are registered, or exempted from registration, under the Securities Act. Although a large number of our Common Stock is restricted, these shares may be available for resale in the near future under Rule 144 or the filing of a registration statement. See "SHARES ELIGIBLE FOR FUTURE SALE."

HOLDERS OF COMMON STOCK WILL INCUR SUBSTANTIAL DILUTION. We currently have outstanding 1,795,024 shares of Preferred Stock with a liquidation preference of $3.60 per share, which increases at a rate of 6% per annum. Each share of Preferred Stock may be converted to Common Stock at an initial rate of one share of Common Stock for each $3.60 of liquidation preference. If the Common Stock's market price at the time of conversion is less than $3.60 per share, the conversion rate is determined by reference to such lower price. Because of the variable conversion rate and the 6% accretion factor, the Preferred Stock may be converted into more than, and potentially substantially more than, 1,795,024 shares of Common Stock. Accordingly, conversion of the Preferred Stock will have a dilutive effect on holders of Common Stock. See "DESCRIPTION OF SECURITIES -- PREFERRED STOCK".



THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES AND ADDRESS, AMONG OTHER THINGS, THE COMPANY'S BUSINESS STRATEGY, PROJECTED CAPITAL EXPENDITURES, LIQUIDITY, POSSIBLE BUSINESS RELATIONSHIPS, AND POSSIBLE EFFECTS OF CHANGES IN GOVERNMENT REGULATION. THESE STATEMENTS MAY BE FOUND UNDER "SUMMARY," "RISK FACTORS," "MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS," AND "BUSINESS" AS WELL AS
IN THE PROSPECTUS GENERALLY. THESE STATEMENTS RELATE TO OUR FUTURE PLANS, OBJECTIVES, EXPECTATIONS AND INTENTIONS. THESE STATEMENTS MAY BE IDENTIFIED BY THE USE OF WORDS SUCH AS "EXPECTS," "ANTICIPATES," "INTENDS," "PLANS," AND SIMILAR EXPRESSIONS. ACTUAL EVENTS OR RESULTS MAY DIFFER MATERIALLY FROM THOSE DISCUSSED IN FORWARD-LOOKING STATEMENTS AS A RESULT OF VARIOUS FACTORS, INCLUDING THOSE FACTORS DISCUSSED ABOVE AND SET FORTH IN THIS PROSPECTUS GENERALLY.

                                 USE OF PROCEEDS

    The Company will not receive any portion of the proceeds from the sale of shares of Common Stock by the Selling Stockholders under this Prospectus.

                                 DIVIDEND POLICY

    We have not in the past paid any dividends on our equity securities and anticipate that we will retain any future earnings for use in the expansion and operation of our business. We do not anticipate paying any cash dividends in the foreseeable future. Any determination to pay dividends in the future will be at the discretion of our Board of Directors and will depend upon our financial condition, results of operations, working capital requirements and other factors the Board of Directors deems relevant.




                             SELECTED FINANCIAL DATA

     The following selected financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements appearing elsewhere in this Prospectus. The following selected financial data are derived from the audited financial statements of CD Universe presented as of March 31, 1999 and 1998 and the Company's unaudited financial information presented as of June 30, 1999. The Company completed the acquisitions of Entertainment Universe, Inc., Case's Ladder, Inc., CD Universe, Inc. Gamer's Alliance, Inc. and The Big Network, Inc. subsequent to March 31, 1999. The effect of these mergers have been accounted for using purchase method accounting during the period ended June 30, 1999. In our opinion, these unaudited financial statements have been prepared on the same basis as our audited financial statements and reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of our results of operations and financial position for these periods. The historical results are not necessarily indicative of results to be expected for any future period.

                                 eUNIVERSE, INC.

                            Statements of Operations


                                                            Three Months Ended                    Year Ended
                                                            ------------------                    ----------

                                                      June 30,          June 30,         March 31,          March 31,
                                                       1999               1998             1999               1998
                                                      -------            -------         --------           --------

REVENUE ........................................    $ 2,034,955       $ 2,118,186       $ 8,851,713       $ 5,685,211

COST OF GOODS SOLD .............................      1,659,558         1,802,615         7,550,289         4,898,302
                                                    -----------       -----------       -----------       -----------

GROSS PROFIT ...................................        375,397           315,571         1,301,424           786,909

OPERATING EXPENSES:
  Marketing and sales ..........................        444,206           244,605         1,182,529           623,382
  Product development ..........................        168,018            92,066           332,534           147,973
  General and administrative ...................        630,149            49,851           189,930           110,965
  Merger and acquisition related ...............         62,241              --                --                --
  Amortization of goodwill and
    other intangibles ..........................        307,641               292             1,170             1,170
  Stock-based compensation .....................        237,500              --                --                --
                                                    -----------       -----------       -----------       -----------
TOTAL OPERATING EXPENSES .......................      1,849,755           386,814         1,706,163           883,490
                                                    -----------       -----------       -----------       -----------
          OPERATING LOSS .......................      1,474,358           (71,243)         (404,739)          (96,581)
                                                    -----------       -----------       -----------       -----------
NONOPERATING INCOME (EXPENSE)
  Interest and dividend income .................          7,049               108              --                --
  Interest expense .............................        (85,801)             --              (2,424)             --
  Other ........................................           --                --                --             (16,231)
  Income taxes .................................           --                --                --                --
                                                    -----------       -----------       -----------       -----------
          NET INCOME (LOSS).....................   $ (1,553,110)      $   (71,135)      $  (407,163)      $  (112,812)
                                                    -----------       -----------       -----------       -----------

Basic income (loss) per common share............         $(0.13)              N/A               N/A               N/A
                                                    -----------       -----------       -----------       -----------

Basic weighted average common shares
  outstanding...................................     12,221,900               N/A               N/A               N/A
                                                    -----------       -----------       -----------       -----------




                                 eUNIVERSE, INC.

                               Balance Sheet Data

                                                 June 30,          March 31,         March 31,
                                                   1999              1999               1998
                                              ------------      ------------       ------------
                                               Unaudited

Cash and cash equivalents.........           $  4,194,109       $   11,335          $  267,214
Working capital (deficit).........              3,550,515         (783,204)           (309,864)
Total assets......................             22,882,213          558,346             533,164
Total shareholders' equity........             21,775,155         (518,976)           (111,812)


           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

    The following discussion should be read in conjunction with our financial statements and the accompanying notes which appear elsewhere in this Prospectus. The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below and elsewhere in this Prospectus, particularly in "Risk Factors."

RESULTS OF OPERATIONS - QUARTER ENDED JUNE 30, 1999 VS. 1998

   Net Sales

   Net sales include the selling price of music, video, games and other products sold by the Company, net of returns, as well as outbound shipping and handling charges. Net sales also include membership revenues and advertising revenues. For the quarter ended June 30, 1999, revenues declined slightly by 4% as a result of increased competition in the online music retailing markets and a shutdown in one of the company's larger partners whose customers had previously contributed approximately 5% of net sales.

                                     QUARTER ENDED
                                        JUNE 30,
                                        --------
                                        1999     1998    % CHANGE
                                        ----     ----    --------
                                        (in Thousands)

       Net sales............           $2,035    $2,118     (4)%

   Gross Profit

   Gross profit is calculated as net sales less the cost of sales, which consists of the cost of merchandise sold to customers and inbound and outbound shipping costs. For the quarter ended June 30, 1999, gross profit increased as a percentage of net sales and in absolute dollars over the same periods in 1998, reflecting a change in the mix of revenues. Gross margin percentages increased over the prior period as the company took measures to increase pricing on standard catalog items to be closer to competitors' prices and as a result of lower shipping costs.

                                     QUARTER ENDED
                                        JUNE 30,
                                       --------
                                        1999     1998    % CHANGE
                                       -----     ----    --------
                                        (in Thousands)

    Gross Profit............           $ 375     $  316     19%
    Gross Margin............            18.4%      14.9%


   The Company over time intends to expand its operations by promoting new or complementary products or sales formats and by expanding the breadth and depth of its product or service offerings. Gross margins attributable to new business areas may be lower than those associated with the Company's existing business activities. However, the Company over time will reflect the full period effect of its acquisitions of Case's Ladder and Gamer's Alliance that benefit from higher margins on their sales of advertising.

    Sales and Marketing

     Marketing and sales expenses consist primarily of fulfillment costs, advertising, public relations and promotional expenditures, and all related payroll and related expenses for personnel engaged in marketing, selling and fulfillment activities. Fulfillment costs include the cost of operating and staffing the distribution and customer service center.

                                     QUARTER ENDED
                                        JUNE 30,
                                       ---------
                                       1999      1998    % CHANGE
                                       ----      ----    --------
                                       (in Thousands)

    Sales and Marketing.....           $ 444     $ 245       81%
    Percentage of sales.....            21.8%     11.5%

    Marketing and sales expenses increased during the quarter ended June 30, 1999 due to several factors including increases in the Company's advertising and promotional expenditures, increases in payroll and related costs associated with fulfilling customer demand, costs associated with Case's Ladder, and increases in credit card merchant fees. The Company intends to increase its branding and marketing campaigns. Increases in sales will drive increases in fulfillment costs. As a result, the Company continues to expect marketing and sales expenses to increase significantly in absolute dollars.

    Product Development

    Product development expenses consist of payroll and related expenses for developing and maintaining the Company's websites and supporting technology.

                                     QUARTER ENDED
                                        JUNE 30,
                                       ---------
                                       1999      1998        % CHANGE
                                       ----      ----        --------
                                       (in Thousands)

    Product development expense...     $ 168       $ 92     83%
    Percentage of sales...........       8.2%       4.3%

    Product development costs increased as a result of increased payroll and related expense from personnel additions required to begin the integration of the Company's websites and redesign of the websites. The addition of Case's Ladder expenses for June 1999 also contributed to the increase.

    General and Administrative

    General and administrative ("G&A") expenses consist of payroll and related expenses for executive, finance and administrative personnel, recruiting, professional fees and other general corporate expenses.



                                     QUARTER ENDED
                                        JUNE 30,
                                        -------
                                       1999      1998
                                       ----      ----
                                      (in Thousands)

    General and administrative.....    $  630    $ 50
    Percentage of sales............      31.1%    2.4%



     Increases in G&A costs are largely attributable to increased payroll-related and infrastructure costs associated with the Company's expansion efforts, legal and other professional fees, and recruiting costs. The company expects G&A costs to continue to increase commensurate with its expansion plans.

   Merger, Acquisition and Investment Related Costs, Including Amortization of Intangibles and Equity in Losses of Affiliates

                                                 QUARTER ENDED
                                                    JUNE 30,
                                                   ---------
                                                   1999      1998
                                                   ----      ----
                                                   (in Thousands)

    Merger, acquisition and investment
     related costs including amortization of
     intangibles and equity in losses of
     affiliates........................            $ 370    $ 0

    Merger, acquisition and investment related costs ("M&A Costs") consist of amortization of goodwill and other purchased intangibles, equity in the losses of affiliates, and certain merger, acquisition and investment related charges. The Company expects M&A Costs to increase in the third quarter of 1999, because the Company will record a full quarter of amortization expense and equity in losses of affiliates relating to the acquisitions and investments made during the second quarter. It is likely that the Company will continue to expand its business through acquisitions and investments, which would cause M&A Costs to increase.

     Stock-Based Compensation

                                     QUARTER ENDED
                                        JUNE 30,
                                       ----------
                                       1999      1998
                                       ----      ----
                                       (in Thousands)

    Stock-based compensation           $ 238     $ -


    Stock-based compensation is comprised of the portion of acquisition related consideration conditioned on the continued tenure of key employees, which must be classified as compensation expense under generally accepted accounting principles.


   Interest Income and Expense

                                     QUARTER ENDED
                                        JUNE 30,
                                       --------
                                       1999      1998
                                       ----      ----
                                       (in Thousands)

    Interest income.........           $  7      $ -
    Interest expense........           (86)      (-)


    Interest income on cash increased due to higher balances resulting from the Company's financing activities, principally the April 1999 issuance of $6.5 million aggregate principal amount of 6% Convertible Preferred Stock ("Preferred Stock"). Interest expense for the quarter ended June 30, 1999 includes accretion of 6% per annum on the Preferred Stock.


   Income Taxes

   The Company has not generated any taxable income to date and therefore has not paid any federal income taxes since inception. Utilization of the Company's net operating loss carryforwards, which begin to expire in 2014, may be subject to certain limitations under Section 382 of the Internal Revenue Code of 1986, as amended. Due to uncertainties regarding realizability of the deferred tax assets, the Company has provided a valuation allowance on the deferred tax asset in an amount necessary to reduce the net deferred tax asset to zero.


   Net Loss

                                     QUARTER ENDED
                                        JUNE 30,
                                        -------
                                       1999      1998
                                       ----      ----
                                       (in Thousands)

        Net (Loss)..........           $(1,553)  $(71)

   Net loss for the quarter increased by almost $1,500,000 to $(1,553,000) as a result of increased expenses related to acquisitions and for increased salary related expenses in establishing an organization for the Company.

RESULTS OF OPERATIONS - YEAR ENDED MARCH 31, 1999 VS. 1998

   Net Sales

   Net sales include the selling price of music, video, games and other products sold by the Company, net of returns, as well as outbound shipping and handling charges. Net sales also include membership revenues and advertising revenues. For the year ended March 31, 1999, revenues increased by 56% as a result of increased purchases of music online and through the Company's increased marketing with its marketing partners and favorable reviews by third parties.

                                       YEAR ENDED
                                       MARCH 31,
                                       ---------
                                       1999      1998    % CHANGE
                                       ----      ----    --------
                                       (in Thousands)

    Net sales...............           $8,852    $5,685     56%

   At March 31, 1999 the Company's cumulative customer accounts reached 266 thousand, compared with 128 thousand at March 31, 1998.

   Gross Profit

   Gross profit is calculated as net sales less the cost of sales, which consists of the cost of merchandise sold to customers and inbound and outbound shipping costs. For the year ended March 31, 1999, gross profit increased as a percentage of net sales and in absolute dollars over the same periods in 1998, reflecting a change in the mix of revenues. Gross margin percentages increased over the prior period as the company took measures to increase pricing on standard catalog items to be closer to competitors' prices and as a result of lower shipping costs.

                                       YEAR ENDED
                                       MARCH 31,
                                       --------
                                       1999      1998    % CHANGE
                                       ----      ----    --------
                                       (in Thousands)

    Gross Profit............           $1,301    $ 787      65%
    Gross Margin............             14.7%    13.8%

    The Company over time intends to expand its operations by promoting new or complementary products or sales formats and by expanding the breadth and depth of its product or service offerings. Gross margins attributable to new business areas may be lower than those associated with the Company's existing business activities. However, the Company over time will reflect the full period effect of its acquisitions of Case's Ladder and Gamer's Alliance that benefit from higher margins on their sales of advertising.

    Sales and Marketing

    Marketing and sales expenses consist primarily of fulfillment costs, advertising, public relations and promotional expenditures, and all related payroll and related expenses for personnel engaged in marketing, selling and fulfillment activities. Fulfillment costs include the cost of operating and staffing the distribution and customer service center.

                                       YEAR ENDED
                                        MARCH 31,
                                       ---------
                                       1999      1998    % CHANGE
                                       ----      ----    --------
                                      (in Thousands)

    Sales and Marketing.....           $1,183    $ 623     90%
    Percentage of sales.....             13.3%     10.9%


    Marketing and sales expenses increased during the year ended March 31, 1999 due to several factors including increases in the Company's advertising and promotional expenditures, increases in payroll and related costs associated with fulfilling customer demand, costs associated with new product offerings, and increases in credit card merchant fees resulting from higher sales. The Company intends to increase its branding and marketing campaigns. Increases in sales will drive increases in fulfillment costs. As a result, the Company continues to expect marketing and sales expenses to increase significantly in absolute dollars.

    Product Development

    Product development expenses consist of payroll and related expenses for developing and maintaining the Company's websites and supporting technology.

                                       YEAR ENDED
                                       MARCH 31,
                                       --------
                                       1999      1998     % CHANGE
                                       ----      ----     --------
                                       (in Thousands)
    Product development expense......  $ 333     $ 148       125%
    Percentage of sales..............    3.8%      2.6%

    General and Administrative

    General and administrative ("G&A") expenses consist of payroll and related expenses for executive, finance and administrative personnel, recruiting, professional fees and other general corporate expenses.

                                       YEAR ENDED
                                       MARCH 31,
                                       --------
                                       1999      1998    % CHANGE
                                       ----      ----    --------
                                       (in Thousands)
    General and administrative.......  $ 190     $ 111       71%
    Percentage of sales..............    2.1%      2.0%

    Increases in G&A costs are largely attributable to increased payroll-related and infrastructure costs associated with the Company's expansion efforts, legal and other professional fees, and recruiting costs. The company expects G&A costs to continue to increase commensurate with its expansion plans.

    Income Taxes

    The Company has not generated any taxable income to date and therefore has not paid any federal income taxes since inception. Utilization of the Company's net operating loss carryforwards, which begin to expire in 2011, may be subject to certain limitations under Section 382 of the Internal Revenue Code of 1986, as amended. Due to uncertainties regarding realizability of the deferred tax assets, the Company has provided a valuation allowance on the deferred tax asset in an amount necessary to reduce the net deferred tax asset to zero.

    Net Loss

                                       YEAR ENDED
                                       MARCH 31,
                                       --------
                                       1999      1998
                                       ----      ----
                                     (in Thousands)
    Net (Loss)....................... $(407)    $(113)

    Net loss for the year increased by approximately $300,000 to $(407,000) as a result of increased salary related expenses in marketing and increased marketing and promotional activities that more than offset the increased margin from higher sales.

LIQUIDITY AND CAPITAL RESOURCES

    At June 30, 1999 the Company's principal sources of liquidity consisted of $4.0 million of cash compared to $11,000 of cash at March 31, 1999.


    Net cash used in operating activities was $1.05 million and $109,000 for the three-month periods ended June 30, 1999 and 1998, respectively. Net operating cash flows were primarily attributable to quarterly net losses, decreases in accounts payable and in increases in prepaid expenses and other, partially offset by non-cash charges for depreciation and amortization and merger and acquisition related costs.


    Net cash used in investing activities was $2.1 million and $17,400 for the three-month periods ended June 30, 1999 and 1998, respectively, and consisted of purchases of fixed assets, and cash paid for acquisitions and cash payments and receipts to and from officers and employees. At June 30, 1999, amounts outstanding from employees relate to agreements made in conjunction with the acquisitions of Case's Ladder and Gamer's Alliance. Cash available for investment purposes increased substantially in 1999 as a result of the issuance of the Preferred Stock.


    Net cash provided by financing activities of $7.3 million for the three-month period ended June 30, 1999 resulted from proceeds relating to the issuance of the Preferred Stock, net of financing costs, and proceeds from issuance of capital stock.


    As of June 30, 1999, the Company's principal commitments consisted of obligations outstanding under its Preferred Stock which has an accretion rate of 6% per annum, obligations in connection with the acquisition of fixed assets and leases, and commitments for advertising and promotional arrangements. Failure to achieve favorable financing for asset acquisitions could negatively impact the Company's cash flows. Geographic expansion and continued acquisitions and investments will also require future capital expenditures.

    The Company believes that current cash balances will be sufficient to meet its anticipated cash needs for at least the next 6 months. However, any projections of future cash needs and cash flows are subject to substantial uncertainty. If current cash that may be generated from operations are insufficient to satisfy the Company's liquidity requirements, the Company may seek to sell additional equity or to obtain a line of credit. The sale of additional equity or convertible debt securities could result in additional dilution to the Company's stockholders. In addition, the company will, from time to time, consider the acquisition of or investment in complementary businesses, products, services and technologies, which might impact the Company's liquidity requirements or cause the Company to issue additional equity. There can be no assurance that financing will be available in amounts or on terms acceptable to the Company, if at all.




                                    BUSINESS

GENERAL DEVELOPMENT OF BUSINESS

   Entertainment Universe, Inc. ("EUI") was founded in February 1999 by Brad D. Greenspan for the purpose of developing and acquiring entertainment-related Internet businesses. Motorcycle Centers of America, Inc. ("MCA"), was a Nevada corporation with no significant operations or revenue since 1995, whose shares were publicly traded on the OTC Bulletin Board. In March 1999, EUI and MCA entered into a letter of intent to undertake a stock exchange (the "Reorganization") pursuant to which the holders of EUI common stock would exchange their EUI shares for shares of MCA common stock on a one-to-one basis. On April 14, 1999, the Reorganization was completed. As a result of the Reorganization, EUI shareholders owned 92% of MCA shares of common stock and EUI became a wholly owned subsidiary of MCA.


    Also on April 14, 1999 but immediately prior to the closing of the Reorganization, EUI sold 1,795,024 shares of Series A Convertible Preferred Stock in a private offering under Regulation D of the Securities Act of 1933 (the "Securities Act") (See "Item 10, Recent Sales of Unregistered Securities"), raising $6,462,086, before offering costs were deducted. In connection with the Reorganization, the holders of the EUI Series A Convertible Preferred Stock exchanged their shares, on a one-to-one basis, for shares of MCA convertible preferred stock which have equivalent rights and preferences.


    EUI used $1,915,000 of the Preferred Stock offering proceeds (plus 2,425,000 shares of common stock) to acquire CD Universe, Inc. ("CD Universe"). CD Universe is a Connecticut corporation engaged in the business of selling audio CDs and videotapes over the Internet. Concurrently with the closing of the Reorganization, EUI distributed its asset, the capital stock of CD Universe, Inc., to its sole shareholder, MCA. MCA, the parent entity following the Reorganization, changed its name to eUniverse, Inc.


    As neither MCA nor EUI had any significant operations prior to the acquisition of CD Universe, CD Universe is considered to be the predecessor entity and its historical financial statements have been included in this registration statement.



    The following chart summarizes our current corporate organizational structure:

                          ----------------------------
                                 eUniverse, Inc.
                          ----------------------------


----------------------------------------------------------------------------------------------------------------------------------
      Entertainment        CD Universe, Inc.      Case's Ladder, Inc.       Gamer's Alliance, Inc.       The Big Network, Inc.
     Universe, Inc.
----------------------------------------------------------------------------------------------------------------------------------


DESCRIPTION OF THE BUSINESS

    The Company is building a network of entertainment-related sites with broad consumer appeal. These sites provide the Company with a variety of merchandising opportunities and can be cross-promoted to increase the overall audience for the Company's properties. The Company is leveraging the Web traffic across its sites to generate incremental e-commerce and advertising revenue. Additionally, the Company plans to build an affiliate network of third-party entertainment and retail Web sites which would license the LivePlace community-building software that the Company is in the process of acquiring. The Company believes that its plans to superimpose LivePlace on these affiliate sites will generate additional traffic and e-commerce sales for the Company's network.

    The Company's network of sites is primarily targeted to Generation X and Generation Y consumers. Generation X consists of 45 million computer literate consumers between the ages of 21 and 35 with $125 billion in purchasing power. Generation Y consists of approximately 60 million consumers between the ages of 10 and 24 who are the first generation to grow up using the Internet as a primary medium for information, entertainment, communication and shopping. Generation Y is growing 19.5% faster than the overall U.S. population and accounts for more than $250 billion of annual disposable income. Jupiter Communications projects that e-commerce sales to Generation Y consumers will grow from $600 million in 1998 to $3.8 billion in 2002.

    The Company's current emphasis is on acquiring businesses in the field of entertainment, primarily games (including board, card, computer, arcade and console video games), music and movies, with the following key characteristics such as: (1) strategic content, management or technology, (2) product offerings compatible with the Generation X and Y demographics of the Company's sites and
(3) the ability to leverage the Company's strategic advantages such as order fulfillment, hardware capacity and general overhead. The Company's strategy is based on the acquisition and/or development of web-based businesses in several sectors of the entertainment industry, and utilizing their synergies to generate cross traffic and increased revenues. This strategy includes the integration of a worldwide distribution of web-based entertainment programming. The Company is presently exploring expansion into Internet-based entertainment in a form that is similar to television and radio programming. Its long-term strategic plans are intended to take advantage of a world-wide distribution network comprised of the installed base of personal computers and televisions, making use of existing and emerging technologies to deliver this targeted programming.

    At the present time, the Company is engaged in the retail sale of music and video products and accessories, including audio CDs, videotapes and DVDs via the Internet; and the maintenance and operation of interactive games sites. We have been in the music and video sales business since April 1997, and the interactive games business since early 1998. The Company has never made a profit in any fiscal quarter.

Music

    The Company's CD Universe online store (www.cduniverse.com) currently offers customers a selection of over 240,000 individual CD titles as well as proprietary content and features. The CD Universe Web site currently has over 290,000 registered users, attracts almost 1,000,000 unique visitors and processes over 20,000 orders each month. With acclaimed customer service, CD Universe's online music store has gained recognition in publications such as The New York Times, USA Today, Billboard and PC World, and has been named the best online music store by several electronic commerce ranking services. A recent consumer survey released by BizRate, an independent commerce ranking service, rated CD Universe as the number one CD store on the Internet. Furthermore, Briefing.com, a leading provider of live market commentary on the Internet, voted CD Universe as the best music retailer on the Internet.

    The CD Universe online store is designed to be informative, and to allow customers to discover, learn about and purchase CDs, videos and other music and video-related products. The store is designed to be intuitive and easy to use and to enable customers to complete the ordering process with a minimum amount of effort. Customers enter the CD Universe store through its Web site, cduniverse.com, and in addition to ordering music and video products, can conduct searches, browse among top sellers and other featured titles, read reviews, listen to music samples, register for a personalized newsletter, participate in promotions and check order status.

    The CD Universe web site provides a search engine that enables customers to navigate the store to find CDs or other products of interest. Customers can search for CDs based on artist, album title, song title, record label or musical genre. Upon clicking on an album title, the site visitor is provided with information about the artist and the specific album, a list of tracks on the album, sound samples and a list of reviews.

    The Company believes that effective use of content encourages purchases by customers who may be browsing the site without a specific title in mind. The CD Universe web site provides sound samples, information about specific artists, albums and types of music, ratings, articles on music topics and other information. To help customers browse and discover CDs, the web site has eight music spaces organized by genre. These include rock, jazz, R & B, classical, country, Christian, world music and miscellaneous. The main page of each space features links to more specific genre pages which have a list of new releases as well as alphabetical listings of the artists and albums available within that genre. In addition to these regular online store content features, CD Universe's Web site offers several other features to encourage customers to learn about and discover CDs that might be of interest to the customer. The web site's CD University feature provides links to genre-specific areas where customers are provided with information about specific musical offerings and biographies of featured musicians in that genre. CD University currently offers links for classical, jazz and blues and is in the process of adding more musical genres to this area. In addition, the CD Universe web site has a feature called RockOnTV, provided by RockOnTV.com, where customers can read a listing of music and musician-related programs available on TV during that week.

    Once a CD has been selected, customers are prompted to click on the price to add products to their virtual shopping carts. Customers can add and remove products from their shopping carts as they browse, prior to finalizing their purchase. The shopping cart page displays each item that has been placed in the cart, including title, price and availability. To execute orders, customers can choose from a secure or standard purchasing mode depending on the capabilities of the customer's Web browser. After choosing a purchasing mode, the customer is prompted to enter his or her name and password or to create an account on CD Universe's Web site that can be used to make repeat purchases.

    The Company plans to enhance its position as a premier online music destination by providing digital music distribution and proprietary content on its CD Universe site. Using the Internet as a distribution medium in conjunction with audio compression and delivery technologies, the Company plans to enable a growing number of artists to distribute and to promote their music broadly and to enable customers to conveniently access an expanding music catalog. In recent years, with the proliferation of multimedia PCs, consumers have increasingly used their computers to play music. The recent introduction of compression formats such as MP3 has led to the widespread use of the Internet for the transmission of music. The Company believes that its established customer base of over two million registered members gives it a significant competitive advantage over other companies entering the online distribution market. This customer base allows the Company to attract artists who are interested in broadly distributing and promoting their music. The Company currently creates its own proprietary content for the CD Universe site, including the Big Bang newsletter, a personalized newsletter for customers, and CD University, a content-driven area that provides information about specific music genres.

    Through a sales partnership with Custom Revolutions, a provider of custom compilations over the Internet, the Company offers customers the ability to create their own personalized CDs carrying the CD Universe brand from a selection of over 175,000 songs.

Filmed Entertainment


    The Company's Video Universe online store (www.videouniverse.com) offers customers a selection of over 40,000 movie titles in videocassette, DVD and laser disc formats. The Video Universe Web site has recently been expanded to include DVD titles with the acquisition of the assets of Green Willow International Corp. ("Green Willow") including MegaDVD.com (www.megadvd.com). Green Willow, a pioneer in the online retailing of DVDs and accessories, was founded in June 1997. MegaDVD.com has been featured in publications such as Billboard magazine, the Hollywood Reporter and Stereo Review. MegaDVD.com has a loyal customer base of 3,000 registered users. The acquisition of the assets of Green Willow has provided the Company with additional management resources and expertise necessary to effectively promote its online video store.



    Paul Kagan Associates, Inc., a company specializing in media and communications financial and business research, has estimated that annual retail sales of videos and DVDs in the United States will increase from $9.1 billion in 1998 to $12.8 billion in 2002. Domestic retail sales of DVD titles are expected to grow from $286 million in 1998 to $4.1 billion in 2003. The addition of MegaDVD.com expands the Company's customer base for video products, strengthened the Company's management and renewed emphasis on its online video offerings.


    The online store operates in conjunction with the CD Universe store and allows customers the ability to purchase products from either site using a common shopping cart.

Interactive Entertainment


     Through its Games Universe online store (www.gamesuniverse.com) the Company sells interactive customers a selection of single- and multi-player games and provides links to the Company's other Web sites, featuring the Web sites of the Company's subsidiaries that provide other online games. The Company does not offer and does not intend to offer online gambling or other activities associated with gambling.


    Case's Ladder


    Case's Ladder is an online gaming portal which provides competitive rankings for online gamers and allows gamers to compete against one another in a variety of tournaments and leagues. Approximately 1.1 million users are registered with Case's Ladder interactive entertainment communities on the Internet. Case's Ladder primarily derives revenues from membership fees and advertising. Approximately 75% of registered users on the Case's Ladder Web site are between the ages of 18 and 50, with the majority of those visitors having an annual income over $50,000. In addition, 46% of Case's Ladder's users have purchased products or services over the Internet. The Company continues to use Case's Ladder's audience to expand eUniverse's customer base and to diversify its retail offerings into new business areas such as computer games.

    Gamer's Alliance

    Launched in 1996, Gamer's Alliance is a network of interactive entertainment community sites on the Internet with over 1.2 million unique monthly visitors, according to Double Click's July 1999 Report, and 20 impressions per month. Gamer's Alliance has aggregated a collection of leading sites covering several platforms, game genres and topics. The Gamer's Alliance Network spans over fifty
(50) sites, including GA-Source, GA-Sports, GA- Strategy, GA-RPG and Dreamcast.net, owned and operated by the Company. GA-Source is an interactive game site on the Web that incorporates daily gaming news, interviews, game previews and product reviews. GA-Sports is a Web-community site focused on PC sports games. Other Gamer's Alliance properties include:

-Dreamcast.net, a site dedicated to the Sega Dreamcast console platform. -GA-Strategy, a site dedicated to PC strategy games.
-GA-RPG, a hub site focused on daily RPG gaming news.

The acquisition of Gamer's Alliance provides the Company with a valuable source of proprietary content that can be offered to Case's Ladder's 1.1 million registered users.

    The Gamer's Alliance content development team consists of gaming enthusiasts from around the world. This content development approach is highly effective in attracting a viewership of avid gamers. Furthermore, the Gamer's Alliance network of sites seeks to encourage customer loyalty by allowing visitors to become actively involved in content creation through forums and chat services.

    The Big Network

    The Big Network site provides a full suite of classic board and card games, including spades, checkers, chess, backgammon, reversi and morph, allowing thousands of simultaneous players to meet, chat and play parlor games in a friendly setting. The site's gaming system is based on a sophisticated Java client-server architecture designed to support very large numbers of users. The Big Network currently hosts over 210,000 registered members and generates almost three million advertising impressions per month.

    The Big Network operates an entertainment and community site at http://www.bignetwork.com. The site offers multiplayer classic games (e.g., chess, checkers, spades) as well as other forms of entertainment and information to its members and users. The Big Network has also developed LivePlace, a Java applet that provides users with an overview of activity around them on the site, and allows them to follow public conversation and send private messages to other users. LivePlace also uses proprietary technology to map users to their web location and to control the browser window to allow for co-navigation of the web. A map view allows users to see where other users are, across the eUniverse site and its associated network. Users can move instantly to any other location within the network.


    The Company's Big Network site includes Play4Prizes, a game show channel where players can win cash and prizes. No purchase is necessary to play the games or to win the prizes. Play4Prizes' games are sponsored by advertisers and used as a promotional vehicle for the advertisers' products and services. Play4Prizes caters to a predominantly female audience. In addition, the Big Network publishes the Daily Post, a collection of eight daily e-mail newsletters providing news, facts and trivia on a variety of topics such as cinema, sports, star gazing, cooking recipes, jokes and holidays. The Big Network reaches over 85,000 people daily through its Daily Post e-mail newsletters.


    The Company plans to continue to leverage the audience of its newly acquired interactive entertainment sites by pursuing e-commerce and merchandising opportunities in the interactive entertainment arena. These opportunities include online publishing of game titles, online retailing of interactive entertainment products and the exclusive online distribution of titles developed by smaller game developers.

Community-Building Technologies

    With the acquisition of the Big Network, Inc., we acquired LiveSuite, a modular suite of multi-user, Web-based community-building software with common technology architecture. The core module of LiveSuite, LivePlace, takes the form of a client- side pop-up Java applet that allows users to chat, send instant messages, set up friends lists and co-browse a site. LiveSuite modules work together using a shared technology core to provide virtual presence, instant messaging, co-browsing, online sales assistance and game-playing through a common user interface. LivePlace is designed to map onto existing Web sites quickly and easily. Its components can be deployed individually or as an integrated solution that combines entertainment, community and commerce through a common user interface.


    The Company plans to build an affiliate network of third-party entertainment and retail Web sites that would license the Company's LivePlace community-building software. The Company believes the implementation of LivePlace on these affiliate sites will create a virtual presence for the Company on these sites, allowing the Company to generate additional traffic and e-commerce sales for the Company's network.

    The Company believes that its strategic assets include customer loyalty, proprietary content and user-friendly technology, and that such assets will enable it to grow Web site traffic, retain customers, expand revenue opportunities and execute strategic acquisitions. The Company also plans to develop strategic relationships with traditional media partners that will enable it to build awareness of its sites and e-commerce services and increase traffic to its sites.

DOMAIN NAMES, PATENTS AND TRADEMARKS

    The Domain names of the Company's Web sites constitute important intellectual property for the Company. Domain names registered to the Company include the following:


euniverse.com       gasource.net             nhl2k.com
cduniverse.com      ga-source.com            sanitybycain.com
videouniverse.com   ga-source.net            ta-k.com
gamesuniverse.com   ga-strategy.com          voodoo3.net
gagames.com         highheatbaseball.com     wrestling-games.com
megadvd.com         messiahpress.com         experience3d.com
casesladder.com     metalgear.net            frontofficefootball.com
aoe2.net            myth2.com                frontofficefootball.net
cavenews.com        ionrpg.com               frontofficefootball.org
dknation.com        ga-sports.com            3dracing.net
ga-rpg.com          coursedepot.com          rallychamp.com.
gasource.com        grandprix2.com           afflicted.net
Bignetwork.com      highheatbaseball.com     ctimes.net
Play4prizes.com     maddencentral.com        indy3d.net
Liveplace.com       simracingnews.net        prey.net
Livestore.com       the-fastlane.com         war3.com
Livesuite.com       nflfever.com             eqrealms.com
goldenbearsden.net  Live-store.com           acrealms.com
nfscheats.com       Shop-Live.com            mygamelobby.com
nfs4.com            Shop-Live.net            Big-network.com
wcw-meyhem.com      Gamelets.com
gp500.net           online-alchemy.com


At the present time, the Company does not own any patents. The Company has filed service mark registrations for "eUniverse", "Games Universe", "CD Universe", "Video Universe", "Play4Prizes" and "Gamer's Alliance" and intent-to-use trademark applications for "LivePlace" and "LiveSuite" with the US Patent and Trademark Office. The Company is in the process of filing service mark applications for "MegaDVD" and "funone.com". The Company believes that it presently has, or is capable of acquiring, ownership and/or control of the intellectual property rights, which are necessary to conduct its operations and to carry out its strategic plans.


OPERATIONS AND TECHNOLOGY

     eUniverse maintains a technology center, with in-house technical staff, at each of its main business units: CD Universe, Case's Ladder, Gamer's Alliance and Big Network.

CD Universe

    CD Universe has developed proprietary technologies and systems that provide for reliable and scalable online retailing in a secure and easy-to-use format. Using a combination of proprietary solutions and commercially available, licensed technologies, the Company has deployed systems for online content dissemination, online transaction processing, customer service, market analysis and electronic data interchange.

   CD Universe uses Microsoft SQL Server 7.0 as its database management technology. Web pages are served by Microsoft's Internet Information Server and use Microsoft's Active Server Page technology. The web pages themselves are designed, programmed, tested, implemented, and maintained by on-staff designers and programmers. The system is flexible enough to allow new product lines to be integrated. Computer games were added in August 1999. A "server farm" of redundant web servers was brought on-line in August 1999 to provide extremely high site availability to our customers. The site is monitored twenty-four hours a day and seven days a week by an outside company that provides alerts to on-call technicians in the event that the site is not operating correctly. CD Universe's on-site data center is connected via a point to point T1 line to its ISP Internet Media Corporation. This service is provided under a two-year contract.

   CD Universe uses Secure Socket Layers (SSL) for secure electronic transactions over the Internet and uses proprietary Electronic Data Interchange interfaces and private networks to ensure the security of customer order information and credit card transactions shared with its vendors and credit card processor.

Fulfillment

   CD Universe has developed proprietary software to manage its onsite fulfillment operation. This software allows CD Universe to order product from multiple vendors, receive product into its warehouse, pick and pack individual customer orders, and electronically manifest the product for shipping. This system allows the Company to aggregate product from multiple vendors into a single shipment to its customers. Partially filled shipments can be held for a customer-selectable number of days to reduce the number of shipments needed to fill a single order, thus saving the customer shipping charges.

Customer Service

   CD Universe has developed proprietary software for use by its in-house customer service department to access real time order information.

Case's Ladder

   Case's Ladder utilizes multiple servers running the RedHat Linux operating system, MySQL database backend, the Apache Web server, Perl programming language, and various other open-source packages. Proprietary software developed in-house allows staff to easily manage the over one hundred and fifty gaming leagues we operate, handling over 1.2 million members and 3,500 online tournaments each month. In addition, a proprietary technical support system allows staff members to have real-time access to queries with full logging of requests ensuring top of the line customer service. Servers are co-located with Exodus Communications, Inc. under a yearly contract. Utilizing a 3Mb connection with up to 10Mb burst capabilities; Case's Ladder is tied into a private nationwide ATM backbone that feeds into every major Internet backbone in the United States. High performance hosting, custom applications, and the proven software packages listed above have given Case's Ladder the ability to have its services available to the public with reliability above 99%.

Gamer's Alliance

   Gamer's Alliance utilizes Linux operating system distribution Red Hat 6.0 to power the majority of its PC web servers. NT Server 4.0 is used for web applications requiring a Windows based operating system. A new backup system has been implemented to protect mission critical data from hardware and software failure, and other unpredictable circumstances. Bandwidth is rented from Valuenet Inc. Gamer's Alliance has internally developed several web based applications that increase the efficiency of administrating severs and updating web sites. Among these programs is a database driven content system for Linux and NT which allow web site content to be stored into databases, such as mySQL and Microsoft Access, and then be dynamically recalled based upon specific user preferences. This allows users to customize certain Gamer's Alliance web sites to only display news, previews, reviews, interviews, etc that meet certain criteria such as type of content or date added. These user preferences are then stored as cookies for later viewing sessions.

Big Network

   BigNetwork.com is built on several servers running the Sun Solaris operating system and an Oracle database. The servers are co-located at Exodus in Santa Clara, CA. Exodus provides unlimited bandwidth and redundant power and network backbone connectivity as well as advanced fire suppression and other emergency provisions. Connectivity cost is approximately $4,500 per month. Key hardware is a Sun Enterprise Server 450, a Sparc 20, and several Intel Pentium II class machines, also running Solaris.

   The BigNetwork multiplayer gaming system and the BigNetwork LivePlace instant messaging system are built on a highly scalable proprietary Java client-server system. The system is capable of supporting thousands of simultaneous users using relatively small amounts of server-side CPU and bandwidth per user. Because the server is written in Java, it is portable and can run on any machine capable of supporting a Java VM including Solaris on Sun or Intel hardware and Windows NT.

YEAR 2000 READINESS DISCLOSURE

    All mission critical third party software applications at all divisions and subsidiaries have been independently tested (operating systems, web servers, database systems, programming languages) and are currently Year 2000 compliant or require free patches to correct. All internally developed software at all divisions is believed to be Year 2000 compliant.

    Year 2000 Risks

    There can be no assurance Year 2000 issues will not cause a material adverse effect on the operating results or financial condition of the Company. The Company believes, however, that its most reasonably likely worst-case scenario would relate to problems with the systems of third parties rather than with the Company's internal systems, including disruption of product delivery from wholesalers, inability to charge purchases to credit cards, temporary power outages, delayed transportation of products by third parties, and lost or delayed customer purchases due to non-compliant personal computers. The Company is limited in its efforts to address the Y2K issue as it relates to third parties and is relying solely on the assurances of these third parties as to their Year 2000 preparedness. See "RISK FACTORS -- RISKS ASSOCIATED WITH THE YEAR 2000 ISSUE."

      Contingency Plan

      The Company intends to use existing non-Year 2000 specific contingency plans to address any situations that it believes would arise if the Company or third parties fail to be Year 2000 compliant. There is a risk that that existing contingency plans would be inadequate to deal with serious and sustained Year 2000 adverse affects.

     Year 2000 Costs

     The Company has not expended or committed any significant amount of money resources on Year 2000 compliance. The Company does not expect to expend any significant amount of money or resources on Year 2000 compliance in the future.

SALES AND MARKETING

    At the present time, the Company receives and processes over 20,000 orders in a typical month, with an average order size of about $35 exclusive of shipping charges.

    To date, the Company has been able to increase site traffic and sales with little outbound marketing efforts. The Company makes use of strategic partnerships and proprietary content to attract and retain traffic on its Web sites. The Company's CD Universe's "Partner Program" increases its market presence by allowing "partner" Web sites ("eUniverse Partners") to offer CDs to their audience for which CD Universe provides fulfillment. The eUniverse Partner site provides a hyperlink to the CD Universe web site that leads the consumer to more information about a specific artist or title. This hyperlink automatically connects the customer to the CD Universe online store where the eUniverse Partner's customer may place an order to purchase a CD. In this manner, the eUniverse Partner can offer enhanced services and product recommendations, while avoiding ordering and fulfillment costs. eUniverse Partners receive a commission of 7% to 15% on sales of the Company's products that originate from the eUniverse Partner's Web site.


    The Company recently announced a strategic partnership with LinkShare Corporation ("LinkShare") to dramatically expand the scope of its partner program. As part of the partnership, LinkShare will introduce the Company's online retailing sites to its vast network of over 65,000 partner sites. LinkShare operates an expansive network on the Internet servicing clients such as Dell Computers, Cyberian Outpost, Borders, 1-800-FLOWERS, Virtual Vineyards, Omaha Steaks and others. The Company also plans to develop strategic partnerships with other media partners that will enable it to build greater awareness of its sites and expand traffic and e-commerce activity on its network.


     In August, 1999, eUniverse signed an agreement with Mpath Interactive, Inc., providing for the sale and provision of advertisements by Mpath for all of the Company sites. The Agreement calls for MPath to make guaranteed payments to the Company. This figure will increase if the Company generates increased traffic. The initial term of the advertising agreement is two years, although the Company can cancel it at any time after nine months from its signing.


    The Company has done limited marketing through June 30, 1999. During this period CD Universe undertook a limited email campaign with Xoom.com and TalkCity.com with a total expenditure of $50,000. This program was completed and was not renewed. Case's Ladder spent $3,000 in June, 1999 on advertising and has no current advertising programs in place. Similarly, Gamer's Alliance has no advertising programs in place. The Big Network, in the months preceding its acquisition, spent no cash on advertising but engaged in ad swaps with a nominal value of approximately $20,000 per month based on the posted rate card advertising rates.


    The Company is planning a public relations and advertising push surrounding the relaunch of its site in October/November 1999. The Company is in the process of signing a contract with an Internet consumer public relations company and is creating new branding and promotional materials to support a media campaign. That campaign is likely to include a launch event, direct mail, direct email, online sponsorships, print, and radio. The projected budget for this campaign has not been finalized.

    The following table summarizes the total revenue contributed by the Company's products in the last three fiscal years:

                               Revenue by Category

                               Year Ended          Year Ended          Year Ended
                                3/31/97             3/31/98              3/31/99
                                -------             -------              -------
    Music                      $1,675,815          $5,685,211           $8,387,350
    Videos                              -                   -              464,363
                               ----------          ----------           ----------
    Total                      $1,675,815          $5,685,211           $8,851,713
                               ==========          ==========           ==========


EMPLOYEES

    In addition to the officers who are referred to by management below, the company currently employs 51 full-time associates and up to 16 part-time staffers. Of the company's 51 full-time associates, 21 are in marketing, 22 are in programming and operations, and 8 are in administration. The part-time staffers work in the packing and customer service areas.

FACILITIES

    The Company currently leases a 19,500 sq. ft. office, warehouse and order fulfillment center in Wallingford, Connecticut (the "Wallingford Facility") at a monthly rent of $9,750. The Company's lease with respect to this facility expires in March 2002 and the Company has the right and option to extend the lease for an additional five year term. The Company believes that the Wallingford Facility will be adequate to meet its office space and order fulfillment needs for the foreseeable future. The Company leases approximately 500 sq. feet of office space, through its Gamer's Alliance, Inc. subsidiary, on a month-to-month basis in Bridgeton, Missouri at a monthly rent of $475.

    Additionally, the Company leases a 2,300 sq. ft. office space in San Francisco, California for its technological research and development, business development and sales and marketing divisions (the "San Francisco Facility"). The terms of the agreement provide for monthly payments of $5,350, 5,500 and 5,650 until June 30, 2000, 2001 and 2002, respectively. The Company believes that the San Francisco Facility will be adequate to meet the Company's research and development, business development and sales and marketing needs.

The following table summarizes our current properties:

      LOCATION              SIZE (SQ. FT.)          MONTHLY RENT
Wallingford, Connecticut       13,500                  $9,750
Bridgeton, Missouri               500                  $  475
San Fransisco, California       2,300                  $5,300

THE COMPANY'S STRATEGY AND PLANS

    The Company plans to implement the following strategies in its efforts to become a leading provider of content, commerce and community services on the
Internet:

    Expand Existing Online Retail Business into Other E-Commerce Activities.

    The Company plans to use its technology and fulfillment expertise and expand into other e-commerce activities, such as the Company's recent expansion into games. In addition, the Company plans to use information obtained through customer tracking technology and user customization of certain services on its Web sites to provide its customers with targeted complementary e-commerce offerings.

    Acquire Complementary Entertainment-Related Web Sites.

    The Company plans to acquire music, movie, and interactive entertainment-related Web sites that are complementary to its existing network. These sites will have several of the following key characteristics such as: (1) strategic content, management or technology, (2) product offerings compatible with the Generation X and Y demographics of the Company's sites and (3) the ability to leverage the Company's strategic advantages such as order fulfillment, hardware capacity and general overhead. The Company plans to acquire Web sites with significant traffic and add its retail capabilities and fulfillment expertise to sell additional products to the acquired site's audience. The Company believes that it can leverage its core technology expertise, existing Web site traffic, management experience, fulfillment, systems and warehousing capabilities to continue to grow through strategic acquisitions.

    Provide Original, Compelling and Targeted Sites.

    The Company's Web sites focus on commerce, community and interactivity and address what the Company believes are among the most popular areas of interest on the Internet including music, film and interactive entertainment. These entertainment-related Web sites offer the Company an opportunity to deliver premium advertising and e-commerce services to an attractive demographic of Generation X and Generation Y consumers. The Company plans to enhance its online stores by adding additional editorial content, increasing the time its customers spend on its Web sites as well as the likelihood and frequency of subsequent visits and purchases. Examples of the Company's editorial content include reviews, biographies of entertainers, news, photos and other editorial programming. The Company plans to license compelling third-party editorial content in addition to its internally developed content in order to enhance the overall user experience on the Company's Web sites.

    Leverage Community-Building Technologies to Extend Reach to Other Entertainment and Retail Sites.

    The Company plans to license its LiveSuite community-building software to a partner network of third-party entertainment and retail Web sites. LiveSuite's Java-based user interface creates a virtual presence for the Company on user's desktops when they are visiting a licensee's site. The Company plans to leverage this network of LiveSuite licensor sites to drive traffic to its network of music, filmed entertainment and interactive entertainment sites.

    Diversify Revenue Streams Across Advertising, E-Commerce and Direct
Marketing.

    The Company plans to leverage its user base to generate revenues from multiple revenue streams. The Company believes that the traffic flow generated on its Web sites provides an attractive platform for measurable, targeted, cost-effective and interactive advertising on the Internet. The Company plans to use both in-house and third party representatives to sell its advertising inventory and promotional opportunities. The Company also plans to provide differentiated solutions to advertisers, helping them exploit the capabilities of the Internet as an advertising medium. In addition, the Company plans to expand its e-commerce initiatives through the introduction and promotion of interactive entertainment software, customized CDs, collectable products and other entertainment-related merchandise on its retail sites. See "BUSINESS--Sales and Marketing."

    Increase Market Penetration Through Strategic Partnerships.

    The Company intends to increase market penetration through strategic partnerships that expand awareness of the Company's network of Web sites. The Company plans to develop strategic relationships with traditional media partners to build awareness of its sites and expand traffic and e-commerce activity on its network. The combination of fulfillment expertise, visitor-tracking technology, flexible software and customer preference information make the Company an attractive partner for Web-based businesses.

    Expand Web Presence.

    The Company's Web sites have been able to successfully increase traffic, and thereby increase sales. The Company plans to continue to pursue cost- effective ways to increase traffic at its Web sites and has discussions underway with strategic partners to dramatically increase traffic at its Web sites. The Company plans to expand its international presence, and CD Universe has recently introduced a localized version of the CD Universe site for the Japanese market, marketed directly to Japanese consumers through a revenue sharing partnership with US-style.com. In addition, the Company continues to develop proprietary content to attract and retain traffic. The Company plans to offer new products, services and incentives to attract and retain traffic and to increase the size of profit margins on online purchases.

    Provide Innovative and Easy-to-Use Web Sites.

    The Company plans to make its customer experience informative, efficient and intuitive by constantly improving its store format and features. For example, the Company's CD Universe store incorporates "point and click" options, supported by technical enhancements including easy-to-use search capabilities (by artist, album, title, song title or record label), personalized music suggestions, order tracking and confirmation. The CD Universe store also promotes music learning and discovery by enabling visitors to create customized versions of CDs and its Big Bang newsletter. Visitors are prompted to register and choose from a checklist of options and musical preferences that allow the registrant to select the genre or genres he or she is interested in as well as the content he or she desires to receive (i.e., press releases, charts, reviews, tour info and CD Universe news). These features are designed to make shopping at the store entertaining and informative and encourage purchases and repeat visits.

RECENT TRANSACTIONS


      ACQUISITION OF CASE'S LADDER, INC.


      On May 31, 1999 the Company acquired all of the outstanding shares of the Common Stock of Case's Ladder, Inc., in exchange for 700,000 shares of restricted Common Stock pursuant to a Stock Purchase Agreement (the "Case's Ladder Agreement"). The other parties to the agreement are Case's Ladder, Inc. and its shareholders--Frank Westall (Chief Executive Officer and Chairman of Case's Ladder) and Edward Hilts (Chief Operating Officer and Chief Financial Officer of Case's Ladder). Frank Westall, Edward Hilts and Jeremy Rusnak remained employed by Case's Ladder subsequent to the closing, and, in connection with their employment, they will be granted options to purchase 600,000 shares of the Company's Common Stock, in the aggregate, at a price of $10 per share.


    The Case's Ladder web site serves primarily as an online game portal, providing competitive rankings for online gamers in a number of online games and allowing gamers to compete against one another in a variety of tournaments and leagues. The Case's Ladder web site currently has over 1.1 million registered users. Approximately 75% of registered users on the Case's Ladder web site are between the ages of 18 and 50 with the majority of those visitors having an annual income over $50,000. Case's Ladder currently derives revenue only from membership fees and advertising. The Company believes that this acquisition of new users with favorable demographics will allow it to expand the customer base for its existing products, and to diversify its product offerings into areas such as computer games.

    ACQUISITION OF GAMER'S ALLIANCE, INC.


    As of June 30, 1999, the Company acquired all of the outstanding shares of Gamer's Alliance, Inc., a Missouri corporation based in Bridgeton, Missouri. Gamer's Alliance has been online since January 1997, and operates a network of gaming-related sites on the Internet. On a monthly basis, Gamer's Alliance receives over 750,000 unique visitors and generates over 10 million banner impressions. It maintains a network of more than 50 web sites, including GA-games, GA-Source (a gaming news site which provides game previews, product reviews and interviews), and GA-Sports (a network of news on computer sports gaming).



    The Company acquired the Gamer's Alliance stock with 78,125 shares of the Company's Common Stock. The Company may make a contingent payment to the sellers of additional shares of the Company's Common Stock over a period of five calendar quarters from the closing, contingent upon Gamer's Alliance achieving specified milestones with respect to revenue, the number of unique site visitors, and other matters. Three (3) members of management of Gamer's Alliance -- Adam Goldenberg (President), Matthew Rowell, and Anthony Wyss -- remain employed by Gamer's Alliance pursuant to employment agreements.


     ACQUISITION OF THE BIG NETWORK, INC.


     As of August 31, 1999, the Company acquired 80% of the outstanding capital stock of The Big Network, Inc. ("BNI") and will acquire over a period of six months from the closing the remaining outstanding shares in exchange for shares of the Company (collectively, the "Big Network Agreement"). The Big Network site provides a full suite of classic board and card games, including spades, checkers, chess, backgammon, reversi and morph, allowing thousands of simultaneous players to meet, chat and play parlor games in a friendly setting. The site's gaming system is based on a sophisticated Java client-server architecture designed to support very large numbers of users. Big Network currently hosts over 210,000 registered members and generates almost three million advertising impressions per month. Subsequent to the closing, Stephen Sellers and John Hanke became Vice Presidents of the Company.


                                LEGAL PROCEEDINGS

    The Company is not a party to any pending legal proceedings that in the opinion of management of the Company would have a material adverse effect on the Company's results of operations or consolidated financial condition.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS


    The following table sets forth the name, age and position with respect to the executive officers and directors of eUniverse.


        NAME          AGE     POSITION
        ----          ---     --------

Brad D. Greenspan(1)  26      Chairman of the Board of Directors
Leland N. Silvas(1)   44      President, Chief Executive Officer and Director
Charles Beilman       39      Chief Operating Officer, Chief Technical Officer
                               and Director
William R. Wagner     51      Vice President, Chief Financial
                               Officer and Secretary
James Haiduck         36      Vice President, Sales
John V. Hanke         32      Vice President, Marketing
Stephen D. Sellers    39      Vice President, Business Affairs
Gordon Landies        43      Director


----------------------
(1) Member of the Compensation Committee.


Brad D. Greenspan, Chairman of the Board of Directors of the Company since February, 1999, at the founding of Entertainment Universe, Inc. Prior thereto, Mr. Greenspan founded and served as the President of Palisades Capital, Inc., a private Beverly Hills merchant bank. Mr. Greenspan received a BA degree in political science/business from UCLA in 1996.


Leland N. Silvas, President and Chief Executive Officer of the Company since April 1999. Mr. Silvas is a principal member of Label-add, LLC, a Connecticut-based advertising and direct marketing company, and was employed there until being recruited to eUniverse, Inc. in 1999. Mr. Silvas was President and Chief Operating Officer of McPhersons global housewares division from 1994-1998. From 1992 to 1994, Mr. Silvas was a board member for Partners In Computing, a New York City-based software solutions company. He currently sits on the advisory board to the Adept Group, a computer consulting company based in New York City, and is a board member of ADV MARKETING, a marketing and consulting company, and 1-800-adagency, an ad agency.


Charles Beilman, Chief Operating Officer and Chief Technical Officer of the Company since April 1999. Mr. Beilman founded CD Universe, Inc. in April 1997 and was its sole shareholder and Chief Executive Officer until the sale of CD Universe, Inc. to the Company in April 1999. Since 1985, Mr. Beilman has served as President and Director of Trak Systems, Inc., which supplies proprietary inventory control computer systems to retail music stores throughout the United States and Canada.


William R. Wagner, Vice President, Chief Financial Officer and Secretary of the Company since April 1999. Prior to joining the Company, Mr. Wagner was Chief Financial Officer of Heritage Marketing and Incentives, Inc., a Massachusetts-based marketing incentives company. From 1995 to 1997, he was Chief Financial Officer of ServiceSoft Corporation, a Massachusetts Internet software company, and from 1990 to 1994, he was Chief Financial Officer of General Scanning, Inc., a pioneer in laser technology and systems.


James Haiduck, Vice President of Sales since August 1999. Prior to joining eUniverse, Mr. Haiduck was Vice President of OEM Sales for The Learning Company, a division of Mattel. His 13 years of sales experience in the technology/software industry covered the OEM, retail, corporate, and direct channels. Having established relationships with nearly every Tier One OEM including HP, Compaq, IBM, Canon, and Gateway, Mr. Haiduck was responsible for more than $200 million in licensing revenue over the last 10 years.


Stephen D. Sellers, Vice President Business Affairs and Business Development since September 1999. Prior to joining eUniverse with the acquisition of the Big Network, Mr. Sellers was CEO and co-founder of The Big Network. Previous to that, he was co-founder and CEO of Archetype Interactive where he assembled a diverse team of creative talent to create Meridian 59, the first graphical internet multiplayer game. After the acquisition of Archetype by the 3DO Company, he worked as head of Internet Business Development. He has advised startup businesses in a variety of technology markets. He holds an MBA from the University of California, Berkley and a BA from Stanford University.

John V. Hanke, Vice President of Marketing and Site Integration since September 1999. Prior to joining eUniverse with the acquisition of The Big Network, Mr. Hanke was co-founder, President and COO of The Big Network. Mr. Hanke has extensive experience in the design and development of internet projects. He was the product manager and producer for Meridian 59 at Archetype Interactive and served as Director of Internet Marketing at 3DO, after its acquisition of Archetype, where he supervised internet product development and was responsible for innovations in the pricing and marketing of 3DO's internet products. He holds an MBA from the University of California, Berkley and a BA from the University of Texas, Austin.

Gordon Landies, Director since August 1999. Mr. Landies is currently General Manager of the Home and Entertainment group of Mattel Interactive and has been in consumer software for 16 years, spending 10 years at Software Toolworks, Mindscape, and the Learning Company, which was acquired by Mattel. Most of Mr. Landies' career has been in sales and business development where he helped drive sales growth and build product categories such as National Geographic, Printshop, and Chessmaster.

BOARD OF DIRECTORS AND BOARD COMMITTEES

    Our Board of Directors is comprised of four directors. Our bylaws provide that we may have up to a maximum of nine directors. Directors are elected by the shareholders at each annual meeting or at special meetings of shareholders and serve until their successors are duly elected and qualified. All executive officers are elected by, and serve at the discretion of, the Board of Directors.

    The Compensation Committee consists of Messrs. Greenspan and Silvas. The Compensation Committee administers the Company's 1999 Stock Awards Plan and reviews and recommends to the Board of Directors the compensation and benefits of the employees of eUniverse.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Prior to establishing the Compensation Committee, the Board of Directors as a whole performed the functions delegated to the Compensation Committee. No member of the Board of Directors or the Compensation Committee serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee.

AGREEMENT CONCERNING ELECTION OF DIRECTORS


    In connection with the purchase by E. P. Opportunity Fund, LLC ("E. P.") of preferred stock issued by EUI, an agreement dated April 6, 1999 was entered into between E. P., EUI and Brad D. Greenspan (the "E. P. Letter Agreement") which, in effect, gave E. P. the right to select one of the Directors of EUI during such period as it owns shares of EUI preferred stock. On April 16, 1999, in connection with the Reorganization, the E. P. Letter Agreement was assigned by EUI to the Company, which assumed the obligations of EUI thereunder. As a result, as long as it owns Preferred Stock, E. P. has the right to appoint a member of the Board of Directors of the Company. E. P. has not exercised its right as of the date hereof.


    In connection with the acquisition of The Big Network, Inc., an agreement dated July 30, 1999 was entered into between Brad D. Greenspan, Charles Beilman, Stephen Sellers and John Hanke which, in effect, gives Messrs. Sellers and Hanke the right to select one of the Directors of the Company during the period that either Mr. Sellers or Mr. Hanke or both are employed by the Company. Messrs. Sellers and Hanke have not exercised their right as of the date hereof.


DIRECTOR COMPENSATION

    Directors of eUniverse who are also employees or officers of eUniverse do not receive any compensation specifically related to their activities as directors, other than reimbursement for expenses incurred in connection with their attendance at Board of Directors meetings. Other Directors receive, upon becoming a Director, options for 75,000 shares of Common Stock, which also vest immediately, for each year of service as a Director. See "MANAGEMENT--1999 Stock Awards Plan" on page 43. For each board meeting they attend, these other directors will be reimbursed for their expenses incurred in connection with the meeting.

EXECUTIVE COMPENSATION

    At the end of its most recent fiscal year, the Company's President and Chief Executive Officer and other officers had not yet been employed and compensation had not yet been paid. On April 6, 1999, the Company entered into employment agreements with Leland Silvas, Chief Executive Officer and President, and William R. Wagner, Vice President, Chief Financial Officer and Secretary. The contract with Mr. Silvas is for an initial term expiring April 30, 2000 and automatically renews for additional one-year periods unless terminated on three months notice. The Silvas contract stipulates an annual base salary of $200,000 to be reviewed annually with a bonus opportunity of up to 50% of base salary upon achievement of goals as determined by the Compensation Committee of the Board of Directors. Mr. Silvas is entitled to options to purchase 825,000 shares of Common Stock at an exercise of $3.00 per share, which options become exercisable from time to time as set forth in the contract.

    The contract with Mr. Wagner is for an indefinite term, subject to termination on three months notice, and stipulates an annual salary of $125,000 and options to purchase 100,000 shares of Common Stock at an exercise price of $3.00 per share. On June 15, 1999 Mr. Wagner was granted options to purchase 50,000 shares of Common Stock at an exercise price of $9.50 under the Stock Option Plan.

    The Company entered into an employment contract with Mr. Beilman, effective April 14, 1999, for an initial period of three years, subject to termination on ten days notice, and stipulates an annual compensation of $135,000. On June 15, 1999 Mr. Beilman was granted options to purchase 75,000 shares of Common Stock at an exercise price of $9.50 under the Stock Option Plan.

    Effective August 1, 1999, the Company entered into a contract with James Haiduck, Vice President of Sales. The contract with Mr. Haiduck is for an initial term of one year and stipulates an annual salary of $108,000 and options to purchase 200,000 shares of Common Stock at an exercise price of $9.50 per share.


    In conjunction with the acquisition of Big Network, the Company entered into employment agreements with Mr. Hanke and Mr. Sellers, Vice President of Marketing and Vice President of Business Development. Both contracts are for an initial term of 12 months, and stipulates annual salaries of $96,000 and individual options to purchase 300,000 shares at an exercise price of $8.25.





    The table below summarizes the compensation to be paid pursuant to agreements for services to be rendered to eUniverse in all capacities for the fiscal year ending March 31, 2000. These executives are referred to as the Named Executive Officers elsewhere in this Prospectus.


                                Annual compensation                                         Long Term compensation
                                                                                   ----------------------------------------------
                                                                                     Awards                       Payouts
---------------------------------------------------------------------------------------------------------------------------------
 Name and Principal       Fiscal        Salary      Bonus       Other Annual   Restricted      Securities      LTIP      All Other
      Position             Year           ($)        ($)        Compensation   Stock Award     Underlying     Payouts     Compen-
                                                                    ($)            ($)           Options        ($)       sation
                                                                                                    #                       ($)
----------------------------------------------------------------------------------------------------------------------------------
Brad D. Greenspan ,         2000                         -          50,000           -              -             -          -
 Chairman of the
 Board
Leland Silvas,              2000          200,000      /(1)/         6,307/(2)/      -        191,333/(3)/        -          -
 President,
 Chief
 Executive
 Officer and
 Director
Charles Beilman,            2000          135,000      /(1)/           -             -              -             -          -
 Vice President
 Special Projects
 and Director
                            1999           77,250        -          91,711           -              -             -          -
William R. Wagner,          2000          125,000      /(1)/           -             -         16,666/(3)/        -          -
 Chief Financial
 Officer
James Haiduck,              2000          108,000      /(1)/           -             -              -             -          -
 Vice President
 Sales
Stephen D. Sellers,         2000           96,000      /(1)/           -             -              -             -          -
 Vice President
 Business
 Development
John V. Hanke,              2000           96,000     /(1)/            -             -              -             -          -
 Vice President
 Marketing

Note 1: Incentive compensation awards and payments shall be defined by the Board of Directors.


Note 2: Mr. Silvas was issued 200,000 shares in conjunction with his employment with eUniverse. These have been valued at $.315 per share, based upon the initial capitalization of Entertainment Universe.


Note 3: Option shares are represented as those options that are excercisable within 60 days.

    The following table summarizes the option grants to the Named Executive Officers in the current fiscal year:

                                         Individual grants                         Potential realizable value
                                                                                   at assumed annual rates of
                                                                                    stock price appreciation
                                                                                         for option term
                       ---------------------------------------------------------------------------------------
Name and Principal     Number of      Percent of      Exercise      Expiration          5%            10%
    Position           securities       total        base price        Date
                       underlying      options        $/share
                        options       granted to
                                       employees
                                       in fiscal
                                         year
----------------------------------------------------------------------------------------------------------------
Brad D. Greenspan,      400,000        14.0%           $ 9.50         6/15/09         $ 2,720,000   $ 6,560,000
 Chairman of the
 Board of
 Directors
Leland Silvas,          825,000        28.8%           $ 3.00         4/22/09         $10,972,500   $18,892,500
 President, Chief
 Executive
 Officer and
 Director
Charles Beilman,         75,000         2.6%           $ 9.50         6/15/09         $   510,000   $ 1,230,000
 Vice President
 Special Projects,
 Chief Technical
 Officer and
 Director
William R. Wagner,      150,000         5.2%           $ 3.00         6/15/09         $ 1,670,000   $ 3,110,000
 Vice President,                                          to
 Chief Financial                                       $ 9.50
 Officer and
 Secretary
James Haiduck,          200,000         7.0%           $ 9.50         8/01/09         $ 1,360,000   $ 3,280,000
 Vice President
 Sales
Stephen D. Sellers,     300,000        10.5%           $ 8.25         9/01/09         $ 2,415,000   $ 5,295,000
 Vice President,
 Business Affairs
 and Business
 Development
John V. Hanke,          300,000        10.5%           $ 8.25         9/01/09         $ 2,415,000   $ 5,295,000
 Vice President
 Marketing and
 Site Integration

1999 STOCK AWARDS PLAN

On June 14, 1999, the Board of Directors adopted the eUniverse 1999 Stock Awards Plan (the "Plan") and will submit the Plan for approval by the shareholders at the next meeting of shareholders. The purpose of the Plan is to provide stock-based incentive compensation to the Company's employees, officers, directors and consultants. Between June 15 and June 30, 1999, awards of 24,830 shares of restricted stock and stock options to purchase 2,860,000 shares of Common Stock were made to all employees employed as of May 31, 1999, all outside directors, all officers and three consultants.

The Plan allows for the discretionary grant of restricted stock, non-qualified stock options, incentive stock options as defined in Section 422 of the Internal Revenue Code of 1986, as amended, and other stock-based awards. Only employees, directors, officers and consultants may receive discretionary awards under the Plan.

The Plan is administered by the Compensation Committee of the Company's Board of Directors. The Compensation Committee will make the determination with respect to the discretionary awards under the Plan, including which eligible individuals are to receive awards under the Plan and the specific terms, vesting conditions (if any) and number of shares of stock to which each award relates.

The Compensation Committee may grant awards with different terms and conditions. The Compensation Committee can also accelerate the vesting of outstanding awards and can reprice any option at any time. At the time options are granted, the Compensation Committee will set the price at which options can be exercised to purchase shares of Common Stock.

Option holders will not have any rights as shareholders until and to the extent they have exercised their options. The exercise price for options may either be paid in cash or check or, at the discretion of the Compensation Committee, by tendering shares having a value equal to the exercise price. The number of shares of Common Stock covered by awards will be adjusted in the event of any stock split, merger, recapitalization or similar corporate event.

The Board of Directors may terminate or amend the Plan at any time, except that the Board may not, without the approval of our shareholders, increase the maximum number of shares for which options may be granted under the Plan or expand the class of individuals eligible to participate in the Plan.

                             PRINCIPAL SHAREHOLDERS

    The following table sets forth certain information with respect to the beneficial ownership of our Common Stock by the following individuals or groups:
(a) each person who is known by eUniverse to own beneficially more than 5% of our Common Stock, (b) each Director and Director nominee of eUniverse, (c) each Named Executive Officer of eUniverse, and (d) all executive officers and Directors of eUniverse as a group.


Name of Beneficial           Shares                     Percentage
      Owner                Beneficially                 Beneficially
                             Owned/(1)/                   Owned/(2)/

Brad D. Greenspan            7,841,000                    45.0%
Charles Beilman              2,425,000                    13.9%
Joseph Abrams                1,581,594/(3)/                9.1%
Leland N. Silvas               425,001/(4)/                2.4%
William R. Wagner               16,666/(5)/                 *
James Haiduck                    9,000/(6)/                 *
John V. Hanke                  242,820                     1.4%
Stephen D. Sellers             297,180                     1.7%
Gordon E. Landies              127,939(7)/                  *

Directors and               11,384,606                    65.3%
Executive Officers
as a Group


* less than one percent.

/(1)/ Unless otherwise noted, all of the shares shown are held by individuals or entities possessing sole voting and investment power with respect to such shares. Shares not outstanding but deemed beneficially owned by virtue of the right of a person to acquire them within 60 days, whether by the exercise of options or warrants or the conversion of shares of Preferred Stock into shares of Common Stock, are deemed outstanding in determining the number of shares beneficially owned by such person or group. The address of each individual or group listed in the table is 101 North Plains Industrial Road, Wallingford, Connecticut 06492.

/(2)/ The "Percentage Beneficially Owned" is calculated by dividing the "Number of Shares Beneficially Owned" by the total outstanding shares of Common Stock including shares beneficially owned by the person with respect to whom the percentage is calculated.

/(3)/ Includes shares beneficially owned by Mr. Abrams as Trustee under the following trusts: (1) 881,594 shares held by the Joseph W. & Patricia G. Abrams Living Trust Under Trust Agreement dated March 16, 1994, (2) 350,000 shares held by Matthew R. Abrams Irrevocable Trust Under Trust Agreement dated December 19, 1991, and (3) 350,000 shares held by Sarah E. Abrams Irrevocable Trust Under Trust Agreement dated December 19, 1991.

/(4)/ Includes 225,001 shares represented by options exercisable within 60 days.

/(5)/ Consists entirely of shares represented by options exercisable within 60 days.

/(6)/  Includes 6,000 convertible preferred shares.

/(7)/ Includes 6,000 convertible preferred, and 102,201 shares of Common Stock beneficially owned by Mr. Landies as co-trustee under the Barbara Landies Living Trust 8/27/96.


                              SELLING SHAREHOLDERS

      The Selling Stockholders listed below may, pursuant to this Prospectus, from time to time offer and sell the number of shares of Common Stock into which their respective Preferred Stock may be converted. As of October 1, 1999, the number of shares of Common Stock into which such Preferred Stock is initially convertible (the "Conversion Shares") is listed below.



  Selling Stockholder and position with             Shares of       Conversion          % of
              Company                           Preferred Stock        Shares          Total

LBI Group, Inc.                                      555,556          588,889           30.9%
Side Cape Holdings, Ltd.                             365,740          387,684           20.4%
EP Opportunity Fund, LLC                             235,000          249,100           13.1%
Gregory F. Whitten and Ruth Ann Whitten               75,000           79,500            4.2%
Lawrence Equity Group, LLC                            56,250           59,625            3.1%
Nottinghill Resources, Ltd.                           50,000           53,000            2.8%
RPM Asset Management                                  50,000           53,000            2.8%
Bernice Brauser                                       37,500           39,750            2.1%
Stanford Miller                                       25,000           26,500            1.4%
EIK Investors, Inc.                                   25,000           26,500            1.4%
Robert Murphy                                         25,000           26,500            1.4%
Patrick E. Murphy                                     25,000           26,500            1.4%
Walter Bilofsky                                       24,000           25,440            1.3%
Mark Mitola                                           15,000           15,900            0.8%
EP Opportunity Fund International, Ltd.               15,000           15,900            0.8%
Baer Family Charitable Remainder Trust                12,500           13,250            0.7%
KB Electronics, Inc.                                  12,500           13,250            0.7%
John A. Friedmann                                     12,500           13,250            0.7%
Jeffrey Benton                                        12,500           13,250            0.7%
James N. Oliphant                                     12,500           13,250            0.7%
Robert Brooks                                         12,500           13,250            0.7%
Michael Nichols                                       12,500           13,250            0.7%
Joseph Creen, Jr.                                     12,500           13,250            0.7%
JRA Enterprises                                       12,500           13,250            0.7%
George Gitschel                                       12,200           12,932            0.7%
The Cooper Family Trust                               11,250           11,925            0.6%
Wayne C. Johnson                                       7,500            7,950            0.4%
Paul S. Freyer                                         7,500            7,950            0.4%
Jeffrey S. Cooper and Patricia G. Cobb                 6,250            6,625            0.3%
Joan Vogelsang                                         6,278            6,655            0.3%
Gordon Landies, Director                               6,000            6,360            0.3%
Paul Jakab                                             6,000            6,360            0.3%
James Haiduck, Vice President Sales                    6,000            6,360            0.3%
Ed Roffman                                             6,000            6,360            0.3%
Cory Bihr and Mary Bihr                                6,000            6,360            0.3%
David R.Fulton                                         5,000            5,300            0.3%
Frank Michalik                                         5,000            5,300            0.3%
James A. Carruthers                                    5,000            5,300            0.3%
Eric Singer                                            5,000            5,300            0.3%
Edward L. Bernstein                                    2,500            2,650            0.1%


Pursuant to the Registration Rights Agreement, we have agreed to reserve and keep available for issuance not less than 3,900,000 shares of Common Stock issuable upon conversion of all outstanding Preferred Stock. Each share of Preferred Stock may be converted to Common Stock at an initial rate of one share for each $3.60 of liquidation preference. If the Common Stock's market price at the time of conversion is less than $3.60 per share, the conversion rate is determined by reference to such lower price. Because of the variable conversion rate and the 6% accretion factor, the Preferred Stock may be converted into more than, and potentially substantially more than, 1,795,024 shares of Common Stock. Accordingly, we are registering 4,000,000 shares under this registration statement.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    On April 14, 1999, the Company acquired all of the capital stock of CD Universe, Inc. for a total consideration of $1,915,000 in cash plus 2,425,000 shares of Common Stock. The rights to acquire CD Universe, Inc. were originally held by Palisades Capital, Inc. ("Palisades"), a private merchant bank owned and operated by Brad D. Greenspan. On February 11, 1999 Palisades assigned its rights to acquire CD Universe, Inc. to EUI for consideration of 8,061,000 shares of common stock of EUI which were issued to Mr. Greenspan. See

"PRINCIPAL SHAREHOLDERS." In connection with the Reorganization, those shares of EUI common stock were exchanged for an equivalent number of shares of the Company's common stock.

                              PLAN OF DISTRIBUTION


    The Common Stock issued or to be issued upon conversion of the Selling Stockholders' shares of Preferred Stock will be sold from time to time by the Selling Stockholders, or by pledgees, donees, transferees or other successors in interest. In transactions effected on the OTC or any other Securities exchange or market in which the Shares are traded, in privately negotiated transactions, or in a combination of such methods of sale. The shares may be sold by one or more of the following: (a) a block trade in which the broker or dealer so so engaged will will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by the broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) an exchange distribution in accordance with the rules of such exchange, and (d) orders brokerage transactions and transactions in which the broker solicits purchasers. From time to time the Selling Stockholders may engage in short sales, short sales versus the box, puts and calls and other transactions in securities of the issuer or derivatives thereof, and may sell and deliver the shares in connection therewith.


    In affecting sales, brokers or dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from Selling Stockholders in amounts to be negotiated immediately prior to the sale. The Selling Stockholders and agents who execute orders on their behalf may be deemed to be underwriters as that term is defined in Section 2(11) of the Act and a portion of any proceeds of sales and discounts, commissions or other compensation may be deemed to be underwriting compensation for purposes of the Act.

    In the event the Selling Stockholders engage an underwriter in connection with the sale of the Shares, to the extent required, a Prospectus Supplement will be distributed, which will set forth the number of Shares being offered and the terms of the offering, including the names of the underwriters, any discounts, commissions and other items constituting compensation to underwriters, dealers or agents, the public offering price with any discounts, commissions or concessions allowed or reallowed or paid by underwriters to dealers.

                          DESCRIPTION OF CAPITAL STOCK


    We have authorized capital stock consisting of 250,000,000 shares of Common Stock, $0.001 par value per share, and 50,000,000 shares of preferred stock, $0.10 par value per share (the "Preferred Stock"). The following description of eUniverse's capital stock is not intended to be complete. For a complete description of our capital stock, you should read our Articles of Incorporation, Amended and Restated Bylaws, and the Registration Rights Agreement that are included as exhibits to our Form 10 filed with the Securities and Exchange Commission on June 14, 1999.


COMMON STOCK


    As of August 31, 1999, there were 14,832,723 shares of Common Stock outstanding, which were held of record by 147 shareholders.


    Holders of Common Stock are entitled to one vote per share on all matters to be voted upon by the shareholders. Subject to preferences that may be applicable to the holders of outstanding shares of Preferred Stock, if any, the holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. In the event of liquidation, dissolution or winding up of the Company, and subject to the prior distribution rights of the holders of outstanding shares of Preferred Stock, if any, the holders of shares of Common Stock shall be entitled to receive pro rata all of the remaining assets of the Company available for distribution to its shareholders. The Common Stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Common Stock.

PREFERRED STOCK

    On April 14, 1999, EUI sold 1,795,024 shares of its Series A 6% Convertible Preferred Stock in a private offering pursuant to Section 4(2) of the Securities Act and Rule 506 of Regulation D adopted under the Securities Act. The EUI Preferred Stock was sold to a group of approximately 40 purchasers, including Lehman Brothers, Eisenberg Partners and principals of Gerard Klauer Mattison & Co., Inc., all of whom were accredited investors as defined in Rule 501 of Regulation D. The aggregate offering price for the Preferred Stock was $6,598,122. In connection with the Reorganization, the holders of the EUI Preferred Stock exchanged their shares, on a one-to-one basis, for shares of the Company's Preferred Stock having equivalent rights and preferences, as set forth in the Designation of Preferred Stock of Motorcycle Centers of America, Inc. dated April 7, 1999 (the "Designation of Preferred Stock").

    Holders of the Company's Preferred Stock have the right to convert all or any portion of such stock into shares of the Company's common stock at any time after October 15, 1999 until all shares of Preferred Stock have been converted, at a one-to-one ratio, unless the market price of the Common Stock is below $3.60 during various periods prior to the date of conversion, as set forth in the Designation of Preferred Stock, in which case the conversion ratio would be greater than one-to-one.

    The Company's Preferred Stock does not pay dividends, and the holders of such stock are not entitled to receive any dividends thereon. In the event of the liquidation or dissolution of the Company, the holders of the Preferred Stock will be entitled to receive, prior in preference to any distribution to the holders of the Common Stock and any other class of stock which has been designated as junior in rank to the Preferred Stock, an amount per share equal to the original issue price of the Preferred Stock ($3.60) plus accretion thereon at a rate of 6% per annum from the date of issuance. The holders of Preferred Stock are entitled to cast a number of votes per share on each matter submitted to the Company's holders of Common Stock that equals the number of shares of Common Stock into which such Preferred Stock could have been converted immediately prior to the record date for the vote. Votes of the Preferred Stock holders shall be cast together with those cast by the holders of common stock and not as a separate class except as otherwise provided in the Designation of Preferred Stock on matters directly affecting the rights of the holders of Preferred Stock.


TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for our Common Stock is Corporate Stock Transfer, Inc. with its address at 370 17th Street, Suite 2350, Denver, Colorado 80202, and its telephone number at this location is (303) 595-3300.

LISTING


    Our Common Stock is currently traded on the OTC Electronic Bulletin Board under the trading symbol "EUNI". We have applied to list our Common Stock on the Nasdaq under the trading symbol "EUNI".


         MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY
                         AND RELATED STOCKHOLDER MATTERS

SHAREHOLDERS AND DIVIDENDS


    As of September 30, 1999, there were 14,832,723 shares of Common Stock outstanding, which were held by 149 shareholders of record.


    To date, the Company has paid no cash dividends and has no intention to pay cash dividends on its Common Stock in the foreseeable future.

MARKET INFORMATION

     Our Common Stock is traded on the OTC Electronic Bulletin Board under the symbol EUNI. Prior to April 22, 1999, when the Company changed its name to eUniverse, Inc., the common stock of the Company was traded under the symbol MCAM. Between April 14, 1999 and April 22, 1999 the common stock of the Company was traded under the symbol MCAMD.


     The chart below sets forth the range of reported high and low bid quotations for the Common Stock for each full quarterly period from Oct. 1, 1997 through June 30, 1999. The source of the quotations is Prophet Financial Systems. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions. The closing price for the common stock of the Company on September 30, 1999 was $5.875.



                                               RANGE OF HIGH AND LOW BID
QUARTERLY PERIOD ENDING                                  QUOTATIONS
June 30, 1999 (EUNI)                              $    1.875 -   14.00
March 31, 1999 (MCAM)                             $    5.00  -   18.00/1//3/
December 31, 1998 (MCAM)                          $    0.62  -   25.00/1/
September 30, 1998 (MCAM)                         $    2.00  -    5.00/1/
June 30, 1998 (NBCO)                              $   50.00  -   95.00/1/
March 31, 1998 (NBCO)                             $   65.00  -   90.00/1/
December 31, 1997 (NBCO)                          $1,300.00 - 1,600.00/2//3/



    /1/ Quotes reflect a 1 for 20 reverse split of the Company's common stock effective March 31, 1999.



    /2/ Quotes reflect a 1 for 20 reverse split of the Company's Common Stock effective August 1, 1997.



    /3/ The stock split occurred prior to the operation of the Company's current business that commenced upon MCA's reorganization with ENI in April 1999.



                         SHARES ELIGIBLE FOR FUTURE SALE


    Approximately 13,806,000 shares of the Common Stock (approximately 93% of the shares outstanding) are restricted shares that may be sold only in the event such shares are registered pursuant to the Securities Act or are sold pursuant to an exemption thereunder, including Rule 144, which permits the resale of limited amounts of restricted securities after a 12-month initial holding period. Subject to the volume limitations of Rule 144, 509,000 shares will become available on April 1, 2000, an additional 12,475,000 shares will become available on April 14, 2000, an additional 700,000 shares will become available on May 31, 2000 and an additional 78,125 will become available on June 30, 2000. See "PRINCIPAL SHAREHOLDER."



There are 1,795,024 shares of Preferred Stock outstanding with a liquidation preference of $3.60 per share, which increases at a rate of 6% per annum.
Each share of Preferred Stock may be converted to Common Stock at an initial rate of one share of Common Stock for each $3.60 of liquidation preference.
If the Common Stock's market price at the time of conversion is less than $3.60 per share, the conversion rate is determined by reference to such lower price. The Company has granted the holders of Preferred Stock registration rights so that they may sell their shares of Common Stock received upon conversion of such Preferred Stock. The shares of Common Stock received upon conversion also may be sold on the market pursuant to Rule 144 without registration under the Securities Act commencing 12 months after the date of issuance of the Preferred Stock and subject to the volume limitations and other requirements of Rule 144. See "DESCRIPTION OF CAPITAL STOCK--Registration Rights." This registration statement is filed pursuant to such registration rights. During the effectiveness of this registration statement the Common Stock issued upon conversion of the Preferred Stock may be sold in the public market.



    The Company reserved 5,000,000 shares of Common Stock for future issuance under the 1999 Stock Awards Plan. The Company has granted options to employees and one advisor to purchase an aggregate of up to 2,860,000 shares of Common Stock at exercise prices ranging from $3.00 to $11.40 per share. Options representing 391,667 of such shares are vested and exercisable. The remaining options vest in equal amounts each calendar quarter over the next two (2) years. Warrants to purchase an additional 731,865 shares of Common Stock at exercise prices ranging from $2.75 to $10.00 per share have been issued to various entities in exchange for financing and public relations services. Warrants representing up to 400,000 of such shares are exercisable. Common Stock issued upon exercise of outstanding vested options or issued under the Company's 1999 Stock Awards Plan will be available for resale on the public market, during the effectiveness of a registration statement on a Form S-8 covering such shares that the Company intends to file.


     Up to 1,800,000 restricted shares of Common Stock may be issued in connection with our acquisition of The Big Network, which may be sold only in the event such shares are registered, or exempted from registration, under the Securities Act.



RULE 144. In general, under Rule 144 as currently in effect a person who has beneficially owned shares of our Common Stock for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

    -1% of the number of shares of Common Stock then outstanding,

     or

    -the average weekly trading volume of the Common Stock during the four calendar weeks preceding the filing of a Form 144 with respect to such sale.

Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

RULE 144(K). Under Rule 144(k), a person who is not deemed to have been an affiliate of eUniverse at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years including the holding period of any prior owner except an affiliate, is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

REGISTRATION RIGHTS.


    Under the Registration Rights Agreement of Entertainment Universe Inc. dated April 1999 which was assigned to and assumed by the Company pursuant to the Assignment and Assumption Agreement by and between Entertainment Universe, Inc. and Motorcycle Centers of America, Inc., dated as of April 14, 1999 (the "Registration Rights Agreement"), we have agreed to use our best efforts to have a registration statement of which this Prospectus forms a part, and to maintain the effectiveness of such registration statement until all securities covered by such registration statement have been sold.


    The Case's Ladder Agreement and the Big Network Agreement provide that the selling shareholders have the right to participate in any registered offering of the Common Stock and to sell their shares of Common Stock in the Company's offering of its shares to the public to the extent that any of the Company's directors and/or officers have such registration rights and sale privileges. During the effectiveness of any such registration, any shares registered would become freely tradable without restriction under the Securities Act.

                                  LEGAL MATTERS

    The validity of the Common Stock offered hereby will be passed upon for eUniverse, Inc. by Martin, Lois & Gasparrini, LLC, Stamford, Connecticut.

                                     EXPERTS


    The financial statements and schedules of the Company appearing in this Prospectus and registration statement have been audited by Merdinger, Fruchter, Rosen and Corso, PC, Cordovano and Harvey, PC and Jonathon P. Reuben, CPA, independent certified public accountants, as indicated in their reports, and are included herein in reliance upon such report given on the authority of such firm as experts in accounting and auditing.



                        SOURCES OF ADDITIONAL INFORMATION


    eUniverse has filed with the Securities and Exchange Commission (the "Commission") a registration statement on Form S-1 with respect to the Common Stock offered by this Prospectus. This Prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are parts of the registration statement. For further information with respect to the Company and its Common Stock, see the Registration Statement and the exhibits and schedules thereto. Whenever we make reference in this Prospectus to any of our agreements or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual agreement or other document.


    You can read our Commission filings, including this registration statement, through a Web browser over the Internet at the Commission's Web site at URL:http://www.sec.gov. You may also read and copy any document we file with the Commission at its public reference facilities in Washington, D.C., New York, NY, and Chicago, IL at 450 Fifth Street, Washington, D.C. 20549, 7 World Trade Center, Suite 1300, New York, NY 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, respectively. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the Commission at 450 Fifth Street, Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

    eUniverse is subject to the information and periodic reporting requirements of the Securities and Exchange Act and, accordingly, files periodic reports, proxy statements and other information with the Commission. Such periodic reports, proxy statements and other information will be available for inspection and copying at the Commission's public reference room, and the Web site of the Commission referenced to above.

PRO FORMA FINANCIAL INFORMATION


         Subsequent to June 30, 1999, the latest balance sheet date presented in this registration statement, the registrant acquired The Big Network, Inc. Additionally, during the three month period ended June 30, 1999, the registrant completed the reverse acquisition of Motorcycle Centers of America, Inc. by Entertainment Universe, Inc., the acquisition of CD Universe, Inc. (the "Predecessor"), the acquisition of Cases Ladder, Inc. and the acquisition of Gamer's Alliance, Inc. The details of the acquisitions are presented in the notes to the June 30, 1999 financial statements presented elsewhere in this registration statement.

         The pro forma balance sheet reflects the historical consolidated balance sheet of the registrant and the balance sheet of The Big Network, Inc. as of June 30, 1999. The Company acquired The Big Network as of August 31, 1999. Pro forma adjustments have been made to give effect to the acquisition of The Big Network, Inc. as if it had occurred on June 30, 1999.

         The pro forma income statement for the three month period ended June 30, 1999 reflects the historical consolidated income statement of the registrant and the income statement of The Big Network, Inc. Pro forma adjustments have been made to give effect to the acquisitions as if they had occurred as of the beginning of the period.

          The pro forma income statement for the twelve month period ended March 31, 1999 reflects the historical income statements for CD Universe, Inc.(the predecessor) for the year ended March 31, 1999 and the historical income statements for Cases Ladder, Inc., Gamers Alliance, Inc. and The Big Network, Inc. for the year ended December 31, 1998. There is no significant activity for Entertainment Universe, Inc., as it came into existence in February, 1999. The historical income statement of Motorcycle Centers of America, Inc. has not been presented. Entertainment Universe, Inc. is considered to be the accounting acquirer in a recapitalization. Motorcycle Centers of America, Inc. is treated as the legal acquirer and as such, its historical operating results are not presented with those of the registrant. Pro forma adjustments have been made to give effect to the above transactions as if they had occurred at the beginning of the twelve month period presented.

                                                               eUNIVERSE
                                                        PROFORMA BALANCE SHEETS
                                                             JUNE 30, 1999


                                                                   THE BIG           PRO FORMA ADJUSTMENTS
                                              CONSOLIDATED      NETWORK, INC.        TO REFLECT ACQUISITION       BALANCE
                                                 BALANCE           BALANCE          OF THE BIG NETWORK, INC        SHEET
                                                  SHEET             SHEET              AS OF JUNE 30, 1999      JUNE 30,1999
                                             JUNE 30, 1999      JUNE 30, 1999         DR               CR         PRO FORMA
                                            ---------------     -------------       ----------     ---------    --------------
ASSETS
CASH                                        $     4,194,109     $     118,800                                     $  4,312,909
RECEIVABLES                                         193,096             6,900                                          199,996
INVENTORY                                            41,451                                                             41,451
DUE FROM EMPLOYEES                                  153,200                                                            153,200
OTHER CURRENT ASSETS                                 75,717               514                                           76,231
                                            ---------------     -------------                                   --------------
TOTAL CURRENT ASSETS                              4,657,573           126,214                                        4,783,787
                                            ---------------     -------------                                   --------------

PROPERTY AND EQUIPMENT, NET                         329,346            58,941                                          388,287
GOODWILL, NET OF AMORTIZATION                    17,784,733                     1   10,939,104                      28,723,837
OTHER INTANGIBLES, NET OF AMORTIZATION              110,561             2,105                                          112,666
                                            ---------------     -------------                                   --------------

TOTAL OTHER ASSETS                               18,224,640            61,046                                       29,224,790
                                            ---------------     -------------                                   --------------

TOTAL ASSETS                                $    22,882,213     $     187,260                                     $ 34,008,577
                                            ===============     =============                                   ==============

LIABILITIES AND STOCKHOLDERS' EQUITY
ACCOUNTS PAYABLE                            $       872,284     $      49,330                                     $    921,614
ACCRUED EXPENSES                                    234,774            27,353                                          262,127
NOTES PAYABLE - SHAREHOLDERS                                           13,500                                           13,500
CAPITAL LEASE PAYABLE                                                   8,585                                            8,585
                                            ---------------     -------------                                   --------------
TOTAL CURRENT LIABILITIES                         1,107,058            98,768                                        1,205,826
                                            ---------------     -------------                                   --------------
LONG TERM CAPITAL LEASE PAYABLE                                         2,596                                            2,596
                                            ---------------     -------------                                   --------------

TOTAL LIABILITIES                                 1,107,058           101,364                                        1,208,422
                                            ---------------     -------------                                   --------------

PREFERRED STOCK, $.10 par value; 40,000,000
  shares authorized, 1,795,024 shares
  issued and outstanding                            179,502           360,502   1      360,502                         179,502

COMMON STOCK, $.001 par value; 250,000,000
  shares authorized, 16,637,723 shares
  issued and outstanding (pro forma)                 14,838             2,675   1        2,675  1      1,800            16,638

ADDITIONAL PAID IN CAPITAL                       23,273,159           721,447   1      721,447  1 11,023,200        34,296,359

ACCUMULATED DEFICIT                              (1,692,344)         (998,728)                  1    998,728        (1,692,344)
                                            ---------------     -------------                                   --------------
TOTAL STOCKHOLDERS' EQUITY                       21,775,155            85,896                                       32,800,155
                                            ---------------     -------------                                   --------------
TOTAL LIABILITIES AND
 STOCKHOLDERS' EQUITY                       $    22,882,213     $     187,260                                     $ 34,008,577
                                            ===============     =============                                   ==============







                                                               eUNIVERSE
                                                   PROFORMA STATEMENTS OF OPERATIONS
                                               FOR THE THREE MONTHS ENDED JUNE 30, 1999


                                                            INCOME STATEMENT                                         INCOME
                                     CONSOLIDATED                 FOR                   PRO FORMA ADJUSTMENTS       STATEMENT
                                   INCOME STATEMENT         THE BIG NETWORK            TO REFLECT ACQUISITIONS       FOR THE
                                       FOR THE                    INC                     FOR THE QUARTER         QUARTER ENDED
                                     QUARTER ENDED            QUARTER ENDED               ENDED JUNE 30, 1999     JUNE 30, 1999
                                    JUNE 30, 1999            JUNE 30, 1999             DR                   CR      PRO FORMA
                                   ----------------         ----------------           ---------     ---------    --------------
REVENUE                              $    2,034,955           $        8,891                            50,148     $ 2,237,458
                                                                                                       143,464
COST OF SALES                             1,659,558                    2,725     3        20,143                     1,682,426
                                   ----------------         ----------------                                      ------------
GROSS PROFIT                                375,397                    6,166                                           555,032
                                   ----------------         ----------------                                      ------------

MARKETING AND SALES                         444,206                    7,306                                           451,512
PRODUCT DEVELOPMENT                         168,018                    2,000                                           170,018
GENERAL AND ADMINISTRATIVE                  630,149                  243,400     2        54,410                     1,074,041
                                                                                 3       146,082
MERGER AND ACQUISITION RELATED               62,241                                                                     62,241
AMORTIZATION OF GOODWILL AND OTHER          307,641                              2        24,660                       721,641
                                                                                 3       115,862
                                                                                 4       273,478
STOCK BASED COMPENSATION                    237,500                                                                    237,500
                                    ----------------         ----------------                                     ------------
TOTAL                                     1,849,755                  252,706                                         2,716,953
                                    ----------------         ----------------                                     ------------

LOSS FROM OPERATIONS                     (1,474,358)                (246,540)                                       (2,161,921)

INTEREST INCOME AND OTHER                     7,049                    1,113                                             8,162
INTEREST EXPENSE                            (85,801)                  (3,022)                                          (88,823)
                                    ----------------         ----------------                                     ------------

LOSS BEFORE INCOME TAXES                 (1,553,110)                (248,449)                                       (2,242,582)

INCOME TAX EXPENSE (BENEFIT)                      -
                                    ----------------         ----------------                                     ------------

NET LOSS                             $   (1,553,110)          $     (248,449)                                      $(2,242,582)
                                    ================         ================                                     ============
Basic Loss Per Share
  Historical                                                                                                       $      (.18)
  Proforma                                                                                                         $      (.14)
Weighted Average Shares Outstanding
  Historical                                                                                                        12,400,115
  Proforma                                                                                                          16,501,535




                                                               eUNIVERSE
                                                   PROFORMA STATEMENTS OF OPERATIONS
                                                             FOR 12 MONTHS


                                                           CASE'S       ENTERTAINMENT   THE BIG NETWORK,
                                      CD UNIVERSE          LADDER         UNIVERSE            INC.
                                       (YEAR END         (YEAR END      (PERIOD END       (YEAR END            COMBINED
                                       3/31/1999)       12/31/1998)       3/31/1999)      12/31/1998)
                                    ----------------   ------------    --------------    --------------      ------------
REVENUE                             $    8,851,713     $   378,345      $     -           $    83,883         $ 9,313,941
COST OF SALES                            8,264,306          33,660            -                56,375           8,354,341
                                    ----------------    -----------    --------------     -------------      ------------
GROSS PROFIT                               587,407         344,685            -                27,508             959,600
                                    ----------------    -----------    --------------     -------------      ------------
GENERAL AND ADMINISTRATIVE                 995,584         360,019           90               741,265           2,096,958
EXPENSES AMORTIZATION
                                    ----------------     ---------    ---------------     -------------       -----------
TOTAL                                      995,584         360,019           90               741,265           2,096,958
                                    ----------------     ---------    ---------------     -------------       -----------
LOSS FROM OPERATIONS                      (408,177)        (15,334)         (90)             (713,757)         (1,137,358)
OTHER INCOME (EXPENSE)                       1,013               -            -               (22,308)            (21,295)
                                    ----------------     ----------    --------------     ------------        -----------
LOSS BEFORE INCOME TAXES                  (407,164)        (15,334)         (90)             (736,065)         (1,158,653)
INCOME TAX EXPENSE (BENEFIT)                     -          (1,372)           -                     -              (1,372)
                                    ----------------     -----------    -------------     ------------        -----------
NET LOSS                              $   (407,164)    $   (13,962)   $    (90)           $  (736,065)        $(1,157,281)
                                      ============     ============    ==============     ===========         ===========

                                                                                                           INCOME
                                                                PRO FORMA ADJUSTMENTS                     STATEMENT
                                                               TO REFLECT ACQUISITIONS                  FOR THE YEARS
                                                                FOR THE TWELVE MONTHS                    ENDED WITHIN
                                                              ENDED WITHIN MARCH 31, 1999               MARCH 31, 1999
                                                COMBINED              DR         CR                       PRO FORMA
                                               ---------          ----------  ---------                 -------------
REVENUE                                       $ 9,313,941                                                $  9,313,941
COST OF SALES                                   8,354,341                                                   8,354,341
                                              -----------                                                ------------
GROSS PROFIT                                      959,600                                                     959,600
                                              -----------                                                ------------
GENERAL AND ADMINISTRATIVE EXPENSES             2,096,958                   -           -                   2,096,958
AMORTIZATION                                                    5   2,868,104                               2,868,104
                                              ------------                                               ------------
TOTAL                                           2,096,958                                                   4,965,062
                                              -----------                                                ------------
LOSS FROM OPERATIONS                           (1,137,358)                                                 (4,005,462)
OTHER INCOME (EXPENSE)                            (21,295)                  -           -                     (21,295)
                                              ------------                                               ------------
LOSS BEFORE INCOME TAXES                       (1,158,653)                                                 (4,026,757)
INCOME TAX EXPENSE (BENEFIT)                       (1,372)                                                     (1,372)
                                              ------------                                              -------------
NET LOSS                                      $(1,157,281)                                               $ (4,025,385)
                                              ============                                              =============

Basic Loss per Share
  Historical                                                                                                 $ (57.64)
  Proforma                                                                                                    $ (0.26)
Weighted Average Share Outstanding
  Historical                                                                                                   69,833
  Proforma                                                                                                 15,481,563



Notes to pro forma financial statements

Balance Sheet, June 30, 1999

1) To reflect the acquisition of The Big Network, Inc. as if it occurred on June 30, 1999. This acquisition closed as of August 31, 1999. The acquisition, accounted for as a purchase, was achieved through the issuance of 1,800,000 shares of the Company's common stock in exchange for all of the issued and outstanding shares of common and preferred stock held by Big Network's shareholders. Big Network is a wholly owned subsidiary. The total acquisition price is $11,025,000, resulting in goodwill of $10,939,104, calculated as follows:

        Acquisition price               $11,025,000
        Net assets acquired                  85,896
                                        -----------

        Goodwill                        $10,939,104


Income Statement, Three months ended June 30, 1999

2) To record the activity of Gamers Alliance, Inc for the period from April 1 through June 30, 1999, the date of the acquisition.

3) To record the activity of Cases Ladder, Inc. for the period from April 1 through May 31, 1999, the date of acquisition.

4) To reflect amortization of goodwill for the three month period.

Income Statement, Twelve months ended March 31, 1999

5) To reflect amortization of goodwill as if the acquisitions had been consummated at the beginning of the twelve month period.

                               eUNIVERSE, INC.

                                Balance Sheets


                                    ASSETS


                                                                         June 30,   March 31,
                                                                          1999        1999
                                                                       ----------- ----------
CURRENT ASSETS
  Cash and Cash Equivalents.......................................    $4,194,109   $  11,335
  Accounts receivable, net of allowances for
    doubtful accounts of $19,175 and $0, respectively............        193,096      92,938
  Inventory......................................................         41,451      22,647
  Due from Officers..............................................              -     157,569
  Due from employees.............................................        153,200           -
  Prepaid expenses and other current assets......................         75,717       9,629
                                                                       ----------- ----------
                    Total Current Assets..........................     4,657,573     294,118

FURNITURE AND EQUIPMENT, less accumulated
  depreciation of $109,818 and $83,052, respectively..............       329,346     225,718

GOODWILL, net of amortization of $307,192 and
 $2,000, respectively.............................................    17,784,733      38,000

OTHER INTANGIBLES, net of amortization of $2,789 and
 $340, respectively...............................................       110,561         510
                                                                     -----------  ----------

             TOTAL ASSETS.........................................   $22,882,213  $  558,346
                                                                     ===========  ==========


LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES
  Accounts payable................................................   $    872,284  $  828,718
  Accrued liabilities.............................................        219,494     113,604
  Due to affiliates...............................................         15,280      30,000
  Due to officer..................................................            -       105,000
                                                                       ----------- ----------
             Total Current Liabilities............................      1,107,058   1,077,322
                                                                       ----------- ----------

SHAREHOLDERS' EQUITY (DEFICIT)
  Preferred stock, $ 10 par value;  40,000,000 shares authorized;
    1,795,024 and -0- shares issued and outstanding,
    respectively..................................................        179,502          -
  Common stock, $ 001 par value; 250,000,000 shares authorized;
    14,837,723 and 2,148,098 shares issued and outstanding,
    respectively..................................................         14,838       1,000
  Additional paid-in capital......................................     23,273,159          -
  Deferred offering costs.........................................              -          -
  Retained deficit................................................     (1,692,344)   (519,976)
                                                                       ----------- ----------
             Total Shareholders' Equity...........................     21,775,155    (518,976)
                                                                       ----------- ----------

       TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY.................   $ 22,882,213   $ 558,346
                                                                       =========== ==========
See accompanying notes to the financial statements

                                eUNIVERSE, INC

                           Statements of Operations


                                                                      Three Months Ended
                                                                -------------------------------
                                                                    June 30,        June 30,
                                                                      1999           1998
                                                                --------------   --------------
REVENUE......................................................      $ 2,034,955    $2,118,186

COST OF GOODS SOLD...........................................        1,659,558     1,802,615
                                                                --------------   --------------
GROSS PROFIT.................................................          375,397       315,571

OPERATING EXPENSES:
 Marketing and sales.........................................          444,206       244,605
 Product development.........................................          168,018        92,066
 General and administrative..................................          630,149        49,851
 Merger and acquisition related..............................           62,241             -
 Amortization of goodwill and other intangibles..............          307,641           292
 Stock-based compensation....................................          237,500             -
                                                                --------------   --------------

TOTAL OPERATING EXPENSES.....................................        1,849,755       386,814
                                                                --------------   --------------

OPERATING LOSS...............................................       (1,474,358)      (71,243)
                                                                ==============   ==============

NONOPERATING INCOME (EXPENSE)
 Interest and dividend income................................            7,049           108
 Interest expense............................................          (85,801)            -
                                                                --------------   --------------

INCOME (LOSS) BEFORE INCOME TAXES............................       (1,553,110)      (71,135)

INCOME TAXES.................................................                -             -
                                                                --------------   --------------

NET INCOME (LOSS)............................................      $(1,553,110)   $  (71,135)
                                                                ==============   ==============

Basic income (loss) per common share.........................      $     (0.13)        N/A
                                                                ==============   ==============

Basic weighted average common shares outstanding.............       12,221,900         N/A
                                                                ==============   ==============



See accompanying notes to the financial statements



                                                            eUNIVERSE, INC.

                                                       Statements of Cash flows


                                                                                  Three Months Ended
                                                                         -----------------------------------
                                                                               June 30,        June 30,
                                                                                 1999           1998
                                                                         ----------------  -----------------
OPERATING ACTIVITIES
    Net income (loss)                                                        $(1,553,110)    $  (71,135)

    Transactions not requiring cash:
       Depreciation                                                               19,354         11,538
       Amortization                                                              307,641            292
       Common stock issued for services                                          247,500              -
    Changes in current assets                                                   (185,050)        7,590
    Changes in current liabilities                                               164,736        (56,925)
                                                                         ----------------  -----------------
                NET CASH (USED IN) OPERATING ACTIVITIES                         (998,929)      (108,640)


INVESTING ACTIVITIES
    Acquisitions                                                              (1,915,000)            -
    Cash through acquisitions                                                     37,214             -
    Purchases of fixed assets                                                    (68,118)       (17,400)
    Repayment of advances from officers                                         (105,000)            -
    Receipt of advances to officers                                              157,769             -
    Advances made to Employees                                                  (153,200)            -
                                                                         ----------------  -----------------
                NET CASH PROVIDED BY INVESTING ACTIVITIES                     (2,046,335)       (17,400)
                                                                         ----------------  -----------------

FINANCING ACTIVITIES
    Proceeds from issuance of preferred stock                                  5,875,204             -
    Proceeds from issuance of common stock                                     1,402,835             -
    Payment to repurchase common stock                                           (20,000)            -
    Repayment of loan from affiliates                                            (30,000)
                                                                        ----------------  -----------------
                NET CASH PROVIDED BY FINANCING ACTIVITIES                      7,228,039             -
                                                                        ----------------  -----------------

CHANGE IN CASH AND CASH EQUIVALENTS                                            4,182,775       (126,041)
Cash and cash equivalents, beginning of period                                    11,335        267,213
                                                                        ----------------  -----------------
CASH AND CASH EQUIVALENTS
    AT END OF PERIOD                                                         $ 4,194,109     $  141,172
                                                                        ================  =================

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

Noncash investing and financing transactions:
  Stock issued in connection with acquisitions:
           CD Universe                                                       $ 7,329,480     $        -
           Cases Ladder                                                        7,350,000
           Gamers Alliance                                                     1,000,000
           MegaDVD                                                                52,500




See accompanying notes to the financial statements

                                EUNIVERSE, INC.
                  Statement of Shareholders' Equity (Deficit)
                      March 31, 1999 through June 30, 1999

                                 PREFERRED STOCK           COMMON STOCK        ADDITIONAL    DEFERRED
                              ---------------------   ----------------------     PAID-IN     OFFERING    RETAINED
                               SHARES     PAR VALUE     SHARES     PAR VALUE     CAPITAL      COSTS       DEFICIT        TOTAL
                               ------     ---------     ------     ---------     -------      -----       -------        -----
     BALANCE, MARCH 31, 1999         --         --     2,148,098      2,148        171,796     (5,734)     (139,234)       28,976
Repurchase common stock,
 subsequently cancelled.....         --         --    (1,844,940)    (1,845)       (18,155)        --            --       (20,000)
Common stock subscribed less
 offering costs of $5,734...         --         --       897,835        898        891,203      5,734            --       897,835
Shares issued in acquisition
 of Entertainment Universe,
 Inc........................  1,795,024    179,502    12,829,000     12,829     13,939,123         --            --    14,131,454
Shares issued in acquisition
 of MegaDVD.................         --                    4,605          5         52,495                                 52,500
Shares issued in acquisition
 of Cases Ladder, Inc.......         --                  700,000        700      6,999,300                              7,000,000
Shares issued in acquisition
 of Gamers Alliance, Inc....         --                   78,125         78        999,922                              1,000,000
Shares issued to employees
 of CD Universe.............         --                   25,000         25        237,475                                237,500
Net income for three months
 ended June 30, 1999........         --         --            --         --             --         --    (1,553,110)   (1,553,110)
                              ---------   --------    ----------   --------    -----------   --------   -----------   -----------
     BALANCE, JUNE 30, 1999   1,795,024   $179,502    14,837,723   $ 14,838    $23,273,159   $     --   $(1,692,344)  $21,775,155
                              =========   ========    ==========   ========    ===========   ========   ===========   ===========

*Restated for 1 for 20 reverse splits (Note F)
                                     eUniverse, Inc.
                             Notes to Financial Statements
                                       June 30, 1999



1) Organization and Line of Business

eUniverse, Inc. ("the Company") is a Nevada Corporation engaged in developing, acquiring, and operating a network of web sites providing entertainment - oriented products and services. At present the Company is engaged in sales of audio CDs, videotapes, and digital videodisks ("DVDs") over the Internet, and providing online computer gaming. The financial statements being presented include the accounts of eUniverse, Inc. and its wholly owned subsidiaries. These subsidiaries are Entertainment Universe, Inc. acquired on April 14, 1999, CD Universe, Inc. acquired on April 14, 1999, Cases Ladder, Inc. acquired May 31, 1999, and Gamer's Alliance, Inc. acquired June 30, 1999. All significant inter company transactions and balances have been eliminated.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, and contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

The Company recognizes revenue upon shipment of its products. The Company maintains a partner program whereby partners provide links on their web-sites that bring customers to the CD Universe web-site. Revenue generated from these linked sites is recognized upon shipment of the CD's. The partner receives a commission of 5% to 15% of sales of the Company's products that originate from the site, recognized as an expense concurrent with the sale. Barter transactions are recorded at the lower of the estimated fair value of advertisements received or the estimated fair value of the advertisements given. Barter revenue and the related advertising is recorded based on impressions delivered and received with the difference recorded as an advance or prepaid.

Business Developments

The Company was founded in February 1999 and incorporated as Entertainment Universe, Inc. ("EUI"). On April 14, 1999, EUI acquired Motorcycle Centers of America, Inc. ("MCA"), a publicly traded company through a reverse acquisition. In connection with that acquisition, EUI shareholders exchanged all of EUI's common stock for 12,904,000 shares of MCA's $.001 par value restricted common stock. EUI shareholders also exchanged all of its preferred shares for 1,832,812 shares of MCA's Series A 6% Convertible Preferred Stock. As a result, EUI (the accounting acquirer) became a wholly owned subsidiary of MCA (the legal acquirer). The former shareholders of EUI own approximately 91.6 percent of MCA. Subsequent to this, MCA changed its name to eUniverse, Inc.

Comparative Periods

Since EUI, the accounting acquirer, has no operating history, financial statements are presented using CD Universe's historical data, as EUI's predecessor.

2) Business Combinations and Investments

During the quarter ended June 30th 1999, the Company completed three significant acquisitions: CD Universe, Inc., Cases Ladder, Inc., and Gamers Alliance, Inc. All three acquisitions were recorded using the purchase method of accounting under the provisions of APB Opinion No. 16.

On April 14, 1999, the Company completed its acquisition of CD Universe, Inc., a company engaged primarily in selling compact audio disks, video disks, and video tapes to retail purchasers over the internet. According to the terms of this acquisition, the Company acquired all of the capital stock of CD Universe, Inc. for a total consideration of $1,915,000 in cash plus 2,425,000 shares of common stock of the company valued at $3.00 per share (market price on acquisition date). This acquisition was recorded as follows:

     Cash                                             $1,915,000
     Stock                                             7,275,000
     Excess liabilities over assets acquired             518,976
     Acquisition related services                         54,840
                                                      ----------
     Goodwill recorded                                $9,763,816


On May 31, 1999, the Company completed its Acquisition of Cases Ladder, Inc., a company primarily engaged in providing online computer gaming with competitive rankings, tournaments and leagues among its more than 1.1 million registered members. The purchase price of this acquisition was 700,000 shares of the Company's common stock, valued at $10.00 per share (market price on acquisition date), issued in exchange for all the issued and outstanding shares of Cases Ladder, Inc. This acquisition was recorded as follows:

     Stock                                        $7,000,000
     Excess assets over liabilities acquired      (   48,295)
     Acquisition related services                    350,000
                                                 -----------

     Goodwill recorded                            $7,301,705


On June 30, 1999, the Company completed its purchase of Gamers' Alliance, Inc. Gamers' Alliance operates and maintains one of the largest networks of computer gaming related sites on the Internet with more than 50 gaming related wed sites. The purchase price of this acquisition was 78,125 shares of the Company `s common stock, valued at $12.80 per share (market price on acquisition date), issued in exchange for all the issued and outstanding shares of Gamers' Alliance, Inc. Pursuant to the term of the agreement, the purchase price may increase to 175,781 shares of common stock based on achievement of earnings performance targets through June 30, 2000. This acquisition was recorded as follows:


     Stock                                     $1,000,000
     Excess assets over liabilities acquired   (   13,595)
                                               -----------

     Goodwill recorded                          $ 986,405


Total goodwill recorded through the acquisitions is $18,051,926 and is being amortized on a straight-line basis over ten years.

3) Other Non-Cash Financial Activities

In addition to the acquisitions described above (Note 2), the following non-cash transactions were recorded in the quarter ended 6/30/99:

Acquisition of megaDVD website through issuance of 4,605 shares of common stock priced at $11.40 per share.

Issuance of 339,000 share of common stock valued at $.50 per share for various consulting services.

Issuance of 25,000 shares of common stock valued at $9.50 per share to key employees of CD Universe in compensation for their involvement in company activities.

Issuance of warrants to purchase a total of 671,835 share of common stock of the company as part compensation to its exclusive placement agent, Gerard Klauer Mattison & Co., Inc. (GKM"). 400,000 of these warrants have the exercise price of $2.75 per share and became exercisable on April 14, 1999 and expire on April 14, 2004. The remaining 271,835 have an exercise price of $2.81 per share will become exercisable on April 14, 2000 and expire on April 14, 2004. These warrants have been recorded in the financial statement valued at $1,214,567.

4) Due from Employees


Due from employees consists of three 6% interest-bearing notes in the amounts of $85,000, $25,000, and $40,000 due from two former vice presidents of Cases Ladder, Inc. and former principal of Green Willow (MegaDVD). All three individuals are currently employees of eUniverse, Inc.


5) Fixed Assets


Fixed assets, at cost, consist of the
following

                                               June 30, 1999           March 31, 1999

Furniture and fixture                       $         34,097         $         29,069
Computers and equipment                              361,701                  238,622
Purchased Software                                     3,366                    1,079
Leasehold Improvements                                40,000                   40,000
                                          -------------------------------------------
                                                     439,164                  308,770
Less accumulated depreciation and
amortization                                         109,818                   83,052
          Fixed assets, Net                 $        329,346         $        225,718
                                          ===========================================

6) Other Intangibles

Other Intangibles primarily consists of purchase price of web sites acquired:

                                               June 30, 1999          March 31, 1999

Domain Name-eUniverse.Com                    $        60,000         $        -
MegaDVD.com                                           52,500
Other                                                    850                  850
                                            -----------------------------------------
                                                     113,350                  850
Less accumulated amortization                          2,789                  340

Other Intangible, Net                        $       110,561         $        510
                                            =========================================


In addition to the above Web sites (eUniverse.com and MegaDVD.com) which were purchased from third parties, the company owns and operates a number of Web sites acquired through acquisition of it subsidiaries and accounts for them as part of its goodwill. The above Web sites are being amortized on a straight-line basis over the period of ten years.

7) Stock based compensation plan

Under the Company's 1999 Stock Award Plan, stock options may be granted to officers, directors, employees and consultants. For the quarter ended June 30, 1999 the plan's activities were as follows:

Stock Options:

                                       Number of Shares               Exercise Price
                                    --------------------     -------------------------
Outstanding at 3-31-1999                   -                              -

Granted                                 2,860,000                   $3.00 - 11.00
Exercised                                  -
Forfeited                                  -
                                    --------------------     -------------------------

Outstanding at 6-30-1999                2,860,000                   $3.00 - 11.00
                                    --------------------     -------------------------
Options exercisable at 6-30-1999          191,667                   $3.00 - 11.00
                                    --------------------     -------------------------



Warrants:
                                       Number of Shares               Exercise Price
                                    --------------------     -------------------------
Outstanding at 3-31-1999                        -                              -

Granted                                   671,865                    $2.75 - 2.81
Exercised                                       -
Forfeited                                       -
                                    --------------------     -------------------------

Outstanding at 6-30-1999                  671,865                    $2.75 - 2.81
                                    --------------------     -------------------------
Options exercisable at 6-30-1999          400,000                        $2.75
                                    --------------------     -------------------------


The Company uses intrinsic value method (APB Opinion 25) to account for its stock options granted to officers, directors, and employees and non-employees. Under this method, compensation expense is recorded over the vesting period based on the difference between the exercise price and quoted market price on the date the options are granted. Since the company has granted all its stock options at an exercise price equal to or above the quoted market value on the measurement date, no compensation expense related to issuance of stock option has been recorded.

Had the Company chosen the fair value method of accounting for transactions involving stock option issuance (SFAS No. 123), the Company would have recorded an additional $263,911 in compensation cost for the quarter ended June 30, 1999 as presented by the pro forma statement below:

                                                             Quarter Ended
                                                             June 30, 1999


     Net loss as reported                                     $(1,553,110)
                                                              -----------

     Pro forma net loss                                       $(1,817,021)
                                                              -----------


     Net loss per common share                                $     (0.13)
                                                              -----------


     Pro forma loss per share                                 $     (0.15)
                                                             ------------



The weighted average of stock options issued during the quarter ended June 30, 1999 was $7.62. The Black-Scholes option-pricing model with a risk free interest rate of 4.5% and an annualized volatility of 81% was used to estimate the fair value of the stock options issued.

8) Preferred Stock

On April 14, 1999 EUI sold 1,795,024 shares of its Series A 6% Convertible Preferred Stock in a private offering pursuant to Regulation D of the Securities Act of 1933 for the aggregate price of $6,598,122. Holders of the company's have the right to convert such stocks into shares of the Company's common stock at any time after October 15, 1999 at a one-to-one ratio unless market price of the company's common stock is below $3.60, in which case, the conversion ratio would be adjusted accordingly.

9) Subsequent event

On August 6, 1999, the Company reached definitive agreement to purchase Big Network, Inc. Big Network is an online entertainment hub with more than 200,000 members. It has created a proprietary, massively scalable interaction engine that provides multi user games to thousands of simultaneous users. The purchase price of Big Network is 1,800,000 shares of the Company's common stock in exchange for all issued and outstanding shares of Big Network, Inc.

                       MOTORCYCLE CENTERS OF AMERICA, INC.

Index to Financial Statements

                                                                                                     Page
                                                                                                     ----
Independent auditors' report.......................................................................  F-2

Balance sheets, March 31, 1999 and December 31, 1998 and 1997......................................  F-3

Statements of operations, for the three months ended March 31, 1999, the years ended December 31, 1998, 1997 and 1996 and the three
    months ended March 31, 1998 (unaudited)........................................................  F-4

Statement of shareholders' equity (deficit), for the period from January 1, 1996 through March 31, 1999.......................................................................... F-5

Statements of cash flows, for the three months ended March 31, 1999, the years ended December 31, 1998, 1997 and 1996 and the three
    months ended March 31, 1998 (unaudited)......................................................... F-7

Summary of significant accounting policies.......................................................... F-9

Notes to financial statements......................................................................  F-11

Cordovano and Harvey, P.C.                  Certified Public Accountants
                                                       201 Steele Street

                                                       Suite 300

                                                   Denver, Colorado 80206
                                                   (303) 329-0220 Phone
                                                   (303) 316-7493 Fax

To the Board of Directors and Shareholders
Motorcycle Centers of America, Inc.


                          INDEPENDENT AUDITORS' REPORT


We have audited the balance sheets of Motorcycle Centers of America, Inc. as of March 31, 1999 and December 31, 1998 and 1997, and the related statements of operations, shareholders' equity (deficit) and cash flows for the three months ended March 31, 1999 and for the years ended December 31, 1998, 1997 and 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Motorcycle Centers of America, Inc. as of March 31, 1999 and December 31, 1998 and 1997, and the results of its operations and its cash flows for the three months ended March 31, 1999 and for the years ended December 31, 1998, 1997 and 1996, in conformity with generally accepted accounting principles.

As discussed to Note J to the financial statements, on April 9, 1999, the Company entered into an Agreement and Plan of Reorganization with Entertainment Universe, Inc. (EUI). As a result of the reorganization, EUI became a wholly owned subsidiary of the Company and the former shareholders of EUI own approximately 91.6 percent of the Company.




Cordovano and Harvey, P.C.
June 3, 1999

                                                  MOTORCYCLE CENTERS OF AMERICA, INC.

                                                            Balance Sheets

                                                                                             For The Years Ended
                                                                           March 31,            December 31,
                                                                                        ------------------------------
                                                                             1999            1998           1997
                                                                         -------------- --------------- --------------
                                 ASSETS
CURRENT ASSETS
     Cash and cash equivalents.........................................       $101,568         $   887       $ 12,071
     Marketable securities (Note C)....................................         -                8,000         58,000
                                                                         -------------- --------------- --------------
                                                  TOTAL CURRENT ASSETS         101,568                         70,071
                                                                                                 8,887

FURNITURE AND EQUIPMENT, less accumulated
     depreciation of $2,792, $2,667 and $1,944,
     respectively (Note D)....................................                     708             833          1,556
                                                                        -------------- --------------- --------------

                                                                              $102,276        $  9,720       $ 71,627
                                                                         ============== =============== ==============

                                   LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES
     Accounts payable...........................................              $   -           $  1,497         $  918
     Accrued liabilities........................................                 7,000           7,000              -
     Due to officer (Note B)....................................                66,300          46,437              -
                                                                          -------------- --------------- --------------
                                               TOTAL CURRENT LIABILITIES        73,300          54,934            918
                                                                          -------------- --------------- --------------

COMMITMENT AND CONTINGENCY (Note G).............................                  -              -                  -

SHAREHOLDERS' EQUITY (DEFICIT) (Note F)
     Preferred stock, $.10 par value; 40,000,000 shares authorized;
        -0- and -0- shares issued and outstanding, respectively...                -              -                  -
     Common stock, $.001 par value; 250,000,000 shares authorized;
        2,148,098, 70,098 and 52,905 shares issued
        and outstanding, respectively..........................                  2,148              70             53

     Additional paid-in capital................................                171,796         103,814        111,127
     Deferred offering costs...................................                 (5,734)         (5,734)             -
     Retained deficit..........................................               (139,234)       (143,364)       (40,471)

                                                                         -------------- --------------- --------------
                                     TOTAL SHAREHOLDERS EQUITY (DEFICIT)        28,976         (45,214)        70,709
                                                                         -------------- --------------- --------------
                                                                              $102,276        $  9,720       $ 71,627
                                                                         ============== =============== ==============




  See accompanying summary of significant accounting policies and notes to the financial statements.

                                 MOTORCYCLE CENTERS OF AMERICA, INC.

                                       Statements of Operations


                                                  Three                                                   Three
                                                  Months                                                  Months
                                                  Ended              Years ended December 31,             Ended
                                                March 31,    -----------------------------------------    March 31,
                                                   1999          1998          1997          1996           1998
                                               ------------- ------------- ------------- -------------  --------------
                                                                                                         (Unaudited)
COSTS AND EXPENSES
    Occupancy....................................  $  1,398      $  5,256      $  7,542      $  6,275       $   1,314
    Consulting, related parties (Note B).........    70,060             -             -             -               -
    Consulting...................................     2,936             -         9,000             -               -
    Legal and accounting..........................        -        16,495         5,350         2,500           2,000
    Stock transfer fees...........................       50         2,180         1,593           864               -
    Brokerage charges.............................    3,721             -         1,213         2,397              15
    Office........................................    2,158         6,991         1,419         3,210             920
    Depreciation..................................      125           722           833           833             181
    Earnest money paid in failed merger (Note H)..        -        10,000             -             -               -
    Other.........................................       25         3,959            89         1,525             833
                                               ------------- ------------- ------------  -------------  --------------
                                OPERATING LOSS      (80,473)      (45,603)      (27,039)      (17,604)         (5,263)
                                               ------------- ------------- ------------- -------------  --------------

NONOPERATING INCOME (EXPENSE)
    Interest and dividend income..................      530           150            63         1,531              15

    Interest expense..............................        -             -           (87)         (904)              -
    Trading gains and (losses), net (Note C)......   84,073       (57,440)        19,337       (7,988)        (56,845)
                                               ------------- ------------- ------------- -------------  --------------
INCOME (LOSS) BEFORE INCOME TAXES                     4,130      (102,893)       (7,726)      (24,965)        (62,093)

INCOME TAXES (Note E)............................         -             -             -             -               -
                                               ------------- ------------- ------------- -------------  --------------

                          NET INCOME (LOSS)        $  4,130    $ (102,893)     $ (7,726)    $ (24,965)      $ (62,093)

                                               ============= ============= ============= =============  ==============

Basic income (loss) per common share..............  $  0.04    $    (1.47)     $  (0.53)    $   (3.73)      $   (1.05)

                                               ============= ============= ============= =============  ==============

Basic weighted average common shares
 outstanding....................................     94,854        69,833        14,607         6,690          59,155
                                               ============= ============= ============= =============  ==============







  See accompanying summary of significant accounting policies and notes to the financial statements.

                       MOTORCYCLE CENTERS OF AMERICA, INC.

                   STATEMENT OF SHAREHOLDERS' EQUITY (DEFICIT)

                     January 1, 1996 through March 31, 1999


                                Preferred Stock      Common Stock      Treasury Stock    Additional Deferred
                               -------------------------------------------------------    Paid-in   Offering  Retained
                               Shares  Par Value  Shares    Par Value  Shares    Amount    Capital    Costs    Deficit    Total
                               ------  --------   -------   ---------  ------    ------  ----------- --------  --------   ------
Balance,
  January 1, 1996..........       -     $  -      5,405 *   $       5     15 *  $(9,750)   106,412             $  (7,780) $ 88,887

Sale of treasury stock
   (Note F)................       -        -        -            -        (8)*    4,875     (1,500)                 -        3,375

Purchase of treasury
  stock (Note F)...........       -        -        -            -         8 *   (3,375)       -                    -       (3,375)

Sale of treasury
  stock (Note F)...........       -        -        -            -       (13)*    7,125       (875)                 -        6,250

Net loss...................       -        -        -            -         -        -          -                 (24,965)  (24,965)
                               ------  --------  --------   ---------  ------    ------  ----------- --------  --------    -------
BALANCE, DECEMBER 31, 1996        -        -      5,405 *           5      2 *   (1,125)   104,037      -        (32,745)   70,172

Treasury stock contributed
  by officer (Notes B & F).       -        -        -            -         3 *   (2,600)       -        -           -       (2,600)

Sale of treasury stock
  (Note F).................       -        -        -            -        (5)*    3,725     (2,362)     -           -        1,363

Sale of common stock.......       -        -     47,500 *          48      -        -        9,452      -           -        9,500

Net loss...................       -        -        -            -         -        -          -        -         (7,726)   (7,726)
                               ------  --------  --------   ---------  ------    ------  ----------- --------  --------    -------
BALANCE, DECEMBER 31, 1997        -        -     52,905 *          53      -        -      111,127      -        (40,471)   70,709

Sale of common stock.......       -        -     18,750 *          19      -        -        3,731      -           -        3,750

Repurchase common stock,
  subsequently cancelled...       -        -     (1,557)*          (2)     -        -      (11,044)     -           -      (11,046)

Deferred offering costs....       -        -        -            -         -        -          -     (5,734)        -       (5,734)

Net loss...................       -        -        -            -         -        -          -        -       (102,893) (102,893)
                               ------  --------  --------   ---------  ------    ------  ----------- --------  --------    -------
BALANCE, DECEMBER 31, 1998        -        -     70,098 *          70      -        -      103,814   (5,734)    (143,364)  (45,214)

* Restated for 1 for 20 reverse splits (Note F)

           See accompanying summary of significant accounting policies and notes to the financial statements.

                       MOTORCYCLE CENTERS OF AMERICA, INC.

                   STATEMENT OF SHAREHOLDERS' EQUITY (DEFICIT)

                     January 1, 1996 through March 31, 1999


                              Preferred Stock      Common Stock      Treasury Stock      Additional Deferred
                             -------------------------------------------------------      Paid-in   Offering  Retained
                             Shares  Par Value    Shares    Par Value  Shares    Amount   Capital    Costs    Deficit      Total
                             ------  --------     -------   ---------  ------    ------  ----------- --------  --------   -------


Common stock issued for
  services, at cost of
  services................     -        -         78,000 *         78      -        -       29,982      -           -       30,060

Common stock issued to
  former officer for
  services, at cost of
  services (Note B).......     -        -      2,000,000 *      2,000      -        -       38,000      -           -       40,000

Net income for the
  three months ended
  March 31, 1999..........     -        -          -              -        -        -          -        -         4,130      4,130
                             ------  --------  ----------   ---------  ------    ------  ----------- --------  --------   ---------
  BALANCE, MARCH 31, 1999      -     $  -      2,148,098      $ 2,148      -     $  -     $171,796   $(5,734) $(139,234)  $ 28,976
                             ======  ========  ==========   =========  ======    ======  =========== ======== ==========  =========


* Restated for 1 for 20 reverse splits (Note F)

          See accompanying summary of significant accounting policies and notes to the financial statements.

                               MOTORCYCLE CENTERS OF AMERICA, INC.

                                     Statements of Cash flows

<CAPITON>
                                                      Three                                                Three
                                                     Months                                                Months
                                                      Ended            Years ended December 31,            Ended
                                                    March 31,   ---------------------------------------   March 31,
                                                      1999          1998         1997         1996          1998
                                                   ------------ ------------- ------------ ------------ -------------
                                                                                                        (Unaudited)
OPERATING ACTIVITIES
    Net income (loss).....................          $  4,131    $(102,893)    $ (7,726)    $(24,965)     $(62,093)
    Transactions not requiring cash:
       Depreciation.......................               125          723          833          833           181
       Common stock issued for services...            70,060            -            -            -             -
       Unrealized (gains) losses on
        marketable securities, net.......            (84,074)      57,440       (5,775)       5,625        56,845

    Changes in current assets and current
      liabilities:
       Purchases of marketable securities..                -       (8,000)     (31,188)     (32,438)           -
       Proceeds from sale of marketable
          securities.......................           92,073          561       32,313       50,163            -
       Accounts payable and accrued
        expenses...........................           (1,497)       7,578       (4,910)       1,971          (918)
                                                   ------------ ------------- ------------ ------------ -------------
                    NET CASH PROVIDED BY (USED IN)
                              OPERATING ACTIVITIES    80,818      (44,591)     (16,453)       1,189        (5,985)
                                                   ------------ ------------- ------------ ------------ -------------

INVESTING ACTIVITIES
    Repayment of advances to former
       officer (Note B).....................          (5,137)     (68,563)     (23,150)     (14,300)       (9,000)
    Advances from former officer (Note B)...          25,000      115,000       48,080        6,975             -
                                                   ------------ ------------- ------------ ------------ -------------
                    NET CASH PROVIDED BY (USED IN)
                              INVESTING ACTIVITIES
                                                      19,863       46,437       24,930       (7,325)       (9,000)
                                                   ------------ ------------- ------------ ------------ -------------

FINANCING ACTIVITIES
    Purchases of treasury stock............                -      (11,046)      (2,600)      (3,375)            -
    Proceeds from sale of treasury stock...                -             -       1,363        9,625             -
    Payments for deferred offering costs...                -       (5,734)            -           -             -
    Proceeds from issuance of common stock.                -        3,750        9,500            -         3,750
    Principal payments on notes payable....                -             -      (5,000)           -             -
                                                   ------------ ------------- ------------ ------------ -------------
                    NET CASH PROVIDED BY (USED IN)
                              FINANCING ACTIVITIES
                                                           -      (13,030)       3,263        6,250         3,750
                                                   ------------ ------------- ------------ ------------ -------------

CHANGE IN CASH AND CASH EQUIVALENTS...               100,681      (11,184)      11,740          114       (11,235)
Cash and cash equivalents, beginning of
  period...................................              887       12,071          331          217        12,071
                                                   ------------ ------------- ------------ ------------ -------------
CASH AND CASH EQUIVALENTS
    AT END OF PERIOD.......................         $101,568    $     887     $ 12,071      $   331       $   836
                                                   ============ ============= ============ ============ =============
           See accompanying summary of significant accounting policies and notes to the financial statements.

                                      F-7


                                                  MOTORCYCLE CENTERS OF AMERICA, INC.

                                                       Statements of Cash flows

                                                      Three                                                Three
                                                     Months                                                Months
                                                      Ended            Years ended December 31,            Ended
                                                    March 31,   ---------------------------------------    March 31,
                                                      1999          1998         1997         1996          1998
                                                   ------------ ------------- ------------ ------------ -------------
                                                                                                        (Unaudited)
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for:
    Interest....................................   $          - $           -  $       874 $        454 $           -
                                                   ============ ============= ============ ============ =============
    Income taxes...............................    $          - $           -  $         - $          - $           -
                                                   ============ ============= ============ ============ =============

Noncash investing and financing transactions:
    Receipt of investments as payment for
       advances (Note B)........................   $          - $           - $     46,600 $          - $           -

                                                   ============ ============= ============ ============ =============
    Treasury stock subsequently                    $          - $      11,046 $          - $          - $           -
    cancelled......................                ============ ============= ============ ============ =============











           See accompanying summary of significant accounting policies and notes to the financial statements.

                                     F-8



















                       MOTORCYCLE CENTERS OF AMERICA, INC.

                   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

                                 March 31, 1999

Use of estimates

The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, and contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.
Actual results could differ from those estimates.

Cash equivalents

For the purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

Marketable securities

Marketable securities consist of various equity securities and are stated at current market value. All equity securities are considered "trading" securities under the provisions of Statement of Financial Accounting Standards No. 115,
"Accounting for Certain Investments in Debt and Equity Securities". Accordingly, unrealized gains and losses on equity securities are reflected in the accompanying statements of operations.

Furniture and equipment

Furniture and equipment are recorded at cost and are depreciated using the straight-line method over the useful lives of the assets, beginning at the time the assets are placed into operation. Furniture and equipment are depreciated over estimated useful lives of five years and three years, respectively.

Upon retirement or disposition of the furniture and equipment, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in operations. Repairs and maintenance are charged to expense as incurred and expenditures for additions and improvements are capitalized.

Income taxes

Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the recorded book basis and tax basis of assets and liabilities for financial and income tax reporting. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred taxes are also recognized for operating losses that are available to offset future taxable income and tax credits that are available to offset future federal income taxes.

                                       F-9


















                       MOTORCYCLE CENTERS OF AMERICA, INC.

                   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

                                 March 31, 1999

Treasury stock

The Company accounts for purchases and reissuances of treasury stock using the cost method. Under the cost method, each acquisition of treasury stock is accounted for at cost. Upon the sale or disposition, the treasury stock account is reduced for an amount equal to the number of shares sold, multiplied by the cost per share. The difference is treated as paid-in capital.

Fair value of financial instruments

SFAS 107, "Disclosure About Fair Value of Financial Instruments," requires certain disclosures regarding the fair value of financial instruments. The
Company has determined, based on available market information and appropriate valuation methodologies, the fair value of its financial instruments approximates carrying value. The carrying amounts of cash, accounts payable, and other accrued liabilities approximate fair value due to the short-term maturity of the instruments.

Earnings per common share

Effective December 31, 1997, SFAS 128 "Earnings per Share" requires a dual presentation of earnings per share-basic and diluted. Basic earnings per common share has been computed based on the weighted average number of common shares outstanding. Diluted earnings per share reflects the increase in weighted average common shares outstanding that would result from the assumed exercise of outstanding stock options. Basic and diluted earnings per share were the same for all prior periods presented due to the Company's simple capital structure.
Earnings per share calculations are reported on a post-split basis for all periods presented.

New accounting pronouncements

The Company has adopted the following new accounting pronouncements for the year ended December 31, 1998. There was no effect on the financial statements presented from the adoption of the new pronouncements. SFAS No. 130, "Reporting
Comprehensive Income," requires the reporting and display of total comprehensive income and its components in a full set of general-purpose financial statements.
The Company did not have comprehensive income for the periods presented;
therefore, comprehensive income and net income are equal. SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," is based on the "management" approach for reporting segments. The management approach designates the internal organization that is used by management for making operating decisions and assessing performance as the source of the Company's reportable segments. SFAS No. 131 also requires disclosure about the Company's products, the geographic areas in which it earns revenue and holds long-lived assets, and its major customers. SFAS 131 is not applicable, as the Company had no revenue-producing operations for the periods presented. SFAS No. 132, "Employers' Disclosures about Pensions and Other Post-retirement Benefits," which requires additional disclosures about pension and other post-retirement benefit plans, but does not change the measurement or recognition of those plans.
                                      F-10
















                       MOTORCYCLE CENTERS OF AMERICA, INC.

                          NOTES TO FINANCIAL STATEMENTS

                                 March 31, 1999
Note A:  Nature of operations

Effective December 19, 1994, Motorcycle Centers of America, Inc. (MCAI)
(formerly NABCO, Inc.) merged with Humanus Corporation (Humanus), which was incorporated under the laws of Colorado on February 23, 1988. Subsequent to the merger, Humanus changed its name to NABCO, Inc.

NABCO was originally incorporated for the purpose of manufacturing bagels and selling them to its subfranchisor and franchisees. In August 1995, NABCO sold its bagel manufacturing operations, and on August 28, 1995, it officially terminated operations and became an inactive shell company.

On January 26, 1998, the Company entered into an Agreement and Plan of
Reorganization with Sandale Holdings, Limited, to acquire a motorcycle manufacturing company in China. The Plan of Reorganization was terminated on August 14, 1998 (see Note I). In connection with the Plan of Reorganization, the
Company redomiciled in Nevada.

On April 15, 1998, NABCO entered into a merger with MCAI whereby all of the outstanding shares of common stock in NABCO, amounting to 1,458,807 shares, were issued to MCAI in exchange for 1,458,807 shares of the $.001 par value common stock of MCAI. MCAI was the sole surviving corporation. The shares of NABCO were cancelled following the merger. As a result of the merger, the Company previously known as NABCO, Inc. became Motorcycle Centers of America, Inc.

On October 4, 1998, the Company entered into an Agreement and Plan of
Reorganization with DDA America, LLC to acquire all of the issued and outstanding stock of DDA America, LLC. The Plan of Reorganization was terminated on March 1, 1999 (see Note I).

On April 9, 1999, the Company entered into an Agreement and Plan of
Reorganization with Entertainment Universe, Inc. to acquire all of the issued and outstanding stock of Entertainment Universe, Inc. (see Note J).

Note B:  Related party transactions

Three months ended March 31, 1999

During the three months ended March 31, 1999, an officer advanced the Company
$25,000 for working capital. The Company repaid the officer $5,137 during 1999.
The remaining balance of $66,300 is included in the accompanying financial statements as due to former officer.

During the three months ended March 31, 1999, the Company issued 2,000,000 shares of its $.001 par value common stock to an officer in exchange for services (see Notes F and J).

During the three months ended March 31, 1999, the Company issued 78,000 shares of its $.001 par value common stock to various shareholders in exchange for services. The transaction was valued at the cost of the services rendered of $30,060.
                                      F-11















                       MOTORCYCLE CENTERS OF AMERICA, INC.

                          NOTES TO FINANCIAL STATEMENTS

                                 March 31, 1999

Note B:  Related party transactions, continued
1998

During the year ended December 31, 1998, an officer advanced the Company
$115,000 for working capital. The Company repaid the officer $68,563 during 1998. The remaining balance of $46,437 is included in the accompanying financial statements as due to former officer.

1997

At January 1, 1997, an officer owed the Company $71,530 in advances. During
1997, the Company advanced the officer an additional $23,150, and the officer repaid the total $94,680. The advances were repaid in cash totaling $48,080 and marketable securities totaling $46,600. The Company recognized $12,938 in realized gains and $15,000 in unrealized gains from marketable securities received from the officer in 1997.

1996

At January 1, 1996, an officer owed the Company $60,205 for cash advances.
During 1996, the Company advanced the officer an additional $14,300, of which the officer repaid $2,975. The balance at December 31, 1996 totaled $71,530.

Note C:  Marketable securities

Marketable securities consisted of the following at March 31, 1999 and December
31, 1998 and 1997:




                                                                        DECEMBER 31,
                                                            -----------------------------------------
                                        MARCH 31, 1999               1998                  1997
                                      -------------------   -------------------   -------------------
                                                ESTIMATED             ESTIMATED             ESTIMATED
                                                 MARKET                MARKET                MARKET
                                       COST       VALUE      COST       VALUE      COST       VALUE
                                       ----       -----      ----       -----      ----       -----
Equity securities...................  $51,000      $--      $59,000   $8,000     $52,225    $7,000
                                      =======   =======     =======   ======     =======    ======

                       MOTORCYCLE CENTERS OF AMERICA, INC.

                          NOTES TO FINANCIAL STATEMENTS

                                 March 31, 1999

Note C:  Marketable securities (concluded)

Following is a summary of investment earnings recognized in income during the three months ended March 31, 1999 and the years ended December 31, 1998, 1997 and 1996:

                                                                             DECEMBER 31,
                                                       MARCH 31,   ---------------------------------
                                                         1999        1998        1997        1996
                                                         ----        ----        ----        ----
Trading securities:
     Realized gains..................................   $84,073    $     --     $13,562     $ 5,200
     Realized losses.................................        --      (6,440)         --      (7,563)
                                                        -------     -------     -------     -------
          Realized gains (losses), net                   84,073      (6,440)     13,562      (2,363)
                                                        -------     -------     -------     -------
     Unrealized gains................................        --          --      15,000          --
     Unrealized losses...............................        --     (51,000)     (9,225)     (5,625)
                                                        -------     -------     -------     -------
          Unrealized gains (losses), net                     --     (51,000)      5,775      (5,625)
                                                        -------     -------     -------     -------
          GAIN (LOSS) ON TRADING SECURITIES, NET        $84,073    $(57,440)    $19,337     $(7,988)
                                                        =======     =======     =======     ========

Note D:  Furniture and equipment
Furniture and equipment consisted of the following at March 31, 1999 and December 31, 1998 and 1997:



                                                                              DECEMBER 31,
                                                              MARCH 31,   ---------------------
                                                                1999        1998        1997
                                                                ----        ----        ----
Office furniture............................................   $ 2,500     $ 2,500     $ 2,500
Computer equipment..........................................     1,000       1,000       1,000
                                                               -------     -------     -------
                                                                 3,500       3,500       3,500
Less: accumulated depreciation..............................    (2,792)     (2,667)     (1,944)
                                                               -------     -------     -------
                                                               $   708     $   833     $ 1,556
                                                               =======     =======     ========

                       MOTORCYCLE CENTERS OF AMERICA, INC.

                          NOTES TO FINANCIAL STATEMENTS

                                 March 31, 1999

Note E:  Income taxes

A reconciliation of the U.S. statutory federal income tax rate to the effective tax rate follows for the three months ended March 31, 1999 and the years ended December 31, 1998, 1997 and 1996:


                                                                                December 31,
                                                              March 31,   ------------------------
                                                                1999       1998     1997     1996
                                                                ----       ----     ----     ----
U.S. statutory federal rate.................................    15.00%     20.57%   15.00%   15.00%
State income tax rate, net of federal benefit...............     4.25%      4.15%    4.25%    4.25%
Unrealized gains and losses on marketable securities, net...    (0.00%)    (2.75%)  (8.21%)   5.65%
Net operating loss for which no tax benefit is currently
 avaliable..................................................   (19.25%)   (21.97%) (11.04%) (24.90%)
                                                               ------     ------   ------   ------
                                                                   --%        --%      --%      --%
                                                               ======     ======   ======   =======


The current tax benefit (expense) for the three months ended
March 31, 1999 and the years ended December 31, 1998, 1997 and 1996 totaled $(795), $22,608, $853 and $1,924, respectively, which have been offset by the valuation allowance. The valuation allowance offsets the net deferred tax asset for which there is no assurance of recovery. The change in the valuation allowance for the three months ended March 31, 1999 and the years ended December 31, 1998, 1997 and 1996 totaled $(795), $22,608, $853 and $1,924, respectively.
The net operating loss carryforward expires through the year 2019.

The valuation allowance will be evaluated at the end of each year, considering positive and negative evidence about whether the deferred tax asset will be realized. At that time, the allowance will either be increased or reduced; reduction could result in the complete elimination of the allowance if positive evidence indicates that the value of the deferred tax assets is no longer impaired and the allowance is no longer required.

Note F:  Shareholders' equity
Preferred stock
The Company is authorized to issue 40,000,000 preferred shares with a $.10 par value. The Board of Directors has authority to determine the relative rights and preferences of the preferred shares.

Common stock
The Company is authorized to issue 250,000,000 common shares with a $.001 par value. Shareholders do not have preemptive rights to purchase additional shares and cumulative voting of common shares is not permitted.

                       MOTORCYCLE CENTERS OF AMERICA, INC.

                          NOTES TO FINANCIAL STATEMENTS

                                 March 31, 1999

Note F:  Shareholders' equity (continued)
On March 29, 1999, Motorcycle Centers of America, Inc. issued 1,500,000 shares of its common stock in exchange for consulting and administrative services provided to the Company during the three months ended March 31, 1999. The transaction was recorded at the value of the services, $30,000 ($.02 per share). Effective March 31, 1999, the Company approved a 20 for one reverse split of its common stock. Therefore, the 1,500,000 common shares were converted to 75,000 common shares following the reverse split.

On March 31, 1999, the Company issued 3,000 post-split shares of its common stock in exchange for administrative services provided to the Company during the three months ended March 31, 1999. The transaction was recorded at the value of the services, $60 ($.02 per share).

On March 31, 1999, the Company also issued 2,000,000 post-split shares of its common stock to an officer in exchange for consulting services provided to the Company during the three months ended March 31, 1999. The transaction was recorded at the value of the services, $40,000 ($.02 per share).

Treasury stock
As of January 1, 1996, the Company held 6,000 shares of treasury stock at a cost of $9,750. During 1996, the Company purchased an additional 3,000 shares at a cost of $3,375 and sold 8,000 shares for proceeds of $9,625. As a result, the Company recorded a $2,375 charge against additional paid-in capital for the excess of cost over proceeds from the sale.

As of January 1, 1997, the Company held 1,000 shares of treasury stock at a cost of $1,125. During the year ended December 31, 1997, an officer repaid an advance to the Company with 1,300 shares of NABCO stock with a value of $2,600; and the Company sold 2,300 shares of treasury stock for proceeds of $1,363. As a result, the Company recorded a $2,362 charge against additional paid-in capital for the excess of cost over proceeds from the sale. As of December 31, 1997, the Company held no shares of treasury stock.

Reverse common stock splits
Effective March 31, 1999, the Board of Directors approved a 20 for one reverse split of the Company's common stock for all shares outstanding as of March 31, 1999. Every 20 shares held by a shareholder prior to the split was replaced by one share as of April 28, 1999.

On August 1, 1997, the Board of Directors approved a 20 for one reverse split of the Company's common stock for all shares outstanding as of August 1, 1997. Every 20 shares held by a shareholder prior to the split was replaced by one share as of August 11, 1997.

The accompanying financial statements have been restated to give effect to these reverse splits for all periods presented.

                       MOTORCYCLE CENTERS OF AMERICA, INC.

                          NOTES TO FINANCIAL STATEMENTS

                                 March 31, 1999

Note F:  Shareholders' equity (concluded)
Deferred offering costs
The Company incurred legal fees and stock transfer fees of $4,500 and $1,234, respectively, during the year ended December 31, 1998, which were related to common shares sold under Rule 504 of Regulation D in April 1999. The total $5,734 is included in the accompanying financial statements as deferred offering costs.

Note G:  Commitment and contingency
Commitment
The Company entered into an operating lease for office space during 1997, which commenced December 1, 1997 and terminated on November 30, 1998. The Company renewed the lease through December 31, 1999. Monthly rent payments during 1998 were $438 and the future minimum lease payments total $5,593 due in 1999.

Contingency
As part of the sale of the Company's bagel manufacturing operations in 1995, the Company sold a building with a mortgage payable totaling $91,349. Although the building was sold, the Company remains contingently liable until the note is satisfied.

Note H:  Terminated plans of reorganization
Sandale Holdings, Limited (Sandale)
On January 26, 1998, NABCO (subsequently Motorcycle Centers of America, Inc.) entered into an Agreement and Plan of Reorganization with Sandale, a Bahamian corporation. As part of the reorganization, Sandale agreed to exchange all 10,000,000 of its Ordinary A shares and common shares; for 5,000,000 (pre-split) shares of NABCO's $.001 par value restricted common stock. As a result of the reorganization, Sandale would have become a wholly owned subsidiary of NABCO and the former shareholders of Sandale would have owned approximately 77 percent of NABCO. The Agreement and Plan of Reorganization was terminated on August 14, 1998.

DDA America, LLC (DDA)
On October 4, 1998, the Company entered into an Agreement and Plan of Reorganization with DDA, a Delaware corporation. As part of the reorganization, DDA agreed to exchange all of its common shares for 2,700,000 shares of the Company's $.001 par value restricted common stock. As a result of the reorganization, DDA would have become a wholly owned subsidiary of the Company and the former shareholders of DDA would have owned approximately 67.5 percent of the Company. The Agreement and Plan of Reorganization was terminated on March 1, 1999. Earnest money lost in the failed agreement of $10,000 was charged to expense in during the year ended December 31, 1998.

                       MOTORCYCLE CENTERS OF AMERICA, INC.

                          NOTES TO FINANCIAL STATEMENTS

                                 March 31, 1999

Note I:  Year 2000 compliance
The Year 2000 issue (Y2K) is the result of computer programs written using two digits rather than four to define the applicable year. Any of the Company's computer and telecommunications programs that have date sensitive software may recognize a date using "00" as the year 1900 instead of 2000. This could result in system failure or miscalculations causing disruptions in operations, including the ability to process transactions, send invoices, or engage in similar normal business activities. The Company has determined that its equipment is Y2K compliant.

The Company cannot determine the extent to which the Company is vulnerable to third parties' failure to remediate their own Y2K problems. As a result, there can be no guarantee that the systems of other companies on which the Company's business relies will be timely converted, or that failure to convert by another company, or a conversion that is incompatible with the Company's systems, would have a material adverse affect on the Company. In view of the foregoing, there can be no assurance that the Y2K issue will not have a material adverse effect on the Company's business.

Note J:  Subsequent events
Agreement and Plan of Reorganization
On April 9, 1999, the Company entered into an Agreement and Plan of Reorganization with the shareholders of Entertainment Universe, Inc. (EUI), a California corporation. EUI agreed to exchange all of its common shares for 12,904,000 shares of the Company's $.001 par value restricted common stock, and all of its preferred shares for 1,795,024 shares of its Series A six percent convertible preferred stock. As part of the reorganization, the Company agreed to a 20 for 1 reverse split of its restricted common stock prior to the exchange (see Note F). This acquisition will be accounted for as a recapitalization of EUI, with the Company the legal surviving entity. Since the Company had, prior to the recapitalization, no operations, the recapitalization has been accounted for as the sale of 12,904,000 shares of the Company's restricted common stock and 1,832,810 shares of its Series A six percent convertible preferred stock for the net assets of EUI. As a result of the reorganization, EUI became a wholly owned subsidiary of the Company and the former shareholders of EUI own approximately 91.6 percent of the Company.

Subscription Agreement Securities Offering
The Company conducted an offering of its $.001 par value common stock from April 1, 1999 through April 6, 1999 pursuant to Rule 504 of Regulation D under the Securities Act of 1933, as amended. A maximum of 900,000 shares was offered pursuant to a Regulation D Subscription Agreement at a price of $1.00 per share. Following the offering termination on April 6, 1999, the Company had received subscriptions for 885,835 shares for a gross amount of $885,835.

Purchase of treasury stock
On April 20, 1999, the Company purchased 1,845,000 shares of its outstanding common stock from its former officer for $20,000. The shares were cancelled following the purchase.
                                      F-17

                                CD UNIVERSE, INC.

                              FINANCIAL STATEMENTS

                                 MARCH 31, 1999

                                CD UNIVERSE, INC.
                              FINANCIAL STATEMENTS
                                 MARCH 31, 1999

                                      INDEX



Independent Auditor's Report                                               1

Balance Sheet                                                              2

Statement of Operations                                                    3

Statement of Stockholder's Deficit                                         4

Statement of Cash Flows                                                    5

Notes to Financial Statement                                          6 - 11

                          INDEPENDENT AUDITOR'S REPORT


TO THE BOARD OF DIRECTORS AND SHAREHOLDERS OF
CD UNIVERSE, INC.

We have audited the accompanying balance sheet of CD UNIVERSE, INC. as of March 31, 1999 and the related statements of operations, stockholder's deficit, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of CD UNIVERSE, INC. as of March 31, 1999, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.



                                   MERDINGER, FRUCHTER, ROSEN & CORSO, P.C.
                                   Certified Public Accountants

New York, New York
May 14, 1999

                                CD UNIVERSE, INC.
                                  BALANCE SHEET
                                 MARCH 31, 1999


    ASSETS
CURRENT ASSETS
  Cash and Cash Equivalents                                  $   11,335
  Accounts Receivable, net of allowance for
   doubtful accounts of $0                                       92,938
  Inventory                                                      22,647
  Due from Officer                                              157,569
  Prepaid Expenses and Other Current Assets                       9,629
                                                             ----------
     Total Current Assets                                       294,118

Property and Equipment, net of accumulated
 depreciation of $83,052                                        225,718

Organization Costs, net of accumulated
 amortization of $340                                               510

Goodwill, net of accumulated amortization of $2,000              38,000
                                                            -----------

     TOTAL ASSETS                                           $   558,346
                                                            ===========

  LIABILITIES AND STOCKHOLDER'S DEFICIT
CURRENT LIABILITIES
  Accounts Payable and Accrued Expenses                     $   942,322
  Notes Payable - Officer                                       105,000
  Due to Affiliates (Note 5)                                     30,000
                                                            -----------
     Total Current Liabilities                                1,077,322
                                                            -----------

Commitments and Contingencies (Note 7)                                -

STOCKHOLDER'S DEFICIT
  Common Stock -  no par value; authorized 1,000
   shares; 1,000 issued and outstanding                           1,000
  Accumulated Deficit                                          (519,976)
                                                            -----------
     Total Stockholder's Deficit                               (518,976)
                                                            -----------

     TOTAL LIABILITIES AND STOCKHOLDER'S DEFICIT            $   558,346
                                                            ===========

The accompanying notes are an integral part of the financial statements.
                                       -2-

                                CD UNIVERSE, INC.
                             STATEMENT OF OPERATIONS
                        FOR THE YEAR ENDED MARCH 31, 1999


REVENUE                                                           $8,851,713

COST OF GOODS SOLD                                                 7,550,289
                                                                  ----------

GROSS PROFIT                                                       1,301,424

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES                       1,709,601
                                                                  ----------

LOSS FROM OPERATIONS                                                (408,177)

OTHER INCOME                                                           1,013
                                                                  ----------

NET LOSS                                                          $ (407,164)
                                                                  ==========

NET LOSS PER COMMON SHARE
  Basic                                                           $  (407.16)
                                                                  ==========
  Diluted                                                         $  (407.16)
                                                                  ==========

The accompanying notes are an integral part of the financial statements.

                                       -3-

                                CD UNIVERSE, INC.
                       STATEMENT OF STOCKHOLDER'S DEFICIT
                        FOR THE YEAR ENDED MARCH 31, 1999


                                                                                   Total
                                         Common Stock            Accumulated    Stockholder's
                                   --------------------------
                                      Shares        Amount          Deficit         Deficit
                                   ------------   -----------    -----------    -------------
Balance at March 31, 1998                 1,000   $    $1,000    $ (112,812)     $  (111,812)

Net Loss for the Year Ended
March 31, 1999                                -             -      (407,164)        (407,164)
                                   ------------   -----------    -----------     ------------

Balance at March 31, 1999                 1,000   $     1,000    $ (519,976)     $  (518,976)
                                   ============   ===========    ===========     ============

The accompanying notes are an integral part of the financial statements.

                                       -4-

                                CD UNIVERSE, INC.
                             STATEMENT OF CASH FLOWS
                        FOR THE YEAR ENDED MARCH 31, 1999


CASH FLOWS FROM OPERATING ACTIVITIES
  Net Loss                                                      $(407,164)
  Adjustments to Reconcile Net Loss to Net
  Cash Used in Operating Activities
  Depreciation and Amortization                                    47,322
  Changes in Certain Assets and Liabilities:
    (Increase) in Accounts Receivable                             (92,938)
    Decrease in Inventory                                           1,230
    Decrease in Prepaid Expenses and Other Current Assets          33,402
    Increase in Accounts Payable and Accrued Expenses             407,741
                                                               ----------
Total Cash Used in Operating Activities                           (10,407)
                                                               ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Increase in Property and Equipment                             (113,508)
                                                               ----------
Total Cash Used in Investing Activities                          (113,508)
                                                               ----------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Increase in Notes Payable - Officer                             150,000
  Repayment of Notes Payable - Officer                            (45,000)
  Loans from Affiliates                                            30,000
  Repayment of Loans from Affiliates                             (110,395)
  Loan to Officer                                                (156,569)
                                                               ----------
Total Cash Used In Financing Activities                          (131,964)
                                                               ----------


NET DECREASE IN CASH AND CASH EQUIVALENTS                        (255,879)

CASH AND CASH EQUIVALENTS - BEGINNING OF YEAR                     267,214
                                                               ----------
CASH AND CASH EQUIVALENTS - END OF YEAR                         $  11,335
                                                               ==========

CASH PAID DURING THE YEAR FOR:
  Interest Expense                                              $     286
                                                               ==========
  Income Taxes                                                  $       -
                                                               ==========

The accompanying notes are an integral part of the financial statements.

                                      - 5 -


                                CD UNIVERSE, INC.
                          NOTES TO FINANCIAL STATEMENTS
                                 MARCH 31, 1999


NOTE 1 -   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

       a)  Organization and Line of Business

           CD Universe, Inc. was incorporated under the laws of the State of Connecticut on April 7, 1997. The Company was sold to new management in April 1999.

           The Company sells and distributes compact discs (CD's) and video recordings to retail purchasers over the internet.

       b)  Use of Estimates

           The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

       c)  Concentration of Credit Risk

           The Company places its cash in what it believes to be credit-worthy financial institutions. However, cash balances exceeded FDIC insured levels at various times during the year.

       d)  Cash and Cash Equivalents

           The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents

       e)  Accounts Receivable

           Accounts receivable consist primarily of credit card charges by customers.

       f)  Inventory

           Inventory consists of compact discs, videos and packaging materials. Inventory is valued at the lower of cost or market using the first-in, first-out method.

       g)  Property and Equipment

           Property and equipment is stated at cost. Depreciation is computed using the straight-line method based upon the estimated useful lives of the assets. Maintenance and repairs are charged to expense as incurred.

           Estimated useful lives are as follows:

           Leasehold Improvements                       3 years
           Computer Equipment                           5 years
           Telephone Equipment                          5 years
           Furniture, Fixtures and Other               10 years
                                      - 6 -

                                CD UNIVERSE, INC.
                          NOTES TO FINANCIAL STATEMENTS
                                 MARCH 31, 1999

NOTE 1 -    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

       h)   Goodwill

            Goodwill resulting from the acquisition of assets accounted for as a purchase is being amortized over 40 years using the straight-line method.

       i)   Organization Costs

            Organization costs are being amortized over 5 years using the straight-line method.

       j)   Income Taxes

            Provisions for income taxes are based on taxes payable or refundable for the current year and deferred taxes on temporary differences between the amount of taxable income and pretax financial income and between the tax bases of assets and liabilities and their reported amounts in the financial statements. Deferred tax assets and liabilities are included in the financial statements at currently enacted income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled as prescribed by Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes". As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

       k)   Fair Value of Financial Instruments

            The carrying value of cash and cash equivalents, accounts receivable, accounts payable and accrued expenses approximates fair value due to the relatively short maturity of these instruments.

       l)   Long-Lived Assets

            Long-lived assets and certain identifiable intangibles to he held and used are reviewed for impairment whenever events or changes in circumstances indicate that the related carrying amount may not be recoverable. When required, impairment losses on assets to be held and used are recognized based on the fair value of the assets and long-lived assets to be disposed of are reported at the lower of carrying amount or fair value less cost to sell.

       m)   Stock-Based Compensation

            The Company has adopted the intrinsic value method of accounting for stock-based compensation in accordance with Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees" and related interpretations.

       n)   Revenue Recognition

            The Company recognizes revenue upon shipment of its products. The Company maintains a partner program whereby partners provide links on their web-sites that bring customers to the CD Universe web-site. Revenue generated from these linked sites is recognized upon shipment of the CD's. The partner receives a commission of 5% to 15% of sales of the Company's products that originate from the site, recognized as an expense concurrent with the sale.

                                      - 7 -

                                CD UNIVERSE, INC.
                          NOTES TO FINANCIAL STATEMENTS
                                 MARCH 31, 1999

NOTE 1 -    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

       o)   Earnings Per Share

            During 1997, the Company adopted SFAS No. 128, "Earnings Per Share", which requires presentation of basic earnings per share ("Basic EPS") and diluted earnings per share ("Diluted EPS").

            The computation of basic EPS is computed by dividing income available to common stockholders by the weighted average number of outstanding common shares during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period. The computation of diluted EPS does not assume conversion, exercise or contingent exercise of securities that would have an anti-dilutive effect.

            The shares used in the computation for the year ended March 31, 1999 was as follows:

            Basic                 1,000
                                  =====
            Diluted               1,000
                                  =====

       p)   Comprehensive Income

            In June 1997, SFAS No. 130, "Reporting Comprehensive Income", was issued. This statement establishes standards for the reporting and display of comprehensive income and its components in the financial statements. As of March 31, 1999, the Company has no items that represent other comprehensive income and, therefore, has not included a schedule of comprehensive income in the financial statements.

       q)   Impact of Year 2000 Issue

            During the year ended March 31, 1999, the Company conducted an assessment of issues related to the Year 2000 and determined that it was necessary to modify or replace portions of its software in order to ensure that its computer systems will properly utilize dates beyond December 31, 1999. The Company expects to complete any Year 2000 systems modifications and conversions by the middle of 1999. Currently, the Company does not expect that costs associated with becoming Year 2000 compliant to be material. At this time, the Company cannot determine the impact the Year 2000 will have on its key customers or suppliers. If the Company's customers or suppliers do not convert their systems to become Year 2000 compliant, the Company may be adversely impacted. The Company is addressing these risks in order to reduce the impact on the Company.

       r)   Recent Accounting Pronouncements

            During 1998, the FASB issued SFAS No. 131, "Disclosure About Segments of an Enterprise and Related Information", which changes the way public companies report information about segments. SFAS No. 131, which is based on the selected segment information quarterly and entity-wide disclosures about products and services, major customers and the material countries in which the entity holds assets and reports revenue. This statement is effective for the Company's fiscal year. The Company is in the process of evaluating the disclosure requirements under this standard.
                                      - 8 -

                                CD UNIVERSE, INC.
                          NOTES TO FINANCIAL STATEMENTS
                                 MARCH 31, 1999



NOTE 1 -    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

      r)    Recent Accounting Pronouncements (continued)

            Additionally, during 1998, the America Institute of Certified Accountants' Executive Committee issued Statement of Position Number 98-1 (SOP 98-1), "Accounting for the Cost of Computer Software Developed or Obtained for Internal Use". SOP 98-1 is effective for fiscal years beginning after December 15, 1998. Management believes that the Company is substantially in compliance with this pronouncement and that its implementation will not have a material effect on the Company's financial position, results of operations or cash flows.

NOTE 2 -    PROPERTY AND EQUIPMENT

            Property and equipment is summarized as follows at March 31, 1999:

            Leasehold Improvements                                     $ 40,000
            Computer Equipment                                          215,543
            Telephone Equipment                                          24,158
            Furniture, Fixtures and Other                                29,069
                                                                         ------

                                                                        308,770
            Less:  Accumulated Depreciation                              83,052
                                                                       ---------
              Property and Equipment, net                              $225,718
                                                                       =========


            Depreciation expense for the year ended March 31, 1999 was $46,152.

NOTE 3 -    INCOME TAXES

            The components of the provision for income taxes for the year ended March 31, 1999 are as follows:

             Current Tax Expense
              U.S. Federal                                            $       -
              State and Local                                         -
                                                                      ---------
             Total Current                                            -
                                                                      ---------


             Deferred Tax Expense
              U.S. Federal                                                 -
              State and Local                                              -
                                                                      --------
                                                                           -

             Total Deferred                                                -
                                                                      ---------
 Total Tax Provision from Continuing Operations                       $    -
                                                                      ==========

                                      -9-

                                CD UNIVERSE, INC.
                          NOTES TO FINANCIAL STATEMENTS
                                 MARCH 31, 1999

NOTE 3 -    INCOME TAXES (continued)

            The reconciliation of the effective income tax rate to the Federal statutory rate is as follows:

               Federal Income Tax Rate                                       (34.0)%
               Deferred Tax Charge (Credit)                                       -
               Effect on Valuation Allowance                                  34.0%
               State Income Tax, Net of Federal Benefit                           -
                                                                             -------

               Effective Income Tax Rate                                       0.0%
                                                                             =======

            At March 31, 1999, the Company had net carryforward losses of approximately $520,000 that can be utilized to offset future taxable income through 2014. Utilization of these net carryforward losses is subject to the limitations of Internal Revenue Code Section 382. The full realization of the tax benefit associated with the carryforward depends predominantly upon the Company's ability to generate taxable income during the carryforward period. A valuation allowance equal to the tax benefit for deferred taxes has been established due to the uncertainty of realizing the benefit of the tax carryforward.

            Deferred tax assets and liabilities reflect the net tax effect of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and amounts used for income tax purposes. Significant components of the Company's deferred tax assets (liabilities) are as follows:

            Loss Carryforwards                                        $  176,800
            Less:  Valuation Allowance                                  (176,800)

                                                                      -----------

            Net Deferred Tax Assets (Liabilities)                     $        -
                                                                      ===========

NOTE 4 -    NOTE PAYABLE - OFFICER

            The Company is indebted to an officer at March 31, 1999 for $105,000. The terms indicate interest is payable at 8% with loan principal and interest payable upon demand.

            Subsequent to March 31, 1999, the Note was paid down to $85,000. This amount will be settled through a purchase price adjustment upon the acquisition of the Company by Entertainment Universe, Inc.

NOTE 5 -    RELATED PARTY TRANSACTIONS

            In prior years, certain of the Company's fixed asset acquisitions and certain expenses were paid for through advances by an entity controlled by the Company's president. These advances, totaling $110,395, were repaid during the year ended March 31, 1999.

            During the current fiscal year, the Company received advances from an entity controlled by the Company's chairman. These advances totaled $30,000 and remain outstanding at March 31, 1999. Terms of repayment and interest are being negotiated.

                                      -10-

                                CD UNIVERSE, INC.
                          NOTES TO FINANCIAL STATEMENTS
                                 MARCH 31, 1999



NOTE 6 -  MAJOR VENDOR

          The Company purchased approximately 90% of its merchandise from one vendor. At March 31, 1999, the balance due to that vendor was approximately $600,000 which was paid in April 1999. The Company does not believe that the loss of this vendor would have a material adverse effect on the Company.

NOTE 7 -  COMMITMENTS AND CONTINGENCIES

          The Company leases office space under non-cancelable operating lease agreements that expire within the next three years. Future minimum lease payments under these non-cancelable operating leases are as follows:

          March 31,

          2000                              $ 117,000
          2001                                117,000
          2002                                107,250
                                            ---------
           Total                            $ 341,250
                                            =========


          Rent expense under the office lease for the year ending March 31, 1999 was $82,000.

          On October 1, 1998, the Company entered into an agreement with Charles Beilman. The agreement stipulates that Charles Beilman will serve as Chief Operating Officer and Chief Technical Officer for an annual compensation of $135,000 and the reimbursement of certain expenditures, as defined in the related agreement. This agreement becomes effective when the Company is acquired and its shares are publicly traded. Mr. Beilman's employment will continue for at least three years from the date the Company goes public.

NOTE 8 -  SUBSEQUENT EVENTS

          The Company was acquired by Entertainment Universe, Inc. in April 1999 as a wholly owned subsidiary.

                                      -11-

                               CASES LADDER, INC.
                              FINANCIAL STATEMENTS

                                    CONTENTS




                                                       Page
                                                       ----
Independent Auditors' Report                            1

Balance Sheets                                          2 - 3

Statements of Operations                                4

Statement of Stockholders' Equity                       5

Statements of Cash Flows                                6

Notes to Financial Statements                           7 - 12


                        [Letterhead of Jonathon P. Reuben]
                          Independent Auditors' Report



Board of Directors
Cases Ladder, Inc.
Newbury Park, California

We have audited the accompanying balance sheet of Cases Ladder, Inc. (A California corporation), December 31, 1998, and the related statements of operations, stockholders' equity (deficit), and cash flows, for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cases Ladder, Inc. as of December 31, 1998, and the results of its operations and its cash flows for the year ended December 31, 1998, in conformity with generally accepted accounting principles.



s/s Jonathon P. Reuben CPA

Jonathon P. Reuben,
Certified Public Accountant
April 9, 1999

                                       CASES LADDER, INC.
                                        BALANCE SHEETS


                                                              DECEMBER 31,    MARCH 31,
                                                                  1998          1999
                                                                  ----          ----
                                                                             (UNAUDITED)
ASSETS
     Current Assets
       Cash and Cash Equivalents                                $    --       $ 15,045
     Accounts Receivable (Net of Allowance for Bad Debts of
      $19,175 and $5,675)                                        65,262         94,724
     Deferred Tax Asset                                           2,172             --
     Deposits                                                        --            685
                                                                -------       --------
          Total Current Assets                                   67,434        110,454

     Computer Equipment and Software (Note 2)                    21,752         35,150
                                                                -------       --------
Total Assets                                                    $89,186       $145,604
                                                                =======       =========

                            See accompanying notes

                                      CASES LADDER, INC.
                                        BALANCE SHEETS


                                                              DECEMBER 31,    MARCH 31,
                                                                  1998          1999
                                                                  ----          ----
                                                                             (UNAUDITED)
LIABILITIES AND STOCKHOLDERS' (DEFICIT)
     Current Liabilities
          Accounts Payable                                      $19,365       $ 16,185
          Accrued Payroll and Payroll Taxes                          --         57,472
          Accrued Interest                                           --
          Income Tax Payable                                        800          1,600
          Customer Deposits                                      16,667             --
          Notes Payable-Affiliate                                 9,028          8,433
          Notes Payable-Shareholders                             55,000         61,916
                                                                -------       --------
            Total Current Liabilities                           100,860        145,606
Stockholders' (Deficit)
     Common Stock, No Par Value, authorized 40,000,000
      shares, issued and outstanding 9,437,500 shares at
      December 31, 1998, and March 31, 1999                       2,750          2,750
     Retained Earnings (Deficit)                                (14,424)        (2,752)
                                                                -------       --------
          Total Stockholders' (Deficit)                         (11,674)            (2)
                                                                -------       --------
Total Liabilities and Stockholders' (Deficit)                   $89,186       $145,604
                                                                =======       =========

                             See accompanying notes

                                     CASES LADDER, INC.
                 STATEMENTS OF OPERATIONS AND RETAINED EARNINGS (DEFICIT)

                                                                                THREE
                                                                               MONTHS
                                                               YEAR ENDED       ENDED
                                                              DECEMBER 31,    MARCH 31,
                                                                  1998          1999
                                                                  ----          ----
                                                                             (UNAUDITED)
Revenue                                                       $ 378,345      $ 309,737
General and Administrative Expenses                            (394,141)      (295,093)
                                                              -----------    -----------
     Net Income (Loss) Before Provision for Corporate Income
      Tax                                                       (15,796)        14,644
Benefit (Provision) for Corporate Income Tax                      1,372         (2,972)
                                                              -----------    -----------
     Net Income (Loss)                                          (14,424)        11,672
                                                              ===========    ============
Loss Par Share                                                  (0.0015)        0.0012
                                                              ===========    ============
Weighted Average Shares Outstanding                           9,404,630      9,437,500
                                                              ===========    ============

                             See accompanying notes

                                      CASES LADDER, INC.
                        STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)

                                                            COMMON STOCK       RETAINED
                                                         -------------------   EARNINGS
                                                          SHARES     AMOUNTS   (DEFICIT)    TOTAL
                                                          ------     -------   ---------    -----
Balances at January 1, 1998                                     --   $   --     $    --   $     --
Original Issuance of Common Stock                        9,375,000    2,000          --      2,000
Sale of Common Stock                                        93,750      750          --        750
Net Loss                                                        --       --     (14,424)   (14,424)
                                                         ---------   ------     -------    -------
Balances at December 31, 1998                            9,468,750    2,750     (14,424)   (11,674)
Net Income for the Three Months Ended March 31, 1999
  (Unaudited)                                                   --       --      11,672     11,672
                                                         ---------   ------     -------    -------
Balances at March 31, 1999 (Unaudited)                   9,468,750  $ 2,750     $(2,752)   $    (2)
                                                         =========  =======     =======    =======

                     See accompanying notes

                              5


                         CASES LADDER, INC.
                      STATEMENTS OF CASH FLOWS

                                                               YEAR ENDED     THREE MONTHS
                                                              DECEMBER 31,       ENDED
                                                                  1998       MARCH 31, 1999
                                                                  ----       --------------
                                                                              (UNAUDITED)
Cash Flows From Operating Activities:
     Net Income (Loss)                                          $(14,424)       $ 11,672
     Adjustments to Reconcile Net Income (Loss) to Net Cash
          Provided (Used) by Operations:
               Depreciation                                          280           1,618
               Allowance for Bad Debts                             5,675          13,500
               Income Tax Provision                               (2,172)          2,172
               Changes in Operating Assets and Liabilities:
                    Decrease (Increase) in Assets:
                       Accounts Receivable                       (70,936)        (42,962)
                       Prepaid Items and Deposits                      -            (685)
                    Increase (Decrease) in Liabilities:
                       Accounting payable and Accrued Expenses    19,826          55,648
                       Customer Deposits                          16,667         (16,667)
                       Income Tax Payable                            800             800
                                                                --------        --------
Net Cash Provided (Used) by Operating Activities                 (44,284)         25,096
                                                                --------        --------
Cash Flows from Investing Activities:
     Equipment Acquisitions                                      (22,032)        (15,016)
                                                                --------        --------
     Net Cash Used by Investing Activities                       (22,032)        (15,016)
                                                                --------        --------
Cash Flows from Financing Activities:
     Issuance of Common Stock                                      2,750              --
     Advances from Shareholders                                   55,000           5,560
     Payments to Affiliates                                      (71,766)           (595)
     Advances from Affiliates                                     80,332              --
                                                                --------        --------
     Net Cash Provided by Financing Activities                    66,316           4,965
                                                                --------        --------
          Net Increase (Decrease) in Cash and Cash
             Equivalents                                              --          15,045
          Cash and Cash Equivalents -- Beginning of Year              --              --
                                                                --------        --------
          Cash and Cash Equivalents -- End of Year              $     --        $ 15,045
                                                                ========        ========

Note 1 - Nature of Business

           Cases Ladder, Inc. (the "Company") was incorporated under California State law on August 19, 1998. The Company conducts business in the Internet software and services industry. Prior to incorporating, the Company operated as a partnership.

           Prior to incorporating, the Company deposited its receipts and disbursed its funds through a checking accounting under the name Strategic Alliance Partners, Inc. d.b.a. Cases Ladder. Strategic Alliance is an affiliate of the Company but operates a distinct and separate business from that of the Company. Strategic Alliance filed a fictitious business name statement (the "Statement") with the County of Los Angeles on March 2, 1998, indicating that Strategic would be doing business as Cases Ladder. Management does not know the individual who signed and filed the fictitious business name statement. This individual was not authorized to perform such an act on behalf of the Company. Management maintains that this bank account was opened by the bank in the wrong name.

Note 2 - Summary of Significant Accounting Policies

a)       Cash

          The Company maintains all of its cash deposits at one bank. The Company's balance with this bank is insured up to $100,000 as provided by the FDIC.

b)       Computer Equipment and Software

          The cost of Computer Equipment and Software is depreciated over the estimated useful lives of the related assets. Depreciation is computed on the straight-line method for both financial and tax reporting purposes. The useful life of the computer equipment and related software is five years.

c)       Pervasiveness of Estimates

          The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

d)        Revenue Recognition

          Revenue from the licensing of the Company's software products is recognized when the respective royalties are earned. Revenue from product sales and services are recognized at the time the product is shipped or the services are preformed. Customer advance payments are deferred and are recognized as revenue when the underlying income is earned.

e)        Earnings Per Share

          Effective December 31, 1997, SFAS 128 "Earnings Per Share" requires a dual presentation of earnings per share-basic and dilutive. Basic earnings per common share has been computed based upon the weighted average number of common shares outstanding. Diluted earnings per share reflects the increase in weighted average common shares outstanding that would result from the assumed exercise of outstanding stock options. The computation of diluted earnings per share shall not assume conversion, exercise, or contingent issuance of securities that would have an anti-dilutive effect on earnings per share.

          The Company reflects only basic loss per share for both periods presented as the assumed exercise of the outstanding options would be anti-dilutive.

f)        Statement of Comprehensive Income

          The Company has adopted SFAS 130 "Comprehensive Income - Financial Statement Presentation". However, as there is no difference between net loss as reported on the statement of operations and comprehensive loss, the Statement of Comprehensive Loss has not been provided.

Note 3 - Computer Equipment and Software

           The following is a summary of computer equipment and software as of December 31, 1998:

                  Computer Equipment                          $ 21,237
                  Computer Softer                                  795
                                                               -------
                                                                22,032
                  Less Accumulated Depreciation                   (280)
                                                               -------
                                                              $ 21,752
                                                              ========

            Depreciation expense charged to operations for year ended December 31, 1998, was $280.



Note 4 - Income Taxes

           Income taxes are provided based on earnings reported for financial statement purposes pursuant to the provisions of Statement of Financial Accounting Standards No. 109 ("FASB 109").

           FASB 109 uses the asset and liability method to account for income taxes which requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between tax basis and financial reporting basis of assets and liabilities.

           The Components of the (benefit) provision for income taxes for 1998 is as follows:

                  Federal                            $(2,172)
                  State                                  800
                                                     -------

                    (Benefit) Provision for
                           income taxes              $(1,372)
                                                     ========

           Amounts of deferred tax assets and liabilities for the year ended December 31, 1998, are as follows:

                  Deferred Tax Liability             $   --
                  Deferred Tax Asset                 $ 2,172

Deferred tax assets have not been reduced by any valuation allowances.

The deferred tax asset results primarily from the 1998 net operating loss of $15,334 which is available to be carried forward to offset future federal and state taxable income. The loss expires in 2018.

         The component of the deferred tax asset consists of the following:

                  Net operating loss                          $ 2,172


Note 5 - Notes Payable

           Notes payable as of December 31,1998 consist of the following:

                  Affiliate                          $  9,028
                  Officers                             55,000
                                                     --------
                                                     $ 64,028
                                                     =========


           Notes payable to affiliates and officers bear interest at 12% and 10% per annum, respectively. All notes payable are unsecured, and are due upon demand. Interest charged to operations totaled $4,828.

Note 6 - Stock Option Plan

           The Company has a performance-based stock option plan. Under the plan, the Company may grant options for up to 1.5 million shares of common stock for which no vesting contingencies exist, other than being an employee The exercise price of each option is set at the discretion of the Board of Directors at the time of each issuance. Management believes that the exercise price of each option is equal to or greater then the market value of the respective shares granted.

           The Company applies APB Opinion 25 in accounting for its performance-based stock option plan. Accordingly, no compensation expense has been recognized for the plan in 1998. Had compensation costs been determined on the basis of fair value pursuant to FASB Statement No. 123, net loss and loss per share would have increased as follows:

                  Net Loss

                     As reported                     $      (13,962)
                                                     ===============

                     Proforma                        $      (15,090)
                                                    ===============

                  Basic Loss Per Share

                     As reported                     $      (0.0015)
                                                     ===============

                     Proforma                        $      (0.0016)
                                                    ===============


             For proforma purposes, the Company valued the options using the Black-Sholes option pricing model using the following assumptions: risk-free interest rate of 5.5%, dividend yield of 0%, volatility factor of the expected market price of the Company's common stock of 5% and the expected life of the options of 12 months.

             Following is a summary of the status of the plan during the year ended December 31,1998:

                                                                                 Weighted
                                                                                 Average
                                                              Number of          Exercise
                                                                 Shares             Price

             Outstanding at 1-1-98                                -      $            -

             Granted                                            160,000             0.125
             Exercised                                             -                  -
             Forfeited                                             -                  -
                                                              ----------        ----------
             Outstanding at 12-31-98                            160,000         $    0.125
                                                              =========         ==========

             Options exercisable at 12-31-98                    160,000         $    0.125
                                                              =========         ==========

             The weighted average fair value at date of grant was $.0705 per share.




Note 7 - Supplemental Cash Flow Information

            For the purpose of the statements of cash flows, all highly liquid investments with a maturity of three months or less are considered to be cash equivalents.

            During the year ended December 31, 1998, the Company paid interest totaling $4,828.

            The Company did not pay any income taxes during 1998.



Note 8 - Sales to Major Customers

           Sales to three major customers amounted to 38.9%, 16.1% and 14.5% of total sales for the year ended December 31, 1998

Note 9 - Concentrations of Credit Risk

           The Company extends credit to its customers, all of which are companies in the Internet software and services industry.


Note 10 - Subsequent Events

           On April 1, 1999, the Board of Directors authorized a 5 for 4 stock split of common stock to stockholders of record on March 14, 1999. The accompanying financial statements have been restated to give effect to the indicated stock split for the periods presented.

           In April 1999, the Company received $55,000 in exchange for the issuance of 220,000 shares of its common stock.

           In June 1999, the Company issued 645,996 to a consultant who assisted in the sale of all of the outstanding stock of the Company to eUniverse, Inc. Prior to the transaction with eUniverse, the Company issued 501,645 shares of its Common Stock through the exercise of all of the outstanding options. In determining the number of shares issued, the Company used a formula that took into account the exercise price of the respective option and the price per share offered by eUniverse. The Shareholders of the Company exchanged 10,616,311 shares of the Company's stock for 700,000 restricted shares of eUniverse' common stock.


Note 11 - Unaudited Information

           In the opinion of the Company's management, the accompanying unaudited financial statements contain all adjustments (consisting of normal recurring accruals) necessary to present fairly the financial position of the Company as of March 31, 1999 and the results of operations and cash flows for the three-month period then ended. The operating results of the Company on a quarterly basis may not be indicative of operating results for the full year.

                              THE BIG NETWORK, INC.

                              FINANCIAL STATEMENTS

                                DECEMBER 31, 1998

                              THE BIG NETWORK, INC.

                              FINANCIAL STATEMENTS

                                DECEMBER 31, 1998






                                      INDEX




INDEPENDENT AUDITOR'S REPORT                     1


BALANCE SHEET                                    2


STATEMENT OF OPERATIONS                          3


STATEMENT OF STOCKHOLDERS' DEFICIENCY            4


STATEMENT OF CASH FLOWS                          5


NOTES TO FINANCIAL STATEMENTS                    6 - 13



                          INDEPENDENT AUDITOR'S REPORT


The Board of Directors and Stockholders
The Big Network, Inc.

We have audited the accompanying balance sheet of The Big Network, Inc. as of December 31, 1998 and the related statements of operations, stockholders' deficiency and cash flows for the initial period January 30, 1998 to December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Big Network, Inc. as of December 31, 1998, and the results of its operations and its cash flows for the initial period then ended, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming The Big Network, Inc. will continue as a going concern. As discussed in Note 1 to the financial statements, the Company had a net loss for the initial period January 30, 1998 to December 31, 1998, had no significant source of revenue and had a stockholders' deficiency as of December 31, 1998. This raises substantial doubt about its ability to continue as a going concern. Management's plans in regards to these matters are also described in Note 1. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.


                                       MERDINGER, FRUCHTER, ROSEN & CORSO, P.C.
                                       Certified Public Accountants

Los Angeles, California
July 23, 1999, except as for
Note 8(d) as to which the
date is September 15, 1999

                              THE BIG NETWORK, INC.
                                  BALANCE SHEET
                                DECEMBER 31, 1998




     ASSETS
CURRENT ASSETS
   Cash and Cash Equivalents                                                $    3,554
   Accounts Receivable                                                          21,451
   Other Current Assets                                                            144
                                                                            ----------
                                                                                25,149

Equipment, net                                                                  80,649
Other Assets                                                                     2,266
                                                                            ----------
   TOTAL ASSETS                                                             $  108,064
                                                                            ==========

   LIABILITIES AND STOCKHOLDERS' DEFICIENCY
CURRENT LIABILITIES
   Accounts Payable and Accrued Expenses                                    $   73,555
   Advances from Stockholders                                                   16,500
   Capital Lease Obligation - Current Portion                                   14,785
                                                                            ----------
                                                                               104,840

CAPITAL LEASE OBLIGATION, LESS CURRENT PORTION                                   3,771

COMMITMENTS AND CONTINGENCIES                                                        -
                                                                            ----------
   Total Liabilities                                                           108,611

STOCKHOLDERS' DEFICIENCY
   Preferred Stock - Series A, par value $.001,
    5,000,000 shares authorized and 529,449
    shares issued and outstanding                                                  530
   Common Stock, par value $.001, 15,000,000
    shares authorized and 2,675,385 shares issued
    and outstanding                                                              2,676
   Additional Paid-in Capital                                                  732,312
   Accumulated Deficit                                                       ( 736,065)
                                                                            ----------
     Total Stockholders' Deficiency                                          (     547)
                                                                            ----------
     TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIENCY                         $  108,064
                                                                            ==========


   The accompanying notes are an integral part of these financial statements.

                              THE BIG NETWORK, INC.
                             STATEMENT OF OPERATIONS
                  FOR THE ELEVEN MONTHS ENDED DECEMBER 31, 1998




REVENUE                                                              $   83,883

COST OF REVENUE                                                          56,375
                                                                     ----------
                                                                         27,508
                                                                     ----------
DEVELOPMENT COST                                                        609,416
GENERAL AND ADMINISTRATIVE EXPENSES                                     131,849
                                                                     ----------
TOTAL EXPENSES                                                          741,265
                                                                     ----------
LOSS FROM OPERATIONS                                                  ( 713,757)
                                                                     ----------
OTHER INCOME (EXPENSE)
   Investment Income                                                      4,136
   Interest Expense                                                   (   2,279)
   Write-Off of Purchase Price Over Estimated Fair Value of
    Net Assets Acquired                                               (  24,165)
                                                                     ----------
     Total Other Income (Expenses)                                    (  22,308)
                                                                     ----------
NET LOSS                                                             $( 736,065)
                                                                     ==========





   The accompanying notes are an integral part of these financial statements.

                             THE BIG NETWORK, INC.
                      STATEMENT OF STOCKHOLDERS' DEFICIENCY
                  FOR THE ELEVEN MONTHS ENDED DECEMBER 31, 1998





                                            Preferred Stock           Common Stock            Additional
                                          ------------------     ----------------------        Paid-in      Accumulated
                                          Shares      Amount     Shares        Amount          Capital        Deficit       Total
                                          ------      ------     ------        ------          -------        -------       -----


Balance at January 30, 1998                     -    $     -             -     $      -      $       -    $        -    $        -

Issuance of Preferred Stock -
 Series A for:
   Cash                                   401,184        401             -            -        340,892             -       341,293
   Conversion of Note Payable             120,482        121             -            -         99,879             -       100,000
   Compensation for Services Rendered       7,783          8             -            -          6,452             -         6,460

Issuance of Common Stock for:
   Cash                                         -          -       127,500          128         15,122             -        15,250
   Compensation for Services Rendered           -          -        55,385           55          5,484             -         5,539
   Acquisition of Assets                        -          -     2,492,500        2,493        264,483             -       266,976

Net Loss                                        -          -             -            -              -     (736,065)     ( 736,065)
                                          -------    -------     ---------     --------      ---------    ---------     -----------
Balance at December 31, 1998              529,449    $   530     2,675,385     $  2,676      $ 732,312    $(736,065)    $(     547)
                                          =======    =======     =========     ========      =========    =========     ===========



   The accompanying notes are an integral part of these financial statements.

                              THE BIG NETWORK, INC.
                             STATEMENT OF CASH FLOWS
                  FOR THE ELEVEN MONTHS ENDED DECEMBER 31, 1998


CASH FLOWS FROM OPERATING ACTIVITIES
   Net Loss                                                                           $( 736,065)
   Adjustments to Reconcile Net Loss to Net Cash
    Used in Operating Activities:
   Depreciation                                                                           25,905
   Write-Off of Purchase Price Over the Estimated
    Fair Value of Net Assets Acquired                                                     24,165
   Issuance of Equity Securities for Services Rendered                                    11,999
   Write-Off of Organizational Costs                                                     103,431
   Loss on Sale of Securities                                                              4,752
Change in Assets and Liabilities
   (Increase) Decrease:
     Accounts Receivable                                                               (   8,673)
     Other Current Assets                                                              (     144)
     Other Assets                                                                      (   2,266)
   Increase (Decrease):
     Accounts Payable and Accrued Expenses                                                53,732
                                                                                      ----------
Net Cash Used in Operating Activities                                                  ( 523,164)
                                                                                      ----------
CASH FLOWS FROM INVESTING ACTIVITIES
   Purchase of Equipment                                                               (   2,632)
   Sale of Securities                                                                     78,262
   Acquisition of Dream Zero, net of cash acquired                                           238
                                                                                      ----------
Net Cash Provided by Investing Activities                                                 75,868
                                                                                      ----------
CASH FLOWS FROM FINANCING ACTIVITIES
   Payments for Capital Lease Obligations                                              (  22,193)
   Advances from Stockholders                                                             16,500
   Proceeds from Issuances of Note                                                       100,000
   Issuance of Common Stock                                                               15,250
   Issuance of Preferred Stock - Series A                                                341,293
                                                                                      ----------
Net Cash Provided by Financing Activities                                                450,850
                                                                                      ----------
NET INCREASE IN CASH AND CASH EQUIVALENTS                                                  3,554

CASH AND CASH EQUIVALENTS - JANUARY 30, 1998                                                   -
                                                                                      ----------
CASH AND CASH EQUIVALENTS - DECEMBER 31, 1998                                         $    3,554
                                                                                      ==========



SUPPLEMENTAL CASH FLOW INFORMATION:
For the eleven months ended December 31, 1998, the Company paid no income taxes and paid interest of $2,279.

NON-CASH INVESTING AND FINANCING ACTIVITIES:
See Notes 3, 4 & 7


   The accompanying notes are an integral part of these financial statements.

                              THE BIG NETWORK, INC.
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 1998



NOTE 1 -  DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

          Description of Business
          The Big Network, Inc. ("The Company") (http://www.bignetwork.com) offers a network of technology and community-driven Web site focused on people interaction through games and communications. The Company was incorporated on December 4, 1997. However, the Company was capitalized and began operations on January 30, 1998.

          Basis of Presentation
          The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company had a net loss for the eleven months ended December 31, 1998 and a stockholders' deficiency at December 31, 1998. These factors raise substantial doubt about the Company's ability to continue as a going concern.

          Management's plans in regard to this matter are as follows:

          The Company is in negotiation to be acquired by a publicly held company.
          The Company is working to raise additional capital and debt financing to fund operations, increase revenues, and reduce operating costs.

          Use of Estimates
          The preparation of financial statements in conformity with general accepted accounting principals requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

          Fair Value of Financial Instruments
          For certain of the Company's financial instruments cash and cash equivalents, receivables, accounts payable and accrued expense and advances from stockholders the carrying amounts approximate fair value due to their short maturities. The amounts shown for capital lease obligations also approximate fair value because interest rates and terms offered to the Company for similar debt are substantially the same.

          Cash and Cash Equivalents
          The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

                              THE BIG NETWORK, INC.
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 1998



NOTE 1 - DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

          Concentration of Credit Risk
          The Company places its cash in what it believes to be credit-worthy financial institutions. However, cash balances exceeded the FDIC insured levels at various times during the year. Also, the Company performs ongoing credit evaluations of its customers' financial conditions and generally does not require collateral on accounts receivable. The Company maintains allowances for credit losses when required.

          Equipment
          Equipment is stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of 3 to 7 years.

          Revenue Recognition
          The Company derives its revenue from the sale of advertisements on short-term contracts. Advertising revenues are recognized ratably over the period in which the advertisements are displayed. Barter transactions are recorded at the lower of the estimated fair value of advertisements received or the estimated fair value of the advertisements given. Barter revenue and the related advertising is recorded based on impressions delivered and received with the difference recorded as an advance or prepaid. Barter revenue was immaterial for the years ending December 31, 1998.

          Advertising and Marketing Expense
          The Company expenses costs associated with advertising and marketing as they are incurred.

          Income Taxes
          Income taxes are provided for based on the liability method of accounting pursuant to Statement of Financial Accounting Standards ("SFAS") No. 109 "Accounting for Income Taxes." The liability method requires the recognition of deferred tax assets and liabilities for the expected future tax consequences for temporary differences between the reported amount of assets and liabilities and their tax basis.

          Comprehensive Income
          SFAS No. 130, "Reporting Comprehensive Income", establishes standards for the reporting and displaying of comprehensive income and its components in the financial statements. As of December 31, 1998, the Company has no items that represent other comprehensive income and, therefore, has not included a schedule of comprehensive income in the financial statements.

                              THE BIG NETWORK, INC.
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 1998



NOTE 1 - DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

          Impact of the Year 2000 Issue During the year ended December 31, 1998, the Company conducted an assessment of issues related to the year 2000 and determined that no issues existed which would cause its computer systems not to properly utilize dates beyond December 31, 1999.

NOTE 2 -  EQUIPMENT

          As of December 31, 1998, equipment consisted of the following:



          Computer Equipment                                                           $    54,900
          Computer Software                                                                 50,836
          Office Equipment                                                                     818
                                                                                       -----------
                                                                                           106,554
          Less:  Accumulated Depreciation                                                   25,905
                                                                                       -----------
          Equipment, net                                                               $    80,649
                                                                                       ===========


          Equipment purchased under capital lease obligations consisted of the following as of December 31, 1998:

          Computer Equipment                                                           $    40,749
          Less: accumulated depreciation                                                     6,180
                                                                                       -----------
                                                                                       $    34,569
                                                                                       ===========

          Depreciation expense for the eleven months ended December 31, 1998 was $25,905.

NOTE 3 -  COMMITMENTS AND CONTINGENCIES

          Leases
          In 1998, the Company was provided office space at no charge. In July 1999, the Company entered into a non-cancelable lease for office space. Also, the Company has capital lease obligations for computer equipment, which expire starting in 1999. The future minimum payments under the non-cancelable lease and capital lease obligations are as follows:

                              THE BIG NETWORK, INC.
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 1998



NOTE 3 -  COMMITMENTS AND CONTINGENCIES (continued)


                                                                      Capital           Operating
          Year Ended December 31,                                      Leases             Leases
                                                                    -----------       -----------
              1999                                                  $    16,271       $    29,425
              2000                                                        3,805            65,100
              2001                                                           -             66,900
              2002                                                           -             33,900
                                                                    -----------       -----------
          Net Minimum Lease Payments                                     20,076       $   195,325
          Less:  Amounts Representing Interest                            1,520       ===========
                                                                    -----------
          Present Value of Net Minimum Lease Payments                    18,556
          Less:  Current Portion                                         14,785
                                                                    -----------
          Long-Term                                                 $     3,771
                                                                    ===========


          The Company had no rent expense for the eleven months ended December 31, 1998.

          Revenue Sharing Agreements
          The Company has entered into several agreements to share revenues with individuals independent of the Company. These individuals have provided the Company with computer games, which the Company has operating on its web-site. The individuals have granted the Company usage of the computer games for up to 25% royalty of advertising revenue generated from the usage of the game on the Company's web-site. For the eleven months ended December 31, 1998, the Company had no liabilities due under the agreement.

NOTE 4 -  STOCKHOLDERS' EQUITY

          Classes of Shares
          The Company's Articles of Incorporation enable the Company to issue up to 20,000,000 shares, consisting of 5,000,000 shares of Preferred Stock, which have a par value of $0.001 per share and 15,000,000 shares of Common Stock, which have a par value of $0.001 per share.

          Preferred Stock
          Preferred stock, of any series, shall have the powers, preferences, rights, qualifications, limitations, and restrictions as fixed by the Company's Board of Directors in its sole discretion.

          In 1998, the Company's Board of Directors established 1,300,000 shares of Preferred Stock-Series A and issued 529,449 shares for $447,753.

                              THE BIG NETWORK, INC.
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 1998


NOTE 4 -  STOCKHOLDERS' EQUITY (continued)

          The Series A shares have the following significant rights, preferences and restrictions:

              Entitled to receive dividends prior and in preference to any declaration or payment of any dividend on the Common Stock, at a rate of $.06 per share per annum, payable quarterly when, as, and if declared by the Board of Directors. Such dividends shall not be cumulative.

              Each share of Series A shall be convertible, at the option of the holder, at any time after issuance, into such number of fully paid common stock as is determined by dividing $0.83 by the conversion price of $0.83, (which is adjustable under certain criteria).

              Each share of Series A has an automatic conversion upon the Company's sale of its common stock in a firm commitment for a public offering pursuant to a registration statement under the Securities Act of 1933 and the public offering price not less than $4.00 per share, which would result in aggregate cash proceeds to the Company of $15,000,000, or the date specified by written consent, or agreement, of the holders of a majority of the then outstanding shares of the Series A.

          Common Stock
          In 1998, the Company had the following significant issuances of Common
          Stock:

              In January 1998, the Company issued 673,900, 553,000 and 618,100 shares of its common stock to the three principal stockholders. The consideration for the shares was 30,000, 6,000 and 2,500 shares, respectively, of a publicly traded company with an aggregate market value of $83,014 on the date of contribution, software with a cost basis of $15,781 and a business plan with a cost basis of $103,431. The aggregate fair market value of the contributed assets was $202,226.

              The Company issued 127,500 shares of its common stock for proceeds of $15,250.

                On January 30, 1998, the Company acquired all the assets and assumed certain liabilities of Dream Zero, LLC (''Dream Zero'') and Play4Prizes (an individual doing business as, ''DBA'') for 435,000 and 212,500 shares, respectively, of the Company's common stock with an aggregate fair market value of $64,750. The acquisition agreements grants the Company the right to repurchase all of the shares of its common stock issued in conjunction with these acquisitions. (See Note 7).

                              THE BIG NETWORK, INC.
                   NOTES TO FINANCIAL STATEMENTS DECEMBER 31,
                                      1998

NOTE 5 -  SALES

          During the eleven months ended December 31, 1998, the Company had four major customers which accounted for approximately 28%, 18%, 12% and 11% of total sales, respectively. At December 31, 1998, the amounts due from two of these customers was approximately $13,600 and $5,000.

NOTE 6 -  INCOME TAXES

          The reconciliation of the effective income tax rate to the Federal statutory rate is as follows:



          Federal Income Tax Rate                                     34.0%
          Effect of Valuation Allowance                             ( 34.0)%
                                                                    -------
          Effective Income Tax Rate                                    0.0%
                                                                    =======

          At December 31, 1998, the Company had net carryforward losses of approximately $730,000. Because of the current uncertainty of realizing the benefits of the tax carryforward, valuation allowances equal to the tax benefits for deferred taxes have been established. The full realization of the tax benefit associated with the carryforward depends predominantly upon the Company's ability to generate taxable income during the carryforward period.

          Deferred tax assets and liabilities reflect the net tax effect of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities are as follows:

          Deferred Tax Assets
          Loss Carryforwards                                           $ 297,000
          Valuation Allowance                                          ( 297,000)
                                                                       ---------
          Net Deferred Tax Assets                                      $       -
                                                                       =========

          Net operating loss carryforwards expire in 2013.

NOTE 7 -  ACQUISITIONS

          Asset Acquisition In January 1998, the Company issued 673,900, 553,000 and 618,100 shares of its common stock to the three principal stockholders. The consideration for the shares was 30,000, 6,000 and 2,500 shares, respectively, of a publicly traded company with an aggregate market value of $83,014 on the date of contribution, software with a cost basis of $15,781 and a business plan with a cost basis of $103,431. The aggregate fair market value of the contributed assets was $202,226.
                                     - 11 -

                              THE BIG NETWORK, INC.
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 1998



NOTE 7 -  ACQUISITIONS (continued)

          Dream Zero
          On January 30, 1998, the Company acquired all of the assets and assumed certain liabilities of Dream Zero, LLC, which began its operations in 1997, in exchange for 435,000 shares of the Company's Common Stock valued at $43,500. The acquisition was accounted for by the purchase method of accounting; accordingly, the purchase price has been allocated to the assets acquired and liabilities assumed based on the estimated fair values at the date of acquisition. The excess of the purchase price over estimated fair value of net assets acquired of $24,165 has been expensed, because the Company determined that it had no future value at the date of acquisition.

          Play4Prizes
          On January 30, 1998, the Company acquired all of the assets and assumed certain liabilities of Play4Prizes, a DBA, which began operations in 1997, in exchange for 212,500 shares of the Company's Common Stock valued at $21,250. The acquisition was accounted for by the purchase method of accounting; accordingly, the purchase price has been allocated to the assets acquired and liabilities assumed based on the estimated fair values at the date of acquisition.

          The estimated fair value of assets acquired and liabilities assumed is summarized as follows:


                                                     Assets          Dream Zero      Play4Prizes
                                                     ------          ----------      -----------
           Cash                                  $        -         $     238         $       -
           Accounts Receivable                            -                 -            12,778
           Equipment                                      -             7,786             6,000
           Software                                  15,781            16,300            17,306
           Other Assets                             103,431            24,165                 -
           Securities                                83,014                 -                 -
           Liabilities                                   -           (  4,989)         ( 14,834)
                                                 ----------         ---------         ---------
           Purchase Price                        $  202,226         $  43,500         $  21,250
                                                 ==========         =========         =========


NOTE 8 -  SUBSEQUENT EVENTS

          a)  Issuance of Series A Preferred Stock
              During the first quarter of 1999, the Company issued
              453,633 shares of its Preferred Stock-Series A for $376,515, and issued warrants to purchase up to 216,867 shares of the Company's Preferred Stock-Series A at $0.83 per share.

          b)  Stock Options
              The Company has issued, for services rendered under contracts, stock options to purchase 280,000 shares of the Company's common stock at $0.10 per share.

                             THE BIG NETWORK, INC.
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 1998



NOTE 8 -  SUBSEQUENT EVENTS (continued)

              c)  Repurchase of Common Stock
                  In 1999, the Company repurchased 108,750 shares of its common stock at a value of $10,875, which were issued for the acquisition of the assets from Dream Zero. The consideration of $10,875 was satisfied by the Company's return of its rights to certain computer programs acquired in the acquisition.

              d)  Sale of Company
                  On September 15, 1999, the stockholders of the Company consummated an agreement exchanging all of the issued and outstanding shares of the Company's common stock for 1,800,000 shares of a publicly held corporation's common stock.

PROSPECTUS
OCTOBER    , 1999

                                4,000,000 SHARES

                                 EUNIVERSE, INC.

                                  COMMON STOCK
                                ($.001 par value)

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The following is a statement of the expenses to be incurred by the Company in connection with the registration of the securities being registered pursuant to this Registration Statement.

                                                                          Amount
                                                                          ------

        Securities and Exchange Commission registration fee            $6,672.00
        Printing fees
        Legal fees and expenses
        Accounting fees and expenses
        Miscellaneous
Total

Except for the SEC registration fee, all expenses are estimated.



ITEM 14. INDEMNIFICATION OF DIRECTORS AND EXECUTIVE OFFICERS AND LIMITATION OF LIABILITY.


    Sections 78.751 et seq. of the Nevada Revised Statutes allow a company to indemnify its officers, directors, employees, and agents from any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, except under certain circumstances. Indemnification may only occur if a determination has been made that the officer, director, employee, or agent acted in good faith and in a manner which such person believed to be in the best interests of the company. A determination may be made by the shareholders, by a majority of the directors who were not parties to the action, suit, or proceeding confirmed by opinion of independent legal counsel; or by opinion of independent legal counsel in the event a quorum of directors who were not a party to such action, suit, or proceeding does not exist.

ARTICLES OF INCORPORATION

  Article Twelfth of the Articles of Incorporation of the Company provide as follows with respect to indemnification of Directors and Officers:

  "TWELFTH. INDEMNIFICATION: The corporation shall indemnify and hold harmless the Officers and Directors of the Corporation from any and all liabilities or claims to the fullest extent now, or hereafter from time to time, permitted pursuant to the general corporation Law of the state of Nevada."

BYLAWS

  Article XII of the Bylaws of the Company provide as follows with respect to indemnification of Officers and Directors:

  "Section 1. Exculpation. No Director or Officer of the Corporation shall be liable for the acts, defaults, or omissions of any other Director or Officer, or for any loss sustained by the Corporation, unless the same has resulted from his own willful misconduct, willful neglect, or gross negligence.

  "Section 2. Indemnification. Each Director and Officer of the Corporation and each person who shall serve at the Corporation's request as a director or officer of another corporation in which the Corporation owns shares of capital stock or of which it is a creditor shall be indemnified by the Corporation to the fullest extent permitted from time to time by the Nevada Revised Statutes against all reasonable costs, expenses and liabilities (including reasonable attorneys' fees) actually and necessarily incurred by or imposed upon him in connection with, or resulting from any claim, action, suit, proceeding, investigation, or inquiry of whatever nature in which he may be involved as a party or otherwise by reason of his being or having been a Director or Officer of the Corporation or such director or officer of such other corporation, whether or not he continues to be a Director or Officer of the Corporation or a director or officer of such other corporation, at the time of the incurring or imposition of such costs, expenses or liabilities, except in relation to matters as to which he shall be finally adjudged in such action, suit, proceeding, investigation, or inquiry to be liable for willful misconduct, willful neglect, or gross negligence toward or on behalf of the Corporation in the performance of his duties as such Director or Officer of the Corporation or as such director or officer of such other corporation. As to whether or not a Director or Officer was liable by reason of willful misconduct, willful neglect, or gross negligence toward or on behalf of the Corporation in the performance of his duties as such Director or Officer of the Corporation or as such director or officer of such other corporation, in the absence of such final adjudication of the existence of such liability, the Board of Directors and each Director and Officer may conclusively rely upon an opinion of independent legal counsel selected by or in the manner designated by the Board of Directors. The foregoing right to indemnification shall be in addition to and not in limitation of all other rights which such person may be entitled as a matter of law, and shall inure to his legal representatives' benefit.

  "Section 3. Liability Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or who is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, association, or other enterprise against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not he is indemnified against such liability by this article XII."

  Provided the terms and conditions of the applicable provisions under Nevada law, the Company's Articles of Incorporation and Bylaws are met, officers, directors, employees, and agents of the Company may be indemnified against any cost, loss, or expense arising out of any liability under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy and is, therefore, unenforceable.

  We intend to enter into indemnity agreements with each of our directors and executive officers to give them additional contractual assurances regarding the scope of the indemnification described above and to provide additional procedural protections. In addition, we have obtained directors' and officers' insurance providing indemnification for our directors, officers and certain employees for certain liabilities. We believe that these indemnification provisions and agreements are necessary to attract and retain qualified directors and officers.

  The limitation of liability and indemnification provisions in our Amended and Restated Certificate of Incorporation and Bylaws may discourage shareholders from bringing a lawsuit against directors for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit our shareholders and us. Furthermore, a stockholder's investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

  At present, there is no pending litigation or proceeding involving any of our directors, officers or employees regarding which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.




ITEM 15. RECENT SALES OF UNREGISTERED STOCK


    Since its incorporation in February 1999, eUniverse has issued and sold unregistered securities in the amounts, at the times, and for the aggregate amounts of consideration listed as follows:

1. On February 24, 1999, as part of its compensation for acting as exclusive placement agent for the sale of the EUI Preferred Stock, Gerard Klauer Mattison & Co., Inc. ("GKM") received warrants to purchase 400,000 shares of Common Stock at an exercise price of $2.75 per share, which became exercisable on April 14, 1999 and expire April 14, 2004. GKM also received warrants to purchase an additional 271,835 shares of common stock of the Company at an exercise price of $2.81 per share, which become exercisable on April 14, 2000 and expire April 14, 2004.

2. On March 3, 1999, the Company issued 250,000 shares of Common Stock for consideration of $1.00 per share to GKM and certain of its affiliates in a private offering pursuant to Rule 506 of Regulation D.


3. On April 14, 1999, the Company issued 1,581,594 shares of its common stock to Joseph Abrams in connection with the Merger Agreement.


4. On April 14, 1999, the Company issued 8,061,000 shares of its common stock to Brad D. Greenspan in connection with the Merger Agreement.


5. On March 3, 1999, eUniverse issued to Leland N. Silvas 200,000 shares of Common Stock in consideration of his acceptance of employment by the Company as President and Chief Executive Officer. See "PRICIPAL SHAREHOLDERS."


6. On April 1, 1999, EUI issued 354,000 shares to approximately 10 persons in consideration of public relations, legal and related services provided to the Company in connection with various activities, including the Preferred Stock Offering and Merger with MCA.

7. On April 14, 1999, EUI acquired from Charles Beilman, the sole shareholder of CD Universe, Inc., one hundred percent of the capital stock of CD Universe, Inc. for a total consideration of $1,915,000 in cash plus 2,425,000 shares of Common Stock. Charles Beilman is the Chief Operating Officer, Chief Technical Officer and a Director of the Company. See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS."


8. On April 14, 1999, EUI sold 1,795,024 shares of its Series A 6% Convertible Preferred Stock in a private offering pursuant to Section 4(2) of the Securities Act and Rule 506 of Regulation D adopted under the Securities Act. The EUI Preferred Stock was sold to a group of approximately 40 purchasers, including Lehman Brothers, Eisenberg Partners and principals of Gerard Klauer Mattison & Co., Inc., all of whom were accredited investors as defined in Rule 501 of Regulation D. The aggregate offering price for the Preferred Stock was $6,598,122. In connection with the Reorganization, the holders of the EUI Preferred Stock exchanged their shares, on a one-to-one basis, for shares of the Company's Preferred Stock having equivalent rights and preferences, as set forth in the Designation of Preferred Stock.


9. On April 14, 1999, EUI merged with and into MCA pursuant to an Agreement and Plan of Reorganization dated April 9, 1999 (the "Merger Agreement"). As contemplated in the Merger Agreement, all of the outstanding shares of EUI were acquired by MCA, and the shareholders of EUI were issued shares of MCA equal to approximately 92% of the shares of MCA outstanding after the transaction. In connection with the merger into MCA, each share of EUI Preferred Stock was exchanged for a share of preferred stock of MCA having identical rights and preferences, and MCA changed its name to eUniverse, Inc.

    Prior to April 14, 1999, MCA issued and sold unregistered securities in the amounts, at the times, and for the aggregate amounts of consideration listed as follows:


1. In October and November, 1997, the Company sold 47,500 shares of its common stock for $9,500 under Rule 504 of Regulation D under the Securities Act.


2. On April 2, 1998 the Company sold 18,750 shares of its common stock for $3,750 under Rule 504.

3. On March 15, 1999, the Company issued 78,000 shares of its common stock to various shareholders in exchange for services rendered in anticipation of the reorganization. The transaction was valued at the cost of the services rendered of $30,060.

4. On March 31, 1999, the Company issued 2,000,000 shares of its common stock to an officer in exchange for services. The transaction was valued at the cost of the services rendered of $40,000.


5. On April 6, 1999, MCA sold 897,835 shares of MCA common stock pursuant to Rule 504 at a price of $1.00 per share to purchasers of the EUI Preferred Stock. These shares were exchanged for shares of freely tradable common stock of the Company as the result of the merger with MCA and name change to eUniverse, Inc. described above.


      Subsequent to the Reorganization, the Company issued and sold unregistered securities in the amounts, at the times, and for the aggregate amounts of consideration listed as follows:


1. As of June 1, 1999, the Company, in exchange for of all of the outstanding shares of the Common Stock of Case's Ladder, issued 700,000 shares of restricted Common Stock of the Company.


2. On June 15, 1999, the Company issued 24,830 shares of restricted common stock to employees of CD Universe under the 1999 Stock Awards Plan. The awards vest on April 14, 2000, subject to the continued employment of such employees.


3. As of June 30, 1999, eUniverse issued 78,125 shares of Common Stock valued at an aggregate price of $1,000,000 in exchange for all the outstanding capital stock of Gamer's Alliance, Inc.


4. As of August 31, 1999, the Company issued 1,800,000 shares of Common Stock valued at an aggregate price of $11,025,000 in exchange for all of the outstanding capital stock of The Big Network, Inc.


Proceeds from the above sales were used for general corporate purposes. Shares were also issued as considerations in the acquisition of other businesses and assets. Such businesses and assets are being and in the Company's current business agreements.


The Company believes that the Rule 504 offers and sales described above were exempt from registration pursuant to Rule 504 of Regulation D under the Securities Act because those offers and sales met all the conditions of Rule 504 as then in effect, including the dollar limitation, and the Company was not at the time of such transactions within any of the categories of issuers prohibited from using Rule 504.

Except for the sales pursuant to Rule 504 described above, the foregoing sales of Common Stock and Preferred Stock were made in reliance upon the exemptions from registration set forth in Section 4(2) of the Securities Act of 1933 and/or Rule 506 of Regulation D promulgated thereunder for transactions not involving a public offering. No underwriters were engaged in connection with the foregoing sales of securities. These sales were made without general solicitation or advertising. Each purchaser was an "accredited investor" or a sophisticated investor with access to all relevant information necessary to evaluate the investment who represented to the Registrant that the shares were being acquired for investment.


ITEM 16. EXHIBITS.


Exhibit
Number    Exhibit Title/Description
------    -------------------------
 3.01     Articles of Incorporation of the Company./(1)/

 3.02 Amended Articles of Incorporation of the Company regarding change of name./(1)/

 3.03 Certificate of Amendment of Articles of Incorporation regarding issuance of Preferred Stock./(1)/

 3.04     Bylaws of the Company./(1)/


 3.05     Amendment to Bylaws./(3)/


 3.06     Designation of Preferred Stock of Motorcycle Centers of America, Inc.
          dated April 7, 1999, as filed with the Secretary of the State of Nevada, which defines the rights and preferences of the Preferred
          Stock of the Company./(1)/

 5*       Opinion of Martin, Lois & Gasparrini, LLC.

10.01     Stock Purchase Agreement by and between Palisades Capital, Inc. and
          Charles Beilman, dated as of October 1, 1998 (the "Stock Purchase
          Agreement")./(1)/

10.02     Amendment to Stock Purchase Agreement, dated December 29, 1998./(1)/

10.03     Amendment No. 2 to Stock Purchase Agreement, dated February 11, 1999.
          /(1)/

10.04     Amendment No. 3 to Stock Purchase Agreement, dated as of March ___,
          1999./(1)/

10.05     Amendment Number 4 to Stock Purchase Agreement, dated as of June 9,
          1999./(1)/

10.06 Agreement and Plan of Reorganization by and among Motorcycle Centers of America, Inc., Entertainment Universe, Inc. and the principal officers of Entertainment Universe, Inc., dated April 9, 1999./(1)/

10.07 Entertainment Universe, Inc. Regulation D Subscription Agreement, dated as of April ___, 1999./(1)/

10.08 Entertainment Universe, Inc. Registration Rights Agreement, dated as of April 1999./(1)/

10.09     Assignment and Assumption Agreement by and between Entertainment
          Universe, Inc. and Motorcycle Centers of America, Inc., dated as of
          April 14, 1999./(1)/

10.10     Stock Purchase Agreement by and among Motorcycle Centers of America,
          Inc. and the shareholders of Case's Ladder, Inc., dated as of April 21, 1999./(1)/

10.11     Contract of Employment by and between Entertainment Universe, Inc.
          and William R. Wagner, dated March 25, 1999./(1)/

10.12     Employment Agreement by and between eUniverse, Inc. and Leland N.
          Silvas, dated as of April 14, 1999./(1)/

10.13     Letter agreement between Entertainment Universe, Inc. and E.P.
          Opportunity Fund, L.L.C. regarding appointment of a director of Entertainment
          Universe, Inc., dated April 6, 1999./(1)/

10.14     Modification and Restatement of Lease by and between Vincenzo Verna
          Trustee d/b/a Harvest Associates and CD Universe, Inc. for the
          Company's office space in Wallingford, Connecticut, dated as of February 1, 1999./(1)/


10.15 Agreement and Plan of Reorganization by and among eUNIVERSE, INC., a Nevada corporation, GAMER'S ALLIANCE, INC., a Missouri corporation, and Larry N. Pevnick and Robin T. Pevnick, Ten Ent., residents of St. Louis County, Missouri, Stan Goldenberg and
          Andrea R. Goldenberg, Ten Ent., residents of St. Louis County,
          Missouri dated as of the 1st of July, 1999./(2)/


10.16     Agreement and Plan of Reorganization by and Among eUniverse, Inc., The
          Big Network, Inc., and Stephen D. Sellers, John V. Hanke and Michael
          Sellers dated July 30, 1999 (effective as of August 31, 1999). /(2)/


10.17     Letter Agreement by and among Brad D. Greenspan, Charles Beilman,
          Stephen D. Sellers and John V. Hanke regarding appointment of a director of eUniverse, Inc., dated as of August 31, 1999. /(2)/


10.18 Employment Agreement by and between eUniverse, Inc. and John Haiduck, dated as of June 17, 1999. /(2)/


10.19     Employment Agreement by and between eUniverse, Inc. and Stephen D.
          Sellers, dated as of August 31, 1999. /(2)/


10.20 Employment Agreement by and between eUniverse, Inc. and John V. Hanke, dated as of August 31, 1999./(2)/


10.21     eUniverse, Inc. Registration Rights Agreement dated July 30, 1999. /(2)/


10.22     Office Sublease, dated July 9, 1999, by and between GOLDEN GATE
          UNIVERSITY, a California non-profit public benefit corporation, and THE BIG NETWORK, INC., a Delaware corporation. /(2)/


10.23     Engagement Letter by and among Gerard Klauer Mattison & Co., Inc.,
          Entertainment Universe, Inc. and Brad Greenspan, dated February 24,
          1999. /(2)/


10.24     Indemnification Agreement by Entertainment Universe, Inc. and Brad
          Greenspan in favor of Gerard Klauer Mattison & Co., Inc. /(2)/


10.25     eUniverse, Inc. 1999 Stock Awards Plan. /(2)/


21.01     Subsidiaries of eUniverse, Inc./(3)/

23.01*    Consent of Martin, Lois & Gasparrini, LLC (Included in Exhibit 5)


23.02     Consent of Jonathan P. Reuben, CPA

23.03     Consent of Cordovono & Harvey, PC

23.04     Consent of Merdinger, Fruchter, Rosen & Corso, PC


23.05     Consent of Merdinger, Fruchter, Rosen & Corso, PC


24.01     Power of Attorney (see signature page of this Registration Statement)


27.01     Financial Data Schedule


/(1)/Incorporated by reference to the Company's Form 10 filed on June 14, 1999 (Registration File No. 0-26355).


/(2)/Incorporated by reference to the Company's Form SB-2 filed on September 13, 1999 (Registration File No. 333-86959).


/(3)/Incorporated by reference to Amendment Number 1 to the Company's Form 10 filed on September 30, 1999 (Registration File No. 0-26355).


* To be filed by amendment.


ITEM 17.  UNDERTAKINGS.


    The undersigned Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

    (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

    (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the commission pursuant to Rule 424 (b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and


    (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1) (i) and (a)(1) (ii) do not apply if the Registration Statement is on From S-3, Form S-8 or Form F-3, and the information required to be, included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15 (d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.


    (2) For purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.


    (4) Insofar as indemnification for liabilities raising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the, foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Wallingford, State of Connecticut, on October 15, 1999.


                        eUniverse, Inc.



                    By: /s/ Leland N. Silvas
                        _______________________________________

                        Leland N. Silvas
                        President and Chief Executive Officer


    The undersigned officers and directors of the registrant hereby severally constitute and appoint Leland N. Silvas, William R. Wagner, Charles Beilman, and Brad D. Greenspan, and each of them, our true and lawful attorney with full power to sign for us and in our names in the capacities indicated below, any and all pre-effective and post-effective amendments to the Registration Statement on Form S-1 filed herewith and any additional registration statements filed pursuant to Rule 462(b) to register additional shares, and generally to do all such things in our names and behalf in our capacities as officers and directors to enable the registrant to comply with the provisions of the Securities Act of 1933, hereby ratifying and confirming our signatures as they may be signed by our said attorney to any and all amendments to said Registration Statement.


Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


/s/ Leland Silvas
_______________________________________
Leland Silvas
President, Chief Executive Officer and Director
(principal executive officer)
Date:__________________________________


/s/ William R. Wagner
_______________________________________
William R. Wagner
Chief Financial Officer
(principal financial officer and principal accounting officer)
Date:__________________________________


/s/ Brad D. Greenspan
_______________________________________
Brad D. Greenspan
Chairman of the Board of Directors
Date:__________________________________


/s/ Charles Beilman
_______________________________________
Charles Beilman
Chief Operating Officer and Director
Date:__________________________________


/s/ Gordon Landies
______________________________________
Gordon Landies
Director
Date:__________________________________